Clifford Chance Pte Ltd
Execution Version
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Confidential

GIMI MS Corporation
as Borrower
ABN Amro Bank N.V.
Clifford Capital Pte. Ltd.
ING Bank N.V.
Natixis
as Mandated Lead Arrangers

ING Bank N.V.
as Facility Agent and Security Trustee
The Financial Institutions Listed Herein
as Lenders
AND
The Financial Institutions Listed Herein
as Hedging Banks

SENIOR SECURED TERM LOAN FACILITY AGREEMENT for a $700,000,000 Term Loan Facility in respect of the conversion of one (1) LNG carrier into a floating liquefaction natural gas facility

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Contents
Clause	Page
Section 1 Interpretation    1
1. Definitions and Interpretation    1
Section 2 The Facility    58
2. The Facility    58
3. Purpose    58
4. Conditions of Utilisation    59
Section 3 Utilisation    61
5. Utilisation    61
Section 4 Repayment, Prepayment and Cancellation    63
6. Repayment    63
7. Illegality, Prepayment and Cancellation    63
8. Restrictions    70
Section 5 Costs of Utilisation    72
9. Interest    72
10. Interest Periods    73
11. Changes to the Calculation of Interest    73
12. Fees    77
Section 6 Additional Payment Obligations    78
13. Tax Gross-Up and Indemnities    78
14. Increased Costs    83
15. Other Indemnities    84
16. Mitigation by the Lenders    89
17. Costs and Expenses    89
Section 7 Representations, Undertakings and Events of Default    91
18. Representations    91
19. Financial Information Undertakings    98
20. Financial Covenants    104
21. General Undertakings    112
22. Conversion Period    117
23. Dealings with Vessel    123
24. Condition and operation of the Vessel    125
25. Insurance    128
26. Minimum Security Value    134

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27. General Project Undertakings    138
28. Project Accounts    142
29. Business Restrictions    151
30. Hedging Agreements    155
31. Events of Default    157
32. Position of Hedging Bank    164
Section 8 Changes to Parties    167
33. Changes to the Lenders    167
34. Changes to the Obligors    172
Section 9 The Finance Parties    174
35. Roles of Facility Agent, Security Trustee and Mandated Lead Arrangers    174
36. Trust and Security Matters    188
37. Enforcement of Transaction Security    192
38. Application of Proceeds    193
39. Reference Banks    197
40. Conduct of business by the Finance Parties    197
41. Sharing among the Finance Parties    197
Section 10 Administration    200
42. Payment Mechanics    200
43. Set-Off    204
44. Notices    204
45. Calculations and Certificates    206
46. Partial Invalidity    207
47. Remedies and Waivers    207
48. Amendments and Waivers    207
49. Confidential Information    210
50. Confidentiality of Funding Rates and Reference Bank Quotations    214
51. Counterparts    215
Section 11 Governing Law and Enforcement    216
52. Governing law    216
53. Arbitration    216
Schedule 1 The Original Parties    217
Schedule 2 Vessel Information    227
Schedule 3 Conditions Precedent    229
Part 1 Conditions Precedent to First Utilisation Request    229
Part 2 Conditions Precedent to each Advance    235

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Schedule 4 Utilisation Request    238
Schedule 5 Selection Notice    239
Schedule 6 Form of Transfer Certificate    240
Schedule 7 Form of Compliance Certificate    243
Schedule 8 Indicative Amortisation Schedule    244
Schedule 9 LTA's Scope of Work    246
Schedule 10 Withdrawal Request    253
Schedule 11 Form of Hedging Bank Accession Undertaking    254

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THIS AGREEMENT is dated 24 October 2019 and made
BETWEEN:
(1)    GIMI MS CORPORATION (the "Borrower");
(2)    ABN AMRO BANK N.V., CLIFFORD CAPITAL PTE. LTD., ING BANK N.V. and NATIXIS as mandated lead arrangers (the "Mandated Lead Arrangers");
(3)    THE FINANCIAL INSTITUTIONS listed in Schedule 1 as the original lenders (the "Original Lenders");
(4)    THE FINANCIAL INSTITUTIONS listed in Schedule 1 as the original hedging banks (the "Original Hedging Banks");
(5)    ING BANK N.V. as facility agent of the other Finance Parties (the "Facility Agent"); and
(6)    ING BANK N.V. as security trustee for the Finance Parties (the "Security Trustee").
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.    Definitions and Interpretation
1.1    Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:
"Acceptable Amount" means, in respect of any Reduction Remedy Period, an amount equal to the scheduled payments of Debt Service (Borrower) due to be paid by the Borrower during such Reduction Remedy Period pursuant to and in accordance this Agreement.
"Acceptable Replacement Guarantor" means:
(a)    in respect of a Golar MLP Drop Down, Golar MLP; and
(b)    in respect of a Keppel MLP Drop Down, KOM, KIT or any other Subsidiary of KCL acceptable to the Lenders provided in each case:
(i)    no Change of Control shall occur as a result of or otherwise following such Keppel MLP Drop Down; and
(ii)    such person shall be in compliance with each of its respective financial covenants, in respect of KOM or KIT, under Clause 20 (Financial covenants) and, in respect of any other Subsidiary of KCL, financial

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covenants to be agreed between KCL and the Majority Lenders at the time of entering into its respective Replacement Guarantee.
"Account" means each of following accounts:
(a)    the Project Accounts; and
(b)    the Free Cash Account,
or any bank account, deposit or certificate of deposit opened, made or established in accordance with Clause 28 (Project Accounts).
"Account Banks" means, in relation to any Project Account, the banks or financial institutions specified as such in Schedule 1 or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.
"Account Security" means, in relation to a Project Account, a deed or other instrument to be executed by the Borrower in favour of the Security Trustee (acting for and on behalf of the Finance Parties) in an agreed form conferring a Security Interest over that Project Account.
"Accounting Reference Date" means:
(a)    in respect of the Borrower, 31 December;
(b)    in respect of the Operator, 31 December;
(c)    in respect of the Original Golar Shareholder, 31 December;
(d)    in respect of the Original Keppel Shareholder, 31 December;
(e)    in respect of the Golar Payment Guarantor (if applicable), 31 December;
(f)    in respect of the Keppel Payment Guarantor (if applicable), 31 December;
(g)    in respect of the Golar Performance Guarantor (if applicable), 31 December;
(h)    in respect of the Keppel Performance Guarantor (if applicable), 31 December, or such other dates as may be notified by the Borrower to the Facility Agent.
"Active Facility" means, at any relevant time, such part of the Total Commitments (whether drawn or undrawn) as is then available for borrowing under this Agreement at such time in accordance with Clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.
"Actual Project Cost" means all Project Costs and other costs incurred to complete the Project (including Project Costs in respect of the Finance Documents) on or before the date on which Final Acceptance occurs.

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"Advance" means, together, the Contract Instalment Advances, the Ancillary Project Cost Advances, the Interest Payment Advances and the Final Advance, and "Advance" means any of them, each being borrowing of a proportion of the Total Commitments by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Agreed Scope of Work" means the LTA's scope of work as set out in Schedule 9 (LTA's Scope of Work).
"Ancillary Project Cost Advance" means an Advance to be made to finance part of the Ancillary Project Costs paid or to be paid by the Borrower drawn down or to be drawn down, by the Borrower in accordance with Clause 3.2 (Use).
"Ancillary Project Costs" means all costs related to the Project which are not Contract Instalments or Interest Payments, including the Debt Service Reserve.
"Anti-Corruption Laws" means (a) the Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977, and (b) and all other laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption which are required to be complied with by any Obligor from time to time.
"Anti-Money Laundering Laws" means:
(a)    the Bank Secrecy Act, as amended by, among other acts, the USA PATRIOT Act of 2001, (Pub. L. No. 107-56);
(b)    the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act, Chapter 65A of Singapore and the Organised Crime Act 2015 of Singapore;
(c)    Money Laundering Regulations 2007 UK;
(d)    the EU First Money Laundering Directive (91/308/EEC) and the EU Second Money Laundering Directive (2001/97/EC), as amended by, the EU Third Money Laundering Directive (2005/60/EC); and
(e)    any other law, regulation, order, decree, financial recordkeeping, reporting requirements or directive of any jurisdiction having the force of law and relating to anti-money laundering which are required to be complied with by any Obligor from time to time.
"Approved Brokers" means Bergvall Marine AS, Nausch, Hogan & Murray and any other broker as maybe agreed from time to time between the Facility Agent and the Borrower.
"Approved Credit Rating" means a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating

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Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.
"Approved Issuer" means any Lender or other financial institution having an Approved Credit Rating.
"Approved Successor" means:
(a)    in the case of a Golar MLP Drop Down, Golar MLP or a direct wholly owned Subsidiary of Golar MLP;
(b)    in the case of a Keppel MLP Drop Down prior to Final Acceptance, subject to (A) KOM continuing as the Keppel Payment Guarantor, and (B) completion of satisfactory "Know your Customer" requirements of the Lenders (in respect of (i) below acting reasonably):
(i)    KIT;
(ii)    any Keppel Fund; and
(iii)    any other Singapore listed business trust sponsored by Keppel Capital;
(c)    in the case of a Keppel MLP Drop Down post Final Acceptance, subject to (A) an Acceptable Replacement Guarantor continuing as the Keppel Performance Guarantor, and (B) completion of satisfactory "Know your Customer" requirements of the Lenders (in respect of (i) below acting reasonably):
(i)    KIT;
(ii)    any Keppel Fund;
(iii)    any other Singapore listed business trust sponsored by Keppel Capital; and
(d)    any other person approved by the Lenders.
"Approved Valuer" means Westwood, Clarksons, IHS Markit, Kennedy Marr, Fearnleys or any company with similar expertise and qualification as may be agreed from time to time between the Facility Agent and the Borrower.
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Auditors" means Ernst & Young or any other internationally recognised firm appointed by the Borrower to act as its statutory auditors.
"Authorisation" means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration, including but not limited to a Project Authorisation and an Environmental Licence.

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"Authority" means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank) in a Relevant Jurisdiction.
"Available Commitment" means a Lender's Commitment minus the amount of its participation in the Loan.
"Available Facility" means the aggregate for the time being of all the Lenders' Available Commitments.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)    in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(b)    in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"Balance" means, in respect of an Account, the cash amount standing to the credit of such Account.
"Base Capacity" has the meaning given to that term in the LOA.
"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.
"Basel II Approach" means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.
"Basel II Regulation" means:
(a)    any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements

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of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and
(b)    any Basel II Approach adopted by a Finance Party or any of its Affiliates.
"Basel III Accord" means, together:
(a)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)    the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"Basel III Increased Cost" means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
"Basel III Regulation" means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation but excluding any amendment of a Basel II Regulation arising out of Basel III.
"Block C8 Owners" means the parties that hold a participating interest in the Mauritania Joint Operating Agreement from time to time.
"Bookrunners" means ABN AMRO Bank N.V., Clifford Capital Pte. Ltd., ING Bank N.V. and Natixis.
"Borrower Share Security Agreement" means each share charge constituting a first Security Interest by the Shareholders in favour of the Security Trustee in the agreed form in respect of all of the shares in the Borrower.
"BP Lessee Credit Support" means the guarantee dated 27 September 2019 and provided by the BP Lessee Credit Support Provider in favour of the Borrower in respect of the BP Lessee Credit Support Provider's Relevant Payment Percentage of the Lessee's obligations to the Borrower under the LOA.

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"BP Lessee Credit Support Provider" means BP Exploration Operating Company Limited, a company incorporated in England whose registered office is at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP.
"Break Costs" means the amount (if any) by which:
(a)    the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)    the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period
"Bridge Financings" has the meaning given to it in Clause 20.7 (KIT Financial Covenants).
"Builder" means Keppel Shipyard Limited, a company incorporated in the Republic of Singapore with its principal office at 51 Pioneer Sector 1, Singapore 628437.
"Builder's Risks Insurances" means:
(a)    all policies and contracts of insurance; and
(b)    all entries of the Vessel in a protection and indemnity or war risks or other mutual insurance association, in the joint names of the Builder and the Borrower in respect of or in connection with the Vessel taken out under the Main Building Contract.
"Bullet Payment" has the meaning given to that term in the LOA.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, London, New York, Paris, Tokyo and Singapore.
"B&V Consortium" means the consortium comprised of:
(a)    Black & Veatch Corporation;
(b)    Black & Veatch Singapore Pte. Ltd.;
(c)    Black & Veatch International Company; and
(d)    Black & Veatch (Beijing) Engineering Design Co., Ltd.,

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and any other Black & Veatch entity that accedes to the Sub-Contract or the Tripartite Agreement.
"Capital Element" has the meaning given to it in Clause 20.3 (Borrower Financial Covenants).
"Cash" has the meaning given to it in Clause 20.7 (KIT Financial Covenants).
"Cash Equivalents" has the meaning given to it in Clause 20.2 (Financial definitions).
"Certificate of Acceptance" means a certificate of acceptance for the FLNG Facility a contemplated by clause 7.13 (Acceptance Testing) of the LOA, substantially in the form set out in schedule 9 (Certificate of Acceptance) of the LOA.
"Change in Location" means, following Final Acceptance, a change in the location of the FLNG Facility from the Permitted Location.
"Change of Control" occurs when:
(a)    at any time prior to the Final Acceptance Date, GLNG or, after a Golar MLP Drop Down, GLNG and/or the Golar Successor, singly or jointly, ceases to be the beneficial owner, directly or indirectly, of at least seventy per cent. (70%) of the total voting power or ownership interest of the Borrower;
(b)    at any time after the Final Acceptance Date, GLNG or, after a Golar MLP Drop Down, GLNG and/or the Golar Successor, singly or jointly, ceases to be the beneficial owner, directly or indirectly, of more than fifty per cent. (50%) of the total voting power or ownership interest of the Borrower;
(c)    at any time prior to the Performance Guarantee Release Date, none of Keppel Capital or, following a Keppel MLP Drop Down, Keppel Capital and/or the Keppel Successors, singly or jointly, owns, directly or indirectly, at least thirty per cent. (30%) of the total voting power or ownership interest of the Borrower;
(d)    in respect of the Golar Payment Guarantor or the Golar Performance Guarantor:
(i)    an entity (in the case Golar MLP, other than GLNG) or person, group of persons or entities acting in concert acquires in excess of fifty per cent. (50%) of the issued share capital (or equivalent) of that Guarantor or exercises the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors (or equivalent) of that Guarantor; or
(ii)    fifty per cent. (50%) of the shares in that Guarantor are no longer listed on the Exchange;

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(e)    following a Golar MLP Drop Down, there is a change in the general partner of Golar MLP;
(f)    following a Keppel MLP Drop Down, neither Keppel Capital nor a wholly or majority owned Subsidiary of KCL jointly or singly is:
(i)    in the case of KIT or a member of the KIT Group, the sponsor or the trustee manager of KIT; or
(ii)    in respect of a Keppel Fund, the sponsor or manager of such Keppel Fund;
(g)    in respect of KOM and each other Acceptable Replacement Guarantor (other than KIT), an entity other than KCL or a wholly owned Subsidiary of KCL or person, group of persons or entities acting in concert acquires in excess of fifty per cent. (50%) of the issued share capital (or equivalent) of KOM or such Acceptable Replacement Guarantor, or exercises the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors (or equivalent) of KOM or such Acceptable Replacement Guarantor; and
(h)    at any time KCL ceases to be the beneficial owner, directly or indirectly, of more than fifty per cent. (50%) of the total voting power or ownership interest of Keppel Capital, provided that no "Change of Control" shall occur (i) if any of the events set out in paragraphs (a) to (h) above occur in respect of an Obligor (or entity referred to therein) prior to it becoming an "Obligor" or after that Obligor that has been released from all of its liabilities under the Finance Documents to which it is a party in accordance with the provisions of such Finance Documents or in respect of a Golar Successor or a Keppel Successor to the extent that it no longer holds a direct or indirect ownership interest in the Borrower, and (ii) in respect of the events set out in paragraphs (a) to (c) above, if the Original Keppel Shareholder exercises its rights under the Shareholder Agreement to increase its shareholding in the Borrower, provided that (x) the guaranteed obligations of the Keppel Payment Guarantor under the Keppel Payment Guarantee shall increase in accordance with the Relevant Payment Percentage applicable to it and (y) after the first increase in the shareholding in the Borrower, any further changes in the shareholding of the Borrower as a result of any Shareholder exercising its respective rights under the Shareholder Agreement must be approved by the Majority Lenders.
"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.
"Classification" means the classification specified in Schedule 2 (Vessel Information) with the Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the Borrower.
"Classification Society" means the classification society specified in Schedule 2 (Vessel Information) or another classification society (being a member of the

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International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Facility Agent) approved by the Majority Lenders as its Classification Society, at the request of the Borrower, such consent not to be unreasonably withheld or delayed.
"COD" has the meaning given to the term "Commercial Operations Date" in the LOA.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means:
(a)    in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and
(b)    in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Compensating Sum" has the meaning given to it in Clause 13.4(b) (Indemnities on after Tax basis).
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise approved.
"Compulsory Acquisition" means requisition for title or other compulsory acquisition, nationalisation, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any government entity or other competent authority, whether de jure or de factor, but shall exclude requisition for use or hire not involving requisition for title.
"Confidential Information" means all information relating to an Obligor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)    any member of any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group or any of its advisers; or
(b)    another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group or any of its advisers,

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in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)    information that:
(A)    is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 49 (Confidential Information); or
(B)    is identified in writing at the time of delivery as non-confidential by any member of any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group or any of its advisers; or
(C)    is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)    any Funding Rate or Reference Bank Quotation.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Borrower and the Facility Agent.
"Confirmation" shall have, in relation to any Hedging Transaction, the meaning given to that term in the relevant Hedging Agreement.
"Confirmation Letter" means each letter delivered by each Lessee Credit Support Provider or its Subsidiary acceptable to the Lenders in favour of the Facility Agent, [*****], in form and substance satisfactory to the Facility Agent.
"Constitutional Documents" means, in respect of an Obligor, such Obligor's memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions Precedent).
"Contract Instalment" has the meaning given to it in Clause 3.2(a)(i) (Use).
"Contract Instalment Advance" means an Advance to be made in accordance with the terms of the Main Building Contract, to finance part of the amount due to the Builder on that day pursuant to the Main Building Contract drawn down or to be drawn down, by the Borrower in accordance with Clause 3.2 (Use).

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"Contract Price" means the price for the conversion of the Vessel into an FLNG Facility payable under the Main Building Contract.
"Conversion Period" means the period commencing on the first Utilisation Date until the Final Acceptance Date.
"Conversion Period Hedging Requirement" has the meaning given to it in Clause 30.2(a)(i) (Hedging).
"Conversion Yard" means any of the shipyards occupied and operated by the Builder or any of its Affiliates.
"Correction Date" means, in respect of a Reduction Date, the second Repayment Date immediately succeeding such Reduction Date.
"Cost Overruns" means:
(a)    that part of the Actual Project Cost which exceeds the Initial Project Budget; and
(b)    in respect of any Project Budget Statement, that part of the projected Total Project Costs which exceeds the Initial Project Budget.
"Costs" means any amount payable by the Borrower under Clause 17 (Costs and expenses).
"CRD IV" means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
"CRR" means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.
"Current Assets" has the meaning given to it in Clause 20.4 (GLNG Financial Covenants).
"Current Liabilities" has the meaning given to it in Clause 20.4 (GLNG Financial Covenants).
"Debt Service (Borrower)" means, for each relevant period, the aggregate of:
(a)    the amount of interest on the Facility which is payable under Clause 9 (Interest);
(b)    each principal amount of the Loans which is scheduled to be repaid under Clause 6 (Repayment); and
(c)    the Net Hedging Expenses; and
(d)    Fees,

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in each case during that period.
"Debt Service (Golar MLP)" has the meaning given to it in Clause 20.5 (Golar MLP Financial Covenants).
"Debt Service Coverage Ratio" has the meaning given to it in Clause 20.3 (Borrower Financial Covenants).
"Debt Service Reserve" means with respect to a Repayment Date, an amount equal to the Debt Service (Borrower) payable during the three month period commencing on such Repayment Date and ending on the next successive Repayment Date but excluding the Total Balloon Amount.
"Debt Service Reserve Account" means the Project Account designated as a "Debt Service Reserve Account" under Clause 28 (Project Accounts).
"Debt Service Retention Account" means the Project Account designated as a "Debt Service Retention Account" under Clause 28 (Project Accounts).
"Delegate" means any delegate, additional trustee or co-trustee appointed by the Security Trustee, a Finance Party or a Receiver in accordance with the Finance Documents.
"Designated Website" has the meaning given to it in Clause 19.11(a) (Use of websites).
"Determination Date" has the meaning given to it in Clause 20.2 (Financial definitions).
"Discharged Rights and Obligations" has the meaning given to it in Clause 33.6(d)(i) (Procedure for transfer).
"Disruption Event" means either or both of:
(a)    a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)    the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)    from performing its payment obligations under the Finance Documents; or
(ii)    from communicating with other Parties in accordance with the terms of the Finance Documents,

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and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Distribution Conditions" means, in respect of a distribution and the applicable Distribution Date, each of the following events:
(a)    no mandatory prepayment or prepayment event under Clause 7 (Illegality, prepayment and cancellation) has occurred and is continuing on such Distribution Date;
(b)    no Potential Event of Default or Event of Default has occurred and is continuing on such Distribution Date;
(c)    Final Acceptance has occurred;
(d)    the scheduled repayment instalment payable on the First Repayment Date has been paid in full;
(e)    the Interest Payment payable on the First Repayment Date has been paid in full;
(f)    no FM Event has occurred prior to and is continuing on such Distribution Date which would have the effect of reducing the Lessee Credit Support Amount in accordance with clause 15.2(g) (Force Majeure) of the LOA as a consequence of a Lessee Credit Support Provider making payments of:
(i)    FM Event Dayrate (as defined in the LOA) to the Borrower; or
(ii)    Project Delay Payments (as defined in the LOA) which have not been reimbursed by the Borrower to the Lessee in accordance with clause 15.5 (Prolonged Project Delay FM) of the LOA;
(g)    on or prior to such Distribution Date, the Borrower has paid in full all amounts (if any) required to be paid pursuant and in accordance with Clause 7.9(b)(i) (Reduction of Lessee Credit Support) such that there is no Shortfall;
(h)    Borrower has a Debt Service Coverage Ratio of at least [*****] for the Relevant DSCR Period immediately prior to such Distribution Date; and
(i)    the Borrower is in compliance with Clause 28 (Project Accounts) and will continue to be in compliance immediately after such Distribution Date.
"Distribution Date" means the date of each proposed transfer to the Free Cash Account in accordance with Clause 28.5(b)(vii) (Earnings Account).
"Distribution Restriction Event" means, at any time, the failure to satisfy any of the Distribution Conditions and, additionally, in the case of any distribution in respect of the shareholding of GLNG, failure to maintain the GLNG Additional Covenant.
"Documentation Bank" means ABN AMRO Bank N.V.

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"DSRA Letter of Credit" means an irrevocable letter of credit issued by an Approved Issuer in favour of the Security Trustee on terms acceptable to the Lenders in an amount equal to the Debt Service Reserve for the purpose of enabling the Borrower to meet its obligations to fund the Debt Service Reserve Account and includes any other letter of credit that may replace it from time to time.
"Earnings" means, in relation to the Vessel and a person, all money at any time payable to that person for or in relation to the use of the Vessel, including the Capital Element of the LOA Dayrate but excluding the Operating Element, FM Event Dayrate, freight, hire and passage moneys, money payable to that person for the provision of services by or from the Vessel or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.
"Earnings Account" means the Project Account designated as the "Earnings Account" under Clause 28 (Project Accounts).
"EBITDA" has the meaning given to it in Clause 20.5 (Golar MLP Financial Covenants).
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"Emissions Performance Standard" has the meaning given to that term in the LOA.
"Environmental Claims" means:
(a)    enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)    any claim made by any other person relating to a Spill.
"Environmental Incident" means any Spill in circumstances where:
(a)    the Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or
(b)    the Vessel may be arrested or attached in connection with any such Environmental Claim.
"Environmental Laws" means all laws, regulations and conventions concerning pollution or protection of human health or the environment.
"Environmental Licence" means any permit, licence, authorisation, consent or other approval required at any time by any relevant Environmental Law for the operation or the Borrower's business or in order for the Borrower to comply with its respective obligations under the Transaction Documents.

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"EPC Contract Documents" means the EPC Contracts and any guarantee or security given to any person for an EPC Contractor's obligations under any EPC Contract including the Parent Guarantees.
"EPC Contractors" means each of the following persons specified in Schedule 2 (Vessel Information):
(a)    the Builder; and
(b)    each entity in the B&V Consortium.
"EPC Contracts" means the conversion contracts specified in Schedule 2 (Vessel Information), consisting of:
(a)    the Main Building Contract;
(b)    the Sub-Contract; and
(c)    the Tripartite Agreement,
and each is an "EPC Contract".
"Equity (KIT)" has the meaning given to that term in Clause 20.7 (KIT Financial Covenants).
"Equity (KOM)" has the meaning given to that term in Clause 20.6 (KOM Financial Covenants).
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Event of Default" means any event or circumstance specified as such in Clause 31 (Events of Default).
"Existing Lender" has the meaning given to it in Clause 33.1 (Assignment and transfers by the Lenders).
"Extended Warranty Period" has the meaning given to that term in the Main Building Contract.
"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Agent" includes any person who may be appointed as such under the Finance Documents.
"Facility Office" means:
(a)    in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or,

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following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or
(b)    in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
"Facility Period" means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.
"Fallback Interest Period" means three (3) Months.
"FATCA" means:
(a)    sections 1471 to 1474 of the Code or any associated regulations;
(b)    any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)    any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(a)    in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)    in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee" means any amount payable by the Borrower under Clause 12 (Fees) (including under any Fee Letter referred to in that Clause).
"Fee Letter" means any letter or letters dated prior to or on or about the date of this Agreement between the Mandated Lead Arrangers and the Borrower, the Facility Agent and the Borrower or the Documentation Bank and the Borrower setting out any

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of the fees referred to in Clause 12 (Fees) and includes any agreement setting out any fees payable to a Finance Party under any other Finance Document.
"Feed Gas" has the meaning given to that term in the LOA.
"Final Acceptance" means the occurrence of the COD under and in accordance with the LOA.
"Final Acceptance Date" is date on which Final Acceptance occurs.
"Final Advance" means the Advance under the Facility in an amount of $70,000,000 to be funded on Final Acceptance.
"Final Repayment Date" means, subject to Clause 42.7 (Business Days), the earlier of
(a)    31 March 2030; and
(b)    the date falling seven (7) years after the Final Acceptance Date, provided that if such date is day which is not a Business Day, the Final Repayment Date will instead be the preceding Business Day.
"Finance Documents" means this Agreement, any Fee Letter, the Security Documents, the Quiet Enjoyment Agreement, the Step In Agreement, the FM Shortfall L/C Procurement Undertaking, any Hedging Agreements, and any other document designated as such by the Facility Agent and the Borrower.
"Finance Party" means the Facility Agent, the Security Trustee, any Mandated Lead Arranger, any Hedging Bank or any Lender (acting in each capacity referred to under this Agreement).
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)    moneys borrowed and debit balances at banks or other financial institutions;
(b)    any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)    any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)    the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable GAAP (or SFRS, as the case may be), be treated as a finance or capital lease (excluding, in relation to any member of the KCL Group and any Keppel Successor incorporated in Singapore, any liabilities arising due to application of SFRS (I) 16);
(e)    receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under applicable GAAP (or SFRS, as the case may be));

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(f)    any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)    any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)    any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under applicable GAAP (or SFRS, as the case may be);
(i)    any amount of any liability under an advance or deferred purchase agreement if (i) one (1) of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;
(j)    any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under applicable GAAP (or SFRS, as the case may be); and
(k)    the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
"Financial Year" means, in respect of each Obligor, the annual accounting period of such Obligor ending on or about the Accounting Reference Date in each year.
"First Currency" has the meaning given to it in Clause 15.1(a) (Currency indemnity).
"First Inspection" has the meaning given to it in Clause 24.8(c) (Inspection and notice of dry-docking).
"First Repayment Date" means, subject to Clause 42.7 (Business Days), the earlier of:
(a)    the date falling six (6) months after the Final Acceptance Date; and
(b)    30 September 2023.
"Flag State" means the country specified in Schedule 2 (Vessel information), or such other state or territory as may be approved by the Lenders, at the request of the Borrower, as being the "Flag State" for the purposes of the Finance Documents.
"FLNG Facility" means a floating liquefaction natural gas facility.

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"FM Event" means, in respect of the Borrower and the Lessee, a force majeure event that affects, prevents or impedes the due performance of the Borrower and/or the Lessee of its respective obligations under the LOA, as further described in clause 15.1(a) (Force Majeure) of the LOA.
"FM Event Dayrate" has the meaning given to that term in the LOA.
"FM Shortfall" means, in the context of the potential termination of the LOA by the Lessee, the maximum anticipated shortfall owing to the Finance Parties under this Agreement following application of the assumed termination payment payable by the Lessee pursuant to clause 15.2(g) (Force Majeure) of the LOA, taking into account the Balance of the Debt Service Reserve Account.
"FM Shortfall L/C Procurement Undertaking" means a several undertaking provided by each Owner Credit Support Provider in favour of the Facility Agent, in a form acceptable to the Lenders, pursuant to which each Owner Credit Support Provider undertakes to notify the Facility Agent of the occurrence of an FM Event (if any) and to procure the issuance of a Letter of Credit by an Approved Issuer in an amount equal to its Relevant Payment Percentage of the FM Shortfall, if required in accordance with the terms of such undertaking.
"Free Cash Account" means the Account designated as a "Free Cash Account" under Clause 28 (Project Accounts).
"Free Liquid Assets (GLNG)" has the meaning given to it in Clause 20.4 (GLNG Financial Covenants).
"Free Liquid Assets (Golar MLP)" has the meaning given to it in Clause 20.5 (Golar MLP Financial Covenants).
"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).
"GAAP" means IFRS or, in respect of the GLNG Group or the Golar MLP Group, the generally accepted accounting principles in the United States of America or, in respect of the KIT Group or KCL Group, SFRS;
"General Assignment" means a first assignment of the Borrower's rights, title and interest in the proceeds of Insurances, the Earnings and Requisition Compensation to be executed by the Borrower in favour of the Security Trustee in the agreed form, subject to the relevant co-ordination arrangements pursuant to and in accordance with, in the case of the EPC Contractors, the Step In Agreement and, in the case of the Lessee, the Quiet Enjoyment Agreement.
"GLNG" means Golar LNG Limited.
"GLNG Additional Covenant" means, in respect of GLNG, a Net Debt (GLNG) to GLNG Consolidated Tangible Net Worth ratio of less than or equal to 2.5:1.0.

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"GLNG Consolidated Tangible Net Worth" has the meaning given to it in Clause 20.4 (GLNG Financial Covenants).
"GLNG Financial Covenants" means the financial covenants of GLNG described in Clause 20.4 (GLNG Financial Covenants).
"GLNG Group" has the meaning given to it in Clause 20.4 (GLNG Financial Covenants).
"Golar Payment Guarantee" means the full, on-demand irrevocable and unconditional payment guarantee dated on or around the date of this Agreement and executed by the Golar Payment Guarantor in favour of the Security Trustee (acting for and on behalf of the Finance Parties) to guarantee the performance of the Borrower under the Finance Documents, in respect of the Golar Payment Guarantor's Relevant Payment Percentage, in form and substance satisfactory to the Lenders.
"Golar Payment Guarantor" means GLNG.
"Golar MLP" means Golar LNG Partners LP.
"Golar MLP Drop Down" means the right of the Original Golar Shareholder to transfer of all or any of its shares in the Borrower to any Golar Successor in accordance with Clause 34.2 (Golar MLP Drop Down).
"Golar MLP Drop Down Conditions" means the conditions set out in Clause 34.4 (MLP Drop Down Conditions).
"Golar MLP Financial Covenants" means the financial covenants of Golar MLP described in Clause 20.5 (Golar MLP Financial Covenants).
"Golar MLP Group" has the meaning given to it in Clause 20.5 (Golar MLP Financial Covenants).
"Golar Performance Guarantee" means the performance guarantee and indemnity dated on or around the date of this Agreement and executed by the Golar Performance Guarantor in favour of the Security Trustee (acting for and on behalf of the Finance Parties) to guarantee the performance of the Borrower and the Operator under the LOA and in relation to any Material Defect, in respect of the Golar Performance Guarantor's Relevant Payment Percentage, in form and substance satisfactory to the Lenders.
"Golar Performance Guarantor" means:
(a)    the Original Golar Performance Guarantor; or
(b)    following a Golar MLP Drop Down, the Original Golar Performance Guarantor and/or Golar MLP, as the case may be, on a several basis for their proportionate share.

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"Golar Successor" means, following a Golar MLP Drop Down, an Approved Successor holding shares in the Original Golar Shareholder or the Borrower, as the case may be.
"GTA Development Plan" means the redacted unit development plan submitted jointly by BP Mauritania Investments Limited and BP Senegal Investments Limited.
"GTA Project" means an LNG export project for the first phase of development of the Unit Area [*****].
"Guarantee" means each of:
(a)    the Payment Guarantees; and
(b)    the Performance Guarantees.
"Guarantee Release Date" means, in relation to a Guarantor, the date on which it has been released from all of its liabilities under its Guarantee in accordance with the terms of that Guarantee being:
(a)    in relation to a Payment Guarantee, the relevant Payment Guarantee Release Date; and
(b)    in relation to a Performance Guarantee, the relevant Performance Guarantee Release Date.
"Guarantor" means each Payment Guarantor and each Performance Guarantor (or any of them).
"Hedging Agreement" means any agreement entered into or to be entered into between the Borrower and a Hedging Bank, comprising an 2002 ISDA Master Agreement and the Schedule thereto and any Confirmation thereunder in the agreed form.
"Hedging Bank" means:
(a)    any Original Hedging Bank; and
(b)    any entity which has become a Party as a Hedging Bank in accordance with Clause 33.9 (Accession of Hedging Banks).
"Hedging Bank Accession Undertaking" means an undertaking substantially in the form set out in Schedule 11 (Form of Hedging Bank Accession Undertaking).
"Hedging Contract Security" means a deed or other instrument executed or to be executed by the Borrower in favour of the Security Trustee in the agreed form conferring a Security Interest over any Hedging Agreements.

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"Hedging Exposure" means, as at any relevant date and in relation to any Hedging Bank, the aggregate of the amount certified by that Hedging Bank to the Facility Agent to be the net amount in dollars:
(a)    in relation to all Hedging Agreements with that Hedging Bank that have been closed out on or prior to the relevant date, that is due and owing by the Borrower to that Hedging Bank in respect of such Hedging Agreements on the relevant date; and
(b)    in relation to all Hedging Agreements with that Hedging Bank that are continuing on the relevant date, that would be payable by the Borrower to that Hedging Bank under (and calculated in accordance with) the early termination provisions of such Hedging Agreements as if an Early Termination Date (as defined in the relevant Hedging Agreement) had occurred on the relevant date in relation to all such continuing Hedging Agreements.
"Hedging Transaction" has, in relation to any Hedging Agreement, the meaning given to the term "Transaction" in that Hedging Agreement.
"Historic Screen Rate" means, in relation to the Loan or any Unpaid Sum, the most recent Screen Rate for dollars and for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum and which is as of a day which is no more than three (3) days before the Quotation Day.
"HMT" means Her Majesty's Treasury.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of IAS regulation 1606/2002.
"Incoming Hedging Bank" means a Hedging Bank that is not also a Mandated Lead Arranger.
"Increased Costs" has the meaning given to that term in paragraph (b) of Clause 14.1 (Increased costs).
"Indemnified Person" means:
(a)    each Finance Party, each Receiver and any Delegate; and
(b)    each Affiliate of a Finance Party.
"Indemnity Sum" has the meaning given to it in Clause 13.4(b) (Indemnities on after Tax basis).
"Indirect Tax" means any goods and service tax, consumption tax, value added or any tax of a similar nature.

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"Information" has the meaning given to that term in paragraph 18.8(f) of Clause 18.8.
"Information Memorandum" means the document dated 30 April 2019 and which, at the Borrower's request and on its behalf, was prepared in relation to this transaction and distributed by the Mandated Lead Arrangers before the date of this Agreement.
"Initial Project Budget" means a budget of Project Costs as at the date of this Agreement being an amount of $1,488,000,000, as shown in the Project Budget Statement.
"Initial Technical Report" means the technical report provided by the LTA to the Lenders prior to the date of the first Utilisation Request under the terms of the Agreed Scope of Work.
"Insurance Advisor" means BankServe Insurance Services or any other reputable insurance consultant familiar with the market with experience of assets of the same type as the Vessel, appointed by the Facility Agent on behalf of the Lenders, with approval of the Borrower (such approval not to be unreasonably withheld or delayed) to review the Insurances, the relevant Finance Documents and, if applicable, the Reinsurances and to report to the Finance Parties whether such Insurances and/or Reinsurances are in full force and effect and in accordance with the requirements under the relevant Finance Documents, the LOA and the EPC Contracts.
"Insurance Assignment" means a first priority assignment of the rights, title and interest in the proceeds of Insurances by each Obligor which is a named co-assured (as applicable) to be executed in favour of the Security Trustee in the agreed form, subject to the relevant coordination arrangements pursuant to and in accordance with the Step In Agreement.
"Insurance Notice" means a notice of assignment in the form scheduled to the General Assignment or in another approved form.
"Insurance Proceeds" means all proceeds of the Insurances (or any part thereof) and Reinsurances (or any part thereof) from time to time received by any Obligor or any Finance Party (other than Total Loss Proceeds, Liability Insurance Proceeds and Loss of Hire Insurance Proceeds).
"Insurance Proceeds Account" means the Project Account designated as an "Insurance Proceeds Account" under Clause 28 (Project Accounts).
"Insurances" means, in relation to the Vessel:
(a)    all policies and contracts of insurance, including any delay in delivery and/or delay in start-up insurance; and
(b)    all entries in a protection and indemnity or war risks or other mutual insurance association,

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in the name of the Vessel's owner or the joint names of its owner and any other person in respect of or in connection with the Vessel and/or its owner's Earnings from the Vessel and includes all benefits thereof (including the right to receive claims and to return of premiums).
"Insurer" means any insurer which is from time to time party to any Reinsurances Security.
"Interbank Market" means the London interbank market.
"Interest Payable" has the meaning given to it in Clause 20.5 (Golar MLP Financial Covenants).
"Interest Payment" has the meaning given to it in Clause 5.6(a) (Interest Payment Advances).
"Interest Payment Advance" means an Advance in respect of interest and/or commitment fees as permitted in accordance with and made pursuant to Clause 5.6(a) (Interest Payment Advances).
"Interest Payment Date" shall have the meaning given to it in Clause 9.2 (Payment of interest).
"Interest Period" means, in relation to the Loan (or any part of the Loan), each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
"Interest Receivable" has the meaning given to it in Clause 20.5 (Golar MLP Financial Covenants).
"Inter-Governmental Co-operation Agreement" means the inter-governmental co-operation agreement entered into between the governments of the Islamic Republic of Mauritania and the Republic of Senegal dated 9 February 2018.
"Interpolated Historic Screen Rate" means, in relation to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)    the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or relevant part of it or Unpaid Sum; and
(b)    the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or relevant part of it or Unpaid Sum, each for the currency of the Loan or relevant part of it or Unpaid Sum and each of which is as of a day which is no more than three (3) days before the Quotation Day for the relevant Interest Period.

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"Interpolated Screen Rate" means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)    the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)    the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each as of 11:00 a.m. on the relevant Quotation Day.
"ISM Code" has the meaning given to it in Clause 24.2 (Defined terms).
"ISPS Code" has the meaning given to it in Clause 24.2 (Defined terms).
"KCL" means Keppel Corporation Limited.
"KCL Group" means:
(a)    KCL; and
(b)    each of KCL's Subsidiaries for the time being and any other entity required to be treated as a Subsidiary in KCL's consolidated accounts in accordance with SFRS and/or any applicable law.
"Keppel Capital" means Keppel Capital Holdings Pte. Ltd.
"Keppel Fund" means a private infrastructure fund managed or sponsored by Keppel Capital or a wholly or majority owned Subsidiary of KCL.
"Keppel MLP Drop Down" means the transfer of all or any of the shares in the Original Keppel Shareholder held by Keppel Capital to a Keppel Successor or by a Keppel Successor to another Keppel Successor (if applicable) in accordance with Clause 34.3 (Keppel MLP Drop Down).
"Keppel Payment Guarantee" means the full, on-demand irrevocable and unconditional payment guarantee dated on or around the date of this Agreement and executed by the Keppel Payment Guarantor in favour of the Security Trustee (acting for and on behalf of the Finance Parties) to guarantee the performance of the Borrower under the Finance Documents, in respect of the Keppel Payment Guarantor's Relevant Payment Percentage, in form and substance satisfactory to the Lenders.
"Keppel Payment Guarantor" means KOM.
"Keppel Performance Guarantee" means the performance guarantee and indemnity dated on or around the date of this Agreement and executed by the Keppel Performance Guarantor in favour of the Security Trustee (acting for and on behalf of the Finance Parties) to guarantee the performance of the Borrower and the Operator

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under the LOA and in relation to any Material Defect, in respect of the Keppel Payment Guarantor's Relevant Payment Percentage, in form and substance satisfactory to the Lenders.
"Keppel Performance Guarantor" means:
(a)    the Original Keppel Performance Guarantor; or
(b)    following a Keppel MLP Drop Down, an Acceptable Replacement Guarantor.
"Keppel Successor" means, following a Keppel MLP Drop Down, each member of the KCL Group and the KIT Group, or a Keppel Fund, in each case, which is an Approved Successor holding shares in the Original Keppel Shareholder.
"KIT" means Keppel Infrastructure Trust.
"KIT Financial Covenants" means the financial covenants of KIT described in Clause 20.7 (KIT Financial Covenants).
"KIT Group" has the meaning given to it in Clause 20.7 (KIT Financial Covenants).
"KOM" means Keppel Offshore & Marine Ltd.
"KOM Financial Covenants" means the financial covenants of KOM described in Clause 20.6 (KOM Financial Covenants).
"Kosmos Lessee Credit Support" means the guarantee dated 27 September 2019 and provided by Kosmos Energy Ltd. as guarantor and BP Exploration Operating Company Limited as indemnitor in favour of BP Mauritania Investments Limited, BP Senegal Investments Limited and the Borrower of the Kosmos Obligors' obligations to the Lessee under the Underlying Documents which has been assigned to the Borrower pursuant to the Kosmos Lessee Credit Support.
"Kosmos Lessee Credit Support Provider" means Kosmos Energy Ltd., a company incorporated in the State of Delaware whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.
"Kosmos Obligors" means:
(a)    Kosmos Energy Mauritania; and
(b)    Kosmos Energy Investments Senegal Limited.
"Last Availability Date" means the earlier of:
(a)    the date falling twenty-four (24) weeks after Final Acceptance; and
(b)    15 September 2023,
or such later date as may be approved by the Lenders.

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"Leasing Loans" has the meaning given to it in Clause 20.2 (Financial definitions).
"Legal Opinion" means any legal opinion delivered to the Facility Agent under Clause 4 (Conditions of Utilisation).
"Legal Reservations" means:
(a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)    the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and
(c)    similar principles, rights and defences under the laws of any Relevant Jurisdiction.
"Lender" means:
(a)    any Original Lender; and
(b)    any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 33 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
"Lessee" means BP Mauritania Investments Limited, a company incorporated and organised under the laws of England and Wales having its registered office at Chertsey Road, Sunbury On Thames, Middlesex, United Kingdom, TW16 7BP, with a registered branch in Mauritania with registration number 94860/GU/15869.
"Lessee Credit Support" means the Lessee Credit Support (as defined in the LOA) in the form of:
(a)    the BP Lessee Credit Support; and
(b)    the Kosmos Lessee Credit Support.
"Lessee Credit Support Amount" means the aggregate amount of the Lessee Credit Support available to the Borrower as determined in accordance with clause 18.1(Lessee Credit Support) of the LOA;
"Lessee Credit Support Provider" means:
(a)    the BP Lessee Credit Support Provider; and
(b)    the Kosmos Lessee Credit Support Provider.

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"Lessee Credit Support Reduction" means a reduction of the Lessee Credit Support Amount.
"Lessee Purchase Option" means the purchase option in respect of the Vessel granted to the Lessee and exercisable in accordance with clause 3.6 (Quiet Enjoyment) and 5 (FLNG Facility Purchase and Purchase Price) of the Quiet Enjoyment Agreement.
"Lessee Purchase Option Price" means the amounts to be paid by the Lessee to the Security Trustee and/or the Borrower pursuant to clause 5 (FLNG Facility Purchase and Purchase Price) of the Quiet Enjoyment Agreement.
"Letter of Credit" means an irrevocable letter of credit issued by an Approved Issuer in favour of the Security Trustee on terms acceptable to the Lenders and includes any other letter of credit that may replace it from time to time.
"Liability Insurance Proceeds" means the proceeds of the Insurances received in respect of protection and indemnity risks and/or any third party liability placements.
"LIBOR" means, in relation to the Loan or any part of it or any Unpaid Sum:
(a)    the applicable Screen Rate as of 11:00 a.m. on the relevant Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum; or
(b)    as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"LNG" means liquified natural gas.
"LNG Specification" has the meaning given to that term in the LOA.
"LOA" means the lease and operate agreement dated 26 February 2019 and entered into between the Borrower and the Lessee in respect of the FLNG Facility, the details of which are provided in Schedule 2 (Vessel Information).
"LOA Dayrate" has the meaning given to the term "Dayrate" in the LOA.
"LOA Documents" means the LOA, any documents supplementing it and any guarantee or security given by any person for the Lessee's obligations under it, including the BP Lessee Credit Support and the Kosmos Lessee Credit Support.
"LOA Liquidated Damages" means all liquidated damages payable by the Lessee to the Borrower under the terms of the LOA whether by way of Standby Dayrate, Project Delay Payment, Bullet Payment or otherwise.
"LOA Reimbursement Period" means the 12-month period commencing on Final Acceptance and each successive 12-month period until the date falling 3 years after Final Acceptance.

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"LOA Termination Payment" means any amount payable to the Borrower by the Lessee upon termination of the LOA by the Lessee.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Loss of Hire Insurance Proceeds" means the proceeds of the Insurances received in respect of loss of hire (if such Insurances are entered into in respect of the Vessel).
"Loss Payable Clauses" means the provisions concerning payment of claims under the Insurances in the form scheduled to the General Assignment and the Insurance Assignment or in another approved form.
"Losses" means any costs, expenses, payments, charges, losses, liabilities, penalties, fines, damages, judgments, orders or other sanctions.
"LTA" means Crondall Energy Consultants Pte. Ltd. or any other technical consultant with experience of assets of the same type as the Vessel appointed by the Facility Agent on behalf of the Lenders with the approval of the Borrower (such consent not to be unreasonably withheld or delayed).
"Main Building Contract" means the amended and restated engineering, procurement, construction, installation and commissioning contract specified in Schedule 2 (Vessel Information) between the Builder and the Borrower dated 13 December 2018 for the repair, modification and conversion of the Vessel into the FLNG Facility.
"Major Casualty" means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
"Major Casualty Amount" means the amount specified as such in Schedule 2 (Vessel Information) or the equivalent in any other currency.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate 66⅔ per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to that reduction).
"Margin" means at all times:
(a)    prior to Final Acceptance, [*****] (the "Pre-COD Margin"); and
(b)    following Final Acceptance, [*****].
"Maritime Labour Convention" means the Maritime Labour Convention adopted by the International Labour Conference at its 94th (Maritime) Session, as amended (MLC, 2006).

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"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders, a material adverse effect on:
(a)    the business, operations, property, condition (financial or otherwise) or (in relation to the Borrower) performance under the LOA of the Borrower or the Operator or the Original Vessel Manager; or
(b)    the ability of an Obligor to perform its obligations under the Finance Documents to which it is a party; or
(c)    the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
"Material Defect" means, during the twelve (12) month period commencing on Final Acceptance, those defects of the Vessel which would:
(a)    result in a failure to achieve a minimum of eighty-five per cent. (85%) Base Capacity taken on average for the last six (6) months of the twelve (12) month period following Final Acceptance; or
(b)    failure of all four (4) trains to achieve an average of at least the Base Capacity over a continuous period of at least seventy-two (72) hours during the twelve (12) months following Final Acceptance; or
(c)    failure to achieve eighty-five per cent. (85%) compliance (on an individual average basis) for the last six (6) months of the twelve (12) month period, with the following performance standards, following Final Acceptance:
(i)    feed gas usage;
(ii)    LNG delivery;
(iii)    LNG specification;
(iv)    emissions; or
(d)    give rise to a right of the Lessee to terminate the LOA,
provided that (i) if a Material Defect pursuant to points (a)-(c) above has been found to inhibit the performance of the Vessel, the release condition would be re-tested (and fulfilled, if the result was positive) by reference to the relevant performance standard(s) referred to above during the one (1) month period following the day on which such Material Defect has been fixed and the LTA has confirmed that this is a sustainable solution, or (ii) if a Material Defect pursuant to paragraph (d) above has been found to exist, the release condition would be fulfilled on the day the Lessee has confirmed to the Borrower that they will not terminate the LOA by reason of such Material Defect.

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"Mauritania Joint Operating Agreement" means the amended and restated joint operating agreement in respect of Block C8 dated 1 December 2014 to which Kosmos Energy Mauritania, BP Mauritania Investments Limited and La Société Mauritanienne de Hydrocarbures et de Patrimoine Minier, as amended from time to time.
"Minimum Value" means, at any time, the amount in dollars which is at that time one hundred and twenty-five per cent. (125%) of the aggregate of the Loan at that time.
"MLP Drop Down" means:
(a)    the Golar MLP Drop Down; or
(b)    the Keppel MLP Drop Down,
as the case may be.
"MLP Drop Down Conditions" means the conditions described in Clause 34.4 (MLP Drop Down Conditions).
"MLP Drop Down Effective Date" means, in respect of an MLP Drop Down, the date on which the MLP Drop Down Conditions have been satisfied.
"MLP Drop Down Legal Opinion" means, in relation to an MLP Drop Down, a legal opinion issued by legal counsel acceptable to the Lenders and addressed to the Facility Agent confirming:
(a)    the validity and enforceability of each Replacement Guarantee and Replacement Share Security; and
(b)    to the extent required by the Facility Agent, certain relevant existing Security Documents identified by the Facility Agent (acting reasonably) remain in full force and effect.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)    (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);
(b)    if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)    if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

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"Monthly Date" means, subject to Clause 42.7 (Business Days), the date falling one (1) month after the Final Acceptance Date and each of the dates falling at monthly intervals after such date prior to the Final Repayment Date.
"Mortgage" means a first priority mortgage of the Vessel in the agreed form to be executed by the Borrower in favour of the Security Trustee.
"Mortgage Period" means the period from the date on or prior to the first Utilisation Date upon which the Mortgage is executed and registered until the date such Mortgage is released and discharged or, if earlier, the Total Loss Date.
"Net Asset" has the meaning given to it in Clause 20.6 (KOM Financial Covenants).
"Net Debt (GLNG)" means, on a consolidated basis, an amount equal to Financial Indebtedness (but excluding any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price) minus Free Liquid Assets (GLNG) and any cash deposits restricted under the terms of such Financial Indebtedness, as evidenced by the consolidated balance sheet for the GLNG Group from time to time.
"Net Debt (Golar MLP)" has the meaning given to it in Clause 20.5 (Golar MLP Financial Covenants).
"Net Debt (KIT)" has the meaning given to it in Clause 20.7 (KIT Financial Covenants).
"Net Debt (KOM)" has the meaning given to it in Clause 20.6 (KOM Financial Covenants).
"New Lender" has the meaning given to that term in Clause 33 (Changes to the Lenders).
"Normal Dayrate" has the meaning given to that term in the LOA.
"Obligors" means each of the Borrower, the Operator, the Original Vessel Manager, the Supervisor, the Shareholders and each Guarantor, only if and to the extent that Guarantor has any liability under its respective Guarantee, and always provided that any reference to an "Obligor" in this Agreement will not apply to a person prior to it becoming an Obligor or after it has ceased to be an Obligor in each case in accordance with this Agreement and the other Finance Documents and "Obligor" means any one of them.
"OFAC" means the Office of Foreign Assets Control of the US Department of Treasury.
"Operating Element" has the meaning given to it in Clause 20.3 (Borrower Financial Covenants).
"Operating Expenses" means all operating expenses, taxes, capital expenditure, payments under the Project Documents (other than the Shareholder Loan

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Agreements), employee costs, insurance premiums and similar amounts payable by the Operator.
"Operating Period" means the period on and from the Scheduled Commissioning Start Date until the date on which all amounts owing to the Finance Parties under this Agreement have been paid in full by or on behalf of the Borrower.
"Operating Period Hedging Requirement" has the meaning given to it in Clause 30.2(a)(ii) (Hedging).
"Operating Services Agreement" means the operating services agreement to be entered into by the Operator and the Vessel Manager relating to the provision of operating management services by the Vessel Manager for the Vessel.
"Operator" means Golar MS Operator S.A.R.L., a Mauritania-incorporated company which is a wholly-owned Subsidiary of the Borrower.
"Operator Account" means the Account designated as an "Operator Account" under Clause 28 (Project Accounts).
"Operator Share Security Agreement" means the share charge constituting a first Security Interest to be executed by the Borrower in favour of the Security Trustee, in the agreed form, in respect of all of the shares in the Operator.
"Operator's Undertaking" means an undertaking by the Operator or any other operator of the Vessel issued to the Security Trustee in the agreed form pursuant to Clause 23.4 (Operator, Supervisor and Vessel Manager).
"Original Financial Statements" means in relation to each of GLNG, Golar MLP, KOM and KIT, the consolidated audited financial statements of that Guarantor for its Financial Year ended being 31 December 2018.
"Original Golar Performance Guarantor" means GLNG.
"Original Golar Shareholder" means Gimi Holding Company Limited, a limited company formed under the laws of Bermuda.
"Original Jurisdiction" means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.
"Original Keppel Performance Guarantor" means KOM.
"Original Keppel Shareholder" means First FLNG Holdings Pte. Ltd.
"Original Obligor" means each party to this Agreement and the Original Security Documents (other than a Finance Party, Insurer or the Lessee).
"Original Owner Credit Support Providers" means GLNG and KOM.

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"Original Security Documents" means:
(a)    each Payment Guarantee;
(b)    each Performance Guarantee;
(c)    the Security Assignment;
(d)    the Mortgage;
(e)    the Insurance Assignment;
(f)    any Reinsurances Security (if applicable);
(g)    the General Assignment;
(h)    each Share Security Agreement;
(i)    the Account Security;
(j)    the Hedging Contract Security;
(k)    the Subordination Deed;
(l)    the Operator's Undertaking;
(m)    the Supervisor's Undertaking; and
(n)    each Vessel Manager's Undertaking.
"Original Shareholders" means the Original Golar Shareholder and the Original Keppel Shareholder.
"Original Vessel Manager" means Golar Management Ltd., a company incorporated in England and Wales with company number 04396172, having its registered office as of the date of this Agreement at 6th Floor, The Zig Zag, 70 Victoria Street, London, SW1 E6SQ, appointed as vessel manager by the Operator in accordance with the Operating Services Agreement.
"Owner Credit Support" means the credit support provided by the Owner Credit Support Providers in favour of the Lessee in respect of the performance of the Borrower in its capacity as "Owner" under the LOA, as described in clause 18.2 (Owner Credit Support) of the LOA.
"Owner Credit Support Provider" means each person providing Owner Credit Support which, at the date of this Agreement is the Original Owner Credit Support Providers.
[*****]
"Paper Form Lender" has the meaning given to it in Clause 19.11(b) (Use of websites).

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"Parent Guarantee" means each guarantee provided pursuant to the terms of the EPC Contracts in support of the obligations of an EPC Contractor under the EPC Contracts.
"Parent Guarantor" means each of the parent guarantors that provides a Parent Guarantee.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Payment Guarantee" means each of:
(a)    the Golar Payment Guarantee; and
(b)    the Keppel Payment Guarantee.
"Payment Guarantee Release Date" means has the meaning given to it in Clause 22.16 (Final Acceptance documents).
"Payment Guarantor" means each of:
(a)    the Golar Payment Guarantor; and
(b)    the Keppel Payment Guarantor.
"Performance Guarantee" means each of:
(a)    the Golar Performance Guarantee; and
(b)    the Keppel Performance Guarantee.
"Performance Guarantee Release Conditions" means:
(a)    an updated Technical Report verifying that any Material Defect has been remedied in accordance with paragraph (b) below; and
(b)    if the Vessel suffers a Material Defect in the period from and including Final Acceptance to and including the date falling twelve (12) Months after Final Acceptance, either (i) in relation to the circumstances set out in paragraphs (a), (b) or (c) of the definition of Material Defect, such Material Defect has been remedied and the LTA has confirmed that such remedy is sustainable, or (ii) in relation to the circumstances set out in paragraph (d) of the definition of Material Defect, the Lessee has confirmed to the Borrower in writing that it will not terminate the LOA by reason of such Material Defect; or
(c)    if the Vessel does not suffer a Material Defect in the period from and including Final Acceptance to and including the date falling twelve (12)

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Months after Final Acceptance, the date falling twelve (12) Months after Final Acceptance.
"Performance Guarantee Release Date" means, in relation to each Performance Guarantee, the date on which the Performance Guarantee Release Conditions have been satisfied.
"Performance Guarantor" means each of:
(a)    the Golar Performance Guarantor; and
(b)    the Keppel Performance Guarantor.
"Permitted Amendments" means any amendment, supplement or other change in the terms of a Project Document which are purely technical in nature and which would not adversely affect the rights or interests of the Finance Parties under the Finance Documents.
"Permitted Financial Indebtedness" means any:
(a)    Financial Indebtedness incurred under, or as expressly permitted by, the Finance Documents;
(b)    Financial Indebtedness in the form of Shareholder Loans;
(c)    Financial Indebtedness incurred in respect of any trade and/or sundry creditors which is not exceeding ninety (90) days; and
(d)    Financial Indebtedness under finance or capital leases of vehicles, plant, machinery equipment or computers provided that the aggregate capital value of all such items so leased by the Borrower under outstanding leases does not exceed $250,000 at any time.
"Permitted Location" means the Site or any location required under the LOA Documents as the Facility Agent may approve.
"Permitted Maritime Liens" means, in relation to the Vessel:
(a)    unless a Potential Event of Default is continuing, any ship repairer's or outfitter's possessory lien in respect of the Vessel for an amount not exceeding the Major Casualty Amount;
(b)    any lien on the Vessel for master's, officer's or crew's wages outstanding in the ordinary course of its trading;
(c)    any lien on the Vessel for salvage;
(d)    maritime liens and liens arising in the ordinary course of business by operation of law and securing obligations not more than thirty (30) days overdue; and

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(e)    prior to Redelivery, and subject to the Step In Agreement, any liens of the EPC Contractors.
"Permitted Security Interests" means, in relation to the Vessel, any Security Interest over it which is:
(a)    granted by the Finance Documents; or
(b)    a Permitted Maritime Lien; or
(c)    is approved by the Lenders.
"Pollutant" means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
"Potential Event of Default" means an Event of Default or any event or circumstance specified in Clause 31 (Events of Default) which would (with the expiry of a grace period, the giving of notice, or any combination of any of the foregoing) be an Event of Default.
"Potential LOA Termination Shortfall" means, in the context of the potential termination of the LOA by the Borrower, the maximum anticipated shortfall owing to the Finance Parties under this Agreement following application of the assumed termination payment payable by the Lessee pursuant to clause 23.8(b) (Consequences of Termination) of the LOA, taking into account the Balance of the Debt Service Reserve Account.
"Pre-COD Margin" has the meaning given to that term in the definition of Margin.
"Preliminary Agreement" means the agreement dated 6 October 2017 between GLNG, BP Senegal Investments Limited and the Lessee setting out the obligations and options regarding two floating LNG facilities for the Greater Tortue/Ahmeyim Field ("GTA") offshore Mauritania and Senegal, as amended from time to time.
"Principal Hedging Banks" means any Hedging Bank that is also a Mandated Lead Arranger.
"Production Bank Account" means the Project Account designated as a "Production Bank Account" under Clause 28 (Project Accounts).
"Production Bank Excess" means, in respect of a given calendar month, the difference (if positive) between:
(a)    all Capital Element received by the Borrower during that month;
minus
(b)    $219,000,000 divided by twelve (12).

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"Prohibited Payment" has the meaning given to such term in applicable Anti-Money Laundering Laws and Anti-Corruption Laws. "Project" means:
(a)    the conversion of the Vessel into an FLNG Facility at the Conversion Yard; and
(b)    the deployment of the FLNG Facility in accordance with the LOA.
"Project Accounts" means each of following accounts:
(a)    the Earnings Account;
(b)    the Insurance Proceeds Account;
(c)    the Debt Service Retention Account;
(d)    the Debt Service Reserve Account; and
(e)    the Production Bank Account.
"Project Authorisation" means all licences, permits, wayleaves, approvals, filings, registrations, exemptions, authorisations and consents (other than Environmental Licences) necessary to be obtained by the Borrower, the Supervisor and/or the Vessel Managers in connection with the Transaction Documents, the Project and all activities related to the Project to be carried out by the Borrower, the Supervisor and/or the Vessel Managers.
"Project Budget Statement" means the statement of projected Total Project Costs prepared by the Borrower and verified by the LTA which has been provided to the Finance Parties on or around the date of this Agreement, in the agreed form as amended and updated from time to time in accordance with this Agreement.
"Project Costs" means all fees, costs and expenses incurred directly or indirectly by the Borrower or Operator under or in connection with Project Documents and the Finance Documents including, without limitation, the cost of the acquisition of the Vessel, the value of the EPC Contracts and costs incurred in respect of the Vessel regarding transit, insurances, permits, operation preparations, project management, installation, commissioning and other miscellaneous project costs, from time to time certified by the LTA upon request of the Facility Agent.
"Project Delay Payment" has the meaning given to that term in the LOA.
"Project Documents" means the Preliminary Agreement, the Shareholder Agreement, the EPC Contract Documents, the LOA Documents, the Project Management and Services Agreement, the Operating Services Agreement and any other document designated as such by the Facility Agent and the Borrower.
"Project Management and Services Agreement" means the project management and services agreement to be entered into by the Borrower and the Supervisor relating to the management by the Supervisor of the conversion of the Vessel into an FLNG Facility, the installation and commissioning of the FLNG Facility, and other services.

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"Project Schedule" is as defined in the LOA.
"Quarter" means, subject to Clause 42.7 (Business Days), each consecutive period of three (3) months commencing on the first Utilisation Date.
"Quarter Date" means the date falling five (5) Business Days prior to the first day of each Quarter.
"Quarterly DSCR Test Date" means each Determination Date in accordance with Clause 20.8 (Financial testing).
"Quarterly Repayment Date" means the First Repayment Date and each date falling at three (3) monthly intervals thereafter for 26 successive quarters;
"Quiet Enjoyment Agreement" means the quiet enjoyment agreement entered into or, as the case may be, to be entered into between the Security Trustee, the Borrower as owner, the Operator and the Lessee.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Facility Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days).
"Receivables" means:
(a)    all Sales Proceeds;
(b)    all LOA Liquidated Damages;
(c)    any LOA Termination Payment payable under the LOA;
(d)    all Total Loss Proceeds;
(e)    all amounts which are received or receivable by the Borrower (or the Security Trustee as assignee) under the EPC Contract Documents;
(f)    the Lessee Purchase Option Price; and
(g)    Tax refunds and other taxes applicable to the Project.
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.
"Recovered Amount" has the meaning given to it in Clause 41.1 (Payments to Finance Parties).
"Recoveries" has the meaning given to it in Clause 38.1 (Order of application).

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"Recovering Finance Party" has the meaning given to it in Clause 41.1 (Payments to Finance Parties).
"Redelivery" means the re-delivery to and acceptance by the Borrower of the Vessel as an FLNG Facility under the terms of the Main Building Contract."Redelivery Date" means the date on which Redelivery occurs.
"Redistributed Amount" has the meaning given to it in Clause 41.4 (Reversal of redistribution).
"Reduction Date" means each date on which there is a Lessee Credit Support Reduction.
"Reduction Remedy Period" means, in respect of a Reduction Date, the period commencing on and from that Reduction Date to and including the applicable Correction Date.
"Reference Bank Quotation" means any quotation supplied to the Facility Agent by a Reference Bank.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:
(a)    (other than where paragraph (b) below applies)] as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or
(b)    if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.
"Reference Banks" means, in relation to LIBOR, the principal London offices of ABN AMRO Bank N.V., ING Bank N.V. and Natixis or such other entities as may be appointed by the Facility Agent in consultation with the Borrower.
"Registry" means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Vessel, the Borrower's title to the Vessel and the Mortgage under the laws of its Flag State, the Borrower's title to such Vessel and the relevant Mortgage under the laws of its Flag State.
"Reinsurances" means any and all policies and contracts of reinsurance which are from time to time in place or taken out or entered into by or / for the benefit of the insurers in relation to any of the Insurances or any renewals or substitutions therefore.
"Reinsurances Security" means any first priority Security Interest over Insurance Proceeds (in respect of the Reinsurances and all benefits thereof including claims of

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whatsoever nature and return of premiums) executed by the Insurer(s) in favour of the Security Trustee in the agreed form.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Borrower Shareholding Percentage" means:
(a)    in respect of the Original Golar Shareholder, seventy per cent. (70%); and
(b)    in respect of the Original Keppel Shareholder, thirty per cent. (30%).
"Relevant DSCR Period" means the preceding three (3) months leading up to and including the Quarterly DSCR Test Date.
"Relevant Hedging Amount" means, in respect of a Hedging Bank, an amount pro rata to its Commitments under the Facility in its capacity as a Lender and, in respect of a Principal Hedging Bank, 1/3 of the aggregate Commitments of the Mandated Lead Arrangers under the Facility.
"Relevant Hedging Requirement" means:
(a)    in respect of the Conversion Period, the Conversion Period Hedging Requirement; and
(b)    in respect of the Operating Period, the Operating Period Hedging Requirement.
"Relevant Jurisdiction" means, in relation to an Obligor:
(a)    its Original Jurisdiction;
(b)    any jurisdiction where any Charged Property owned by it is situated;
(c)    any jurisdiction where it conducts its business; and
(d)    any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Relevant Payment Percentage" means:
(a)    in respect of the Golar Payment Guarantor and the Golar Performance Guarantor, seventy per cent. (70%) (or in the case there is more than one Golar

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Performance Guarantor, an aggregate of seventy per cent. (70%)), as may be reduced as a result of a corresponding increase in the Relevant Payment Percentage of the Keppel Payment Guarantor or the Keppel Performance Guarantor, as the case may be, provided that at all times the aggregate Relevant Payment Percentage of the Payment Guarantors and the Performance Guarantors shall, in each case, be one hundred per cent. (100%);
(b)    in respect of the Keppel Payment Guarantor and the Keppel Performance Guarantor, at least thirty per cent. (30%) (or in the case there is more than one Keppel Performance Guarantor, an aggregate of thirty per cent. (30%)), which amount shall automatically increase to correspond with any increase in the proportion of shares held by the Original Keppel Shareholder in the Borrower;
(c)    in respect of each Owner Credit Support Provider, an amount equivalent to its pro rata share under each Owner Credit Support issued under the LOA;
(d)    in respect of the BP Lessee Credit Support Provider, [*****]; and
(e)    in respect of the Kosmos Lessee Credit Support Provider, [*****].
"Relevant Period" has the meaning given to it in Clause 20.2 (Financial definitions).
"Repayment Date" means:
(a)    the First Repayment Date;
(b)    each Quarterly Repayment Date (other than the First Repayment Date and the Final Repayment Date); and
(c)    the Final Repayment Date.
"Repeating Representations" means each of the representations set out in Clauses 18.2 (Status) to 18.8 (Information) (inclusive), 18.10 (Pari passu ranking), 18.11 (Ranking and effectiveness of security) and 18.17 (No Potential Event of Default).
"Replacement Benchmark" means a benchmark rate which is:
(a)    formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)    the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or
(ii)    any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

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(b)    in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(c)    in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Screen Rate.
"Replacement Guarantee" means, in respect of an MLP Drop Down, a guarantee provided by an Acceptable Replacement Guarantor to the Facility Agent on terms and conditions at least equivalent to:
(a)    in respect of a Golar MLP Drop Down, the Golar Performance Guarantee;
(b)    in respect of a Keppel MLP Drop Down that occurs before Final Acceptance, the Keppel Payment Guarantee; and
(c)    in respect of a Keppel MLP Drop Down that occurs on or after Final Acceptance, but before the Performance Guarantee Release Date, the Keppel Performance Guarantee.
"Replacement Share Security" means, in relation to each Successor following an MLP Drop Down, a share pledge between that Successor and the Security Trustee pursuant to which that Successor grants first priority security over all the shares it acquires in the Borrower (if appropriate).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Requisition Compensation" means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Vessel.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Restricted Party" means a person that is:
(a)    listed on, or owned or controlled by a person listed on any Sanctions List;
(b)    not a natural person and is located or resident in, incorporated or organised under the laws of, or owned or (directly or indirectly) controlled by a person located in, organized under the laws of or acting on behalf of a government of a country or territory that is the target of country-wide or territory-wide Sanctions (including at the date of this Agreement, Cuba, Iran, North Korea, Syria and Sudan); or
(c)    otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by Sanctions from engaging in trade, business or other activities).

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"Sailaway" means, following Redelivery, the departure of the Vessel from anchorage in Singapore to the Site.
"Saint Louis Offshore Profond Block Owners" means the persons who hold a participating interest in the Senegal Joint Operating Agreement from time to time.
"Sale Proceeds" means, in respect of the Vessel, the total proceeds of any sale of the Vessel by the Borrower after the date of this Agreement, including the Lessee Purchase Option Price received by the Borrower (or the Security Trustee) or on its behalf and, if the Vessel is sold in a currency other than dollars, the sales proceeds shall be the amount of dollars which the Borrower is able to purchase with the other currency at a market rate of exchange on the day of receipt of such other currency.
"Sanctioned Country" means any country or territory or government which is the subject to country-wide or territory-wide Sanctions, which as at the date hereof is the Islamic Republic of Iran, the Democratic People’s Republic of Korea, Crimea, Cuba, the Syrian Arab Republic and the Republic of Sudan.
"Sanctions" means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(a)    the United States;
(b)    the Security Counsel of the United Nations;
(c)    the Republic of Singapore;
(d)    the European Union (or any of its current member states);
(e)    the United Kingdom;
(f)    any country in which any Obligor is resident, incorporated or has a place of business; or
(g)    the governments and official institutions and agencies of any of paragraphs (a) to (f) above, including, without limitation, OFAC, the United States Department of State and HMT (together, the "Sanctions Authorities").
"Sanctions Authority" has the meaning given to that term in the definition of Sanctions.
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, or public announcement of a Sanctions designation made by, any Sanctions Authority, each as amended, supplemented or substituted from time to time.
"Scheduled Commissioning Start Date" has the meaning given to that term in the LOA.

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"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.
"Screen Rate Replacement Event" means, in relation to a Screen Rate:
(a)    the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders, and the Borrower materially changed;
(b)
(i)
(A)    the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)    information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;
(ii)    the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;
(iii)    the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)    the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

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(c)    the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)    the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or
(ii)    that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than thirty (30) days; or
(d)    in the opinion of the Majority Lenders and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
"Second Currency" has the meaning given to it in Clause 15.1(a) (Currency indemnity).
"Secured Obligations" means all indebtedness and obligations at any time of any Obligor to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents.
"Secured Property" means:
(a)    the Transaction Security expressed to be granted in favour of the Security Trustee as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)    all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Obligations to the Security Trustee as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Trustee as trustee for the Finance Parties; and
(c)    any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Trustee is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.
"Security Assignment" means an assignment of the Borrower's rights, title and interest in the Project Documents (other than the Shareholder Agreement) to which the Borrower is a party, to be executed by the Borrower in favour of the Security Trustee in the agreed form.
"Security Documents" means:
(a)    the Original Security Documents; and

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(b)    any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.
"Security Interest" means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Trustee" includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under Clause 36.7 (Additional trustees).
"Security Value" means, at any time until the Vessel (as applicable) has become a Total Loss, the amount in dollars which, at that time, is the aggregate of (a) the value of the Vessel (or, if less, the maximum amount capable of being secured by the Mortgage) and (b) the value of any additional security then held by the Security Trustee provided under Clause 26 (Minimum security value), in each case as most recently determined in accordance with this Agreement.
"Selection Notice" means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with Clause 10 (Interest Periods).
"Senegal Joint Operating Agreement" means the joint operating agreement in respect of Saint Louis Offshore Profond Block dated 26 September 2012 between Kosmos Energy Investments Senegal Limited, BP Senegal Investments Limited and La Société des Pétroles Sénégal, as amended from time to time.
"SFRS" means the Singapore Financial Reporting Standards.
"SFRS (I) 16" means Singapore Financial Reporting Standard (International) 16 Leases.
"Share Capital" means, with respect to the Borrower and the Operator, any and all capital stock of any class, shares of any class, interests, quotas, participations or ownership interests or rights in or other equivalents of any kind (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of the Borrower or the Operator (as applicable), now or hereafter outstanding, and any and all rights, warrants, options, subscription bonus or other rights to purchase, subscribe for or acquire title to any of the foregoing.
"Share Security Agreement" means each of the Borrower Share Security Agreement and the Operator Share Security Agreement.
"Shareholder Agreement" means the shareholder agreement entitled the "Shareholders' Deed" between the Original Shareholders and the Borrower dated 16 April 2019 governing the rights and obligations of the Shareholders in relation to their respective shareholdings in the Borrower.
"Shareholder Contribution" means a subscription by the Shareholders for shares in the Share Capital of the Borrower.

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"Shareholder Funding" means the amount of Total Project Costs which have been paid directly by the Shareholders or any of their Affiliates (excluding the Borrower and the Operator) or indirectly by the Shareholders or any of their Affiliates (excluding the Borrower and the Operator) by way of Shareholder Contribution or Shareholder Loan.
"Shareholder Loan Agreement" means any shareholder loan agreement made or to be made between a Shareholder and the Borrower for the provision of a Shareholder Loan.
"Shareholder Loans" means an unsecured loan made by a Shareholder to the Borrower pursuant to a Shareholder Loan Agreement, in each case that is subordinated to the Secured Obligations pursuant to the Subordination Deed.
"Shareholders" means the Original Shareholders and each other person who from time to time owns any share in the capital of the Borrower.
"Sharing Finance Parties" has the meaning given to it in Clause 41.2 (Redistribution of payments).
"Sharing Payment" has the meaning given to it in Clause 41.1(c) (Payments to Finance Parties).
"Shortfall" means, at any time, such part of the Loan (if any) which exceeds the Lessee Credit Support Amount at that time.
"SIAC Rules" has the meaning given to it in Clause 53(a) (Arbitration).
"Site" means the location of the LNG Hub Facilities (as defined in the LOA), located in approximately 33 metres water depth and 10 km from the shoreline, at a distance of 177 km from Dakar and 222 km from Port of Nouakchott.
"Specifications" means the specifications of the Vessel as described in schedule 2 (Technical Specification) of the LOA.
"Spill" means any actual or threatened spill, release or discharge of a Pollutant into the environment.
"Sponsors" means GLNG and Keppel Capital.
"Standby Dayrate" has the meaning given to that term in the LOA.
"Start Date" has the meaning given to it in Clause 12.1(a) (Commitment fee) of this Agreement.
"Step In Agreement" means the step in agreement entered into or, as the case may be, to be entered into between the EPC Contractors, the Borrower as buyer, the Lessee and the Security Trustee.

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"Sub-Contract" means the amended and restated agreement for topsides design, engineering, procurement and commissioning works between the Builder and the B&V Consortium dated 13 December 2018.
"Subordination Deed" means any deed of subordination in the agreed form executed or, as the context may require, to be executed by the Shareholders in favour of the Security Trustee in relation to the assignment of each Shareholder's rights, title and interest in the Shareholder Loan Agreements to which it is a party and the subordination of the Shareholder Loan Agreements to which it is a party to the rights of the Lenders under this Agreement.
"Subsidiary" of a person means any other person:
(a)    directly or indirectly controlled by such person; or
(b)    of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent and a person is a "wholly-owned Subsidiary" of another person if it has no members except that other person and that other person's wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.
"Substantial Cost Overrun" means an increase to the Initial Project Budget in excess of [*****] as a result of Cost Overruns.
"Successor" means:
(a)    in respect of a Golar MLP Drop Down, each Golar Successor; and
(b)    in respect of a Keppel MLP Drop Down, each Keppel Successor, in each case appointed in accordance with Clause 34.4 (MLP Drop Down Conditions).
"Sum" has the meaning given to it in Clause 15.1(a) (Currency indemnity).
"Supervisor" means Golar Management Ltd., a company incorporated in England and Wales with company number 04396172, having its registered office as of the date of this Agreement at 6th Floor, The Zig Zag, 70 Victoria Street, London, SW1 E6SQ, appointed as project manager by the Borrower in accordance with the Project Management and Services Agreement, or any other entity appointed by the Borrower in such capacity that is acceptable to the Lenders.
"Supervisor's Undertaking" means an undertaking by the Supervisor or any other supervisor of the Vessel during the Conversion Period issued to the Security Trustee in the agreed form pursuant to Clause 23.4 (Borrower, Operator, Supervisor and Vessel Manager).
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

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"Technical Bank" means Clifford Capital Pte. Ltd.
"Technical Report" means the Initial Technical Report and each subsequent report provided by the LTA to the Lenders in accordance with this Agreement and under the terms of the Agreed Scope of Work.
"Termination Date" means the earliest to occur of:
(a)    the Total Loss Date;
(b)    the date stipulated by the Facility Agent in any notice issued pursuant to Clause 31.29 (Acceleration) or, where such notice declares the Loan to be repayable on demand, the date of that notice;
(c)    the date on which the Total Commitments are reduced to zero pursuant to Clause 7.5 (Right of cancellation and prepayment in relation to a single Lender);
(d)    the date on which the Borrower is required to make prepayment of the Loan pursuant to Clause 7 (Illegality, prepayment and cancellation); or
(e)    any other date on which the Borrower is obliged to prepay the Loan (or any part thereof) pursuant to the provisions of this Agreement (other than with respect to Clauses 7.1 (Illegality), 7.4 (Voluntary Prepayment) and 7.5 (Right of cancellation and prepayment in relation to a single Lender)).
"Total Balloon Amount" means $306,250,000, as may be reduced in accordance with this Agreement.
"Total Commitments" means the aggregate of the Commitments, being the lower of:
(a)    [*****] of the Total Project Costs; and
(b)    $700,000,000,
at the date of this Agreement.
"Total Debt" has the meaning given to it in Clause 20.7 (KIT Financial Covenants).
"Total Indebtedness" has the meaning given to it in Clause 20.5 (Golar MLP Financial Covenants).
"Total Loss" means, in relation to the Vessel, its:
(a)    actual, constructive, compromised or arranged total loss; or
(b)    permanent requisition for title, confiscation, expropriation, nationalisation, seizure or other compulsory acquisition by a government entity; or
(c)    hijacking, theft, condemnation, capture, seizure, arrest or detention for more than ninety (90) days.

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"Total Loss Date" means, in relation to the Total Loss of the Vessel (as applicable):
(a)    in the case of an actual Total Loss, the date it happened or, if such date is not known, the date on which the Vessel was last reported;
(b)    in the case of a constructive, compromised, agreed or arranged Total Loss, the earliest of:
(i)    the date notice of abandonment of the Vessel is given to its insurers by or on behalf of the Borrower; or
(ii)    if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)    the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Vessel;
(c)    in the case of a permanent requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)    in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date ninety (90) days after the date upon which it happened.
"Total Loss Proceeds" means the proceeds of any policy or contract of insurance or reinsurance arising in respect of any Total Loss or any Requisition Compensation received in respect of a Compulsory Acquisition.
"Total Loss Repayment Date" means, where the Vessel has become a Total Loss, the earlier of:
(a)    the date one hundred and eighty (180) days after its Total Loss Date; and
(b)    the date upon which insurance proceeds and Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
"Total Project Costs" means the aggregate of all Project Costs in relation to the Project, estimated at the date of this Agreement to be an amount not exceeding the Initial Project Budget.
"Transaction Document" means:
(a)    each of the Finance Documents;
(b)    each EPC Contract Document; and
(c)    each LOA Document.
"Transaction Security" means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

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"Transfer Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.
"Transfer Date" means, in relation to a transfer pursuant to a Transfer Certificate, the later of:
(a)    the proposed Transfer Date specified in the Transfer Certificate; and
(b)    the date on which the Facility Agent executes the Transfer Certificate.
"Treasury Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
"Tribunal" has the meaning given to it in Clause 53(b) (Arbitration).
"Tripartite Agreement" means the amended and restated tripartite direct agreement between the Borrower and the EPC Contractors dated 13 December 2018 which regulates the relationship between the Main Building Contract and the Sub-Contract.
"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"Underlying Documents" means:
(a)    the UUOA;
(b)    the Senegal Joint Operating Agreement; and
(c)    the Mauritania Joint Operating Agreement.
"Underwriters" means ABN AMRO Bank N.V., Clifford Capital Pte. Ltd., ING Bank N.V. and Natixis.
"Underwriting Letter" means the mandate letter from the Mandated Lead Arrangers, the Underwriters and the Bookrunners to the Borrower and the Sponsors dated 16 April 2019.
"Unit Area" means the common reservoir of natural gas underlying Block C8, offshore Mauritania, and the Saint Louis Offshore Profond Block, offshore Senegal.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" means the United States of America.

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"US Tax Obligor" means:
(a)    a Borrower which is resident for tax purposes in the US; or
(b)    an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Utilisation" means the making of an Advance.
"Utilisation Date" means the date on which a Utilisation is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
"UUOA" means the unitisation and unit operating agreement to be entered into between the Block C8 Owners and Saint Louis Offshore Profond Block Owners for the development and exploitation of the GTA.
"Vessel" means the FLNG Facility referred to in the LOA as the "FLNG Facility", as further described in Schedule 2 (Vessel Information) currently under conversion pursuant to the EPC Contracts, to be named "GIMI", and registered as an FLNG Facility with the Flag State in the name of the Borrower and includes everything now or in the future belonging to her on board and ashore, including any share and interest in it and its engines, machinery, boats, tackle, outfit, pumps, tools, cranes, equipment, spare gear, belongings and appurtenances which are or become the property of the Borrower and, where the context permits, "Vessel" shall include the manuals and technical records.
"Vessel Manager" means:
(a)    the Operator;
(b)    the Original Vessel Manager; and
(c)    any other entity appointed by the Operator as a manager of the Vessel with the prior written consent of the Lenders and the Lessee.
"Vessel Manager's Undertaking" means an undertaking by each Vessel Manager issued to the Security Trustee in the agreed form pursuant to Clause 23.4 (Operator, Supervisor and Vessel Manager).
"Vessel Operating Budget" has the meaning given to the term "Work Programme and Budget" in the LOA.
"Warranty End Date" means the final day of the Warranty Period or Extended Warranty Period (as applicable).
"Warranty Period" has the meaning given to that term in the Main Building Contract.
"Website Lenders" has the meaning given to it in Clause 19.11(a) (Use of websites).

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"Withdrawal Request" means a notice substantially in the form set out in Schedule 10 (Withdrawal Request).
"Work Programme and Budget" has the meaning given to that term in the LOA.
"Works" means the design, development and construction of the Project and any other works contemplated by the EPC Contracts.
"Write-down and Conversion Powers" means:
(a)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)    in relation to any other applicable Bail-In Legislation:
(i)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)    any similar or analogous powers under that Bail-In Legislation; and
(c)    in relation to any UK Bail-In Legislation:
(i)    any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)    any similar or analogous powers under that UK Bail-In Legislation.

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1.2    Construction
(a)    Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)    Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;
(ii)    a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;
(iii)    words importing the plural shall include the singular and vice versa;
(iv)    a time of day are to Central European time;
(v)    any person includes its successors in title, permitted assignees or transferees;
(vi)    the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;
(vii)    a document in agreed form means:
(A)    where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;
(B)    prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Facility Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Facility Agent;
(viii)    "approved by the Majority Lenders" or "approved by the Lenders" means approved in writing by the Facility Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise "approved" means approved in writing by the Facility Agent (on such conditions as the Facility Agent may impose) and "approval" and "approve" shall be construed accordingly;
(ix)    "assets" includes present and future properties, revenues and rights of every description;

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(x)    the words "include", "includes" and "including" mean without limitation;
(xi)    "charter commitment" means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;
(xii)    "control" of an entity means:
(A)    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)    cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)    appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)    give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(B)    the holding beneficially of more than 50 per cent. of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);
and "controlled" shall be construed accordingly;
(xiii)    the term "disposal" or "dispose" means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one (1) transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;
(xiv)    the "equivalent" of an amount specified in a particular currency (the "specified currency amount") shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Facility Agent (with the relevant exchange rate of any such purchase being the "Facility Agent's spot rate of exchange");

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(xv)    a "government entity" means any government, state or agency of a state;
(xvi)    a "group of Lenders" or a "group of Finance Parties" includes all the Lenders or (as the case may be) all the Finance Parties;
(xvii)    a "guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(xviii)    "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xix)    an "obligation" means any duty, obligation or liability of any kind;
(xx)    something being in the "ordinary course of business" of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);
(xxi)    "pay" or "repay" in Clause 29 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;
(xxii)    a "person" includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(xxiii)    a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation applicable to that Lender;
(xxiv)    "right" means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;
(xxv)    "trustee", "fiduciary" and "fiduciary duty" has in each case the meaning given to such term under applicable law;

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(xxvi)    (i) the "liquidation", "winding up", "dissolution", or "administration" of person or (ii) a "receiver" or "administrative receiver" or "administrator" in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and
(xxvii)    a provision of law is a reference to that provision as amended or re-enacted.
(b)    The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)    Where in this Agreement a provision includes a monetary reference level in one (1) currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.
(d)    Section, clause and Schedule headings are for ease of reference only.
(e)    Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(f)    A Potential Event of Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived or remedied prior to the issuance by the Facility Agent of a notice under Clause 31.29 (Acceleration) in respect of such Event of Default.
1.3    Currency symbols and definitions
(a)    "SGD" denotes the lawful currency of Singapore.
(b)    "$" and "dollars" denote the lawful currency of the United States of America.
1.4    Third party rights
(a)    Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party, another Indemnified Person, the Documentation Bank or the Technical Bank, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999

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(the "Third Parties Act") to enforce or enjoy the benefit of any term of the relevant Finance Document.
(b)    Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)    An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.
1.5    Finance Documents
Where any other Finance Document provides that this Clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.
1.6    Conflict of documents
The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.
SECTION 2
THE FACILITY
2.    The Facility
2.1    The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a senior secured term loan facility in an aggregate amount equal to the Total Commitments.
2.2    Finance Parties' rights and obligations
(a)    The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)    The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

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3.    Purpose
3.1    Purpose
The Borrower shall apply all amounts borrowed under the Facility in accordance with this Clause 3.
3.2    Use
(a)    The Borrower shall apply all amounts borrowed by it under the Facility to pay part of the Total Project Costs, up to an aggregate amount not exceeding the Total Commitments, as follows:
(i)    each Contract Instalment Advance shall be made by the Lenders to the Borrower to finance the instalments as part of the Works described in clause 16.4 (Works) and 16.5 (Sub-Contract Works) of the Main Building Contract (each a "Contract Instalment");
(ii)    each Interest Payment Advance shall be made by the Lenders to the Borrower in order for the Borrower to make Interest Payments in accordance with Clause 5.6 (Interest Payment Advances); and
(iii)    the proceeds of each Ancillary Project Cost Advance shall be applied in financing part of the Ancillary Project Costs or in refinancing or reimbursing any Shareholder Funding in respect of Ancillary Project Costs which has been provided to the Borrower by a Shareholder or its Affiliate.
(b)    Each Utilisation shall only be made in respect of which the Borrower has delivered a Utilisation Request to the Facility Agent.
3.3    Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.    Conditions of Utilisation
4.1    Conditions precedent to first Utilisation Request
The Borrower may not deliver a Utilisation Request in respect of the first Utilisation unless five (5) Business Days prior to the proposed first Utilisation Date, the Facility Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 (Conditions precedent to first Utilisation Request) of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.
4.2    Conditions precedent to each Advance
The Commitments (and each Advance) shall only become available for borrowing under this Agreement if the Facility Agent, or its duly authorised representative, has

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received all of the documents and other evidence listed in Part 2 (Conditions precedent to each Advance) of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.
4.3    Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if:
(a)    no Potential Event of Default is continuing or would result from the proposed Utilisation;
(b)    at all times where the Loan exceeds or will exceed as a result of the proposed Utilisation $300,000,000, the amount of each Advance (other than the Final Advance) does not exceed [*****] of the Project Costs to which that Advance relates, as verified by the LTA;
(c)    following the proposed Utilisation, the Loan does not exceed [*****] of Total Project Costs incurred to date, as verified by the LTA;
(d)    there is no Substantial Cost Overrun (whether realised or forecasted) which has not been resolved in accordance with Clause 22.6 (Substantial Cost Overruns), as verified by the LTA;
(e)    GLNG is in compliance with the GLNG Additional Covenant; and
(f)    in relation to each Utilisation, on the date of the Utilisation Request and on the proposed Utilisation Date, all of the Repeating Representations are true.
4.4    Notice of satisfaction of conditions
The Facility Agent shall notify the Lenders and the Borrower promptly after receipt by it of the documents and evidence referred to in this Clause 4 in form and substance satisfactory to it.
4.5    Waiver of conditions precedent
The conditions in this Clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent acting on the instructions of the Lenders.
SECTION 3
UTILISATION
5.    Utilisation
5.1    Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11:00 a.m. five (5) Business Days before

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the proposed Utilisation Date in the case of the first Utilisation Date and four (4) Business Days for each other Utilisation Date.
5.2    Completion of a Utilisation Request
A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)    the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;
(b)    the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);
(c)    the proposed Interest Period complies with Clause 10 (Interest Periods); and
(d)    it identifies the Advance to be utilised and the purpose for the Utilisation and that purpose complies with Clause 3 (Purpose).
5.3    Currency and amount
(a)    The currency specified in a Utilisation Request must be in dollars.
(b)    The amount of the proposed Advance shall:
(i)    be a minimum of one million dollars ($1,000,000);
(ii)    be in an amount that is a multiple of one million dollars ($1,000,000); and
(iii)    to the extent the Available Facility is less than one million dollars ($1,000,000), be an amount equal to the Available Facility at such time.
5.4    Lenders' participation
(a)    If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.
(b)    The amount of each Lender's participation in each Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance.
(c)    The Facility Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance, in each case by 11:00 a.m. three (3) Business Days prior to the proposed Utilisation Date.
(d)    The Facility Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrower or for its

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account in accordance with the instructions contained in the Utilisation Request.
5.5    Advances
(a)    The aggregate of all Advances shall not exceed:
(i)    the Total Commitments;
(ii)    [*****] of the Total Project Cost incurred to date; and
(iii)    at any time prior to the Final Acceptance Date, six hundred and thirty million dollars ($630,000,000).
(b)    There shall be no more than fifteen (15) Advances (excluding Interest Payment Advances) under the Facility.
5.6    Interest Payment Advances
(a)    On each Interest Payment Date which falls before the Final Acceptance Date, the Lenders shall, unless the Facility Agent has issued a notice pursuant to Clause 31.28 (Acceleration), be deemed to advance to the Borrower a principal amount not exceeding the aggregate amount of interest and commitment fees then due for payment pursuant to Clause 9.2 (Payment of interest) or Clause 12.1 (Commitment Fee) or if less, the balance of the Available Facility (each an "Interest Payment").
(b)    Each amount deemed so advanced pursuant to paragraph (a) above shall be treated as having been made and applied in payment of the interest in respect of which it is advanced and shall for the purposes of this Agreement be treated as an Interest Payment Advance made by the Lenders and shall be capitalised so as to form part of the Loan and shall bear interest in accordance with the other provisions of this Agreement. For the avoidance of doubt, no Utilisation Request need be given by the Borrower in relation to an Interest Payment Advance deemed to be made and applied pursuant to this Clause 5.6.
(c)    The provisions of this Clause 5.6 are without prejudice to the obligation of the Borrower to pay all amounts which are payable under this Agreement when due.
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.    Repayment
6.1    Repayment
The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid on that Repayment Date by Clause 6.2 (Scheduled repayment of Facility).

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6.2    Scheduled repayment of Facility
(a)    To the extent not previously reduced, the Loan shall be repaid by instalments on each Repayment Date by the amount specified in Schedule 8 (Indicative Amortisation Schedule) or as revised by Clause 6.3 (Adjustment of scheduled repayments).
(b)    On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loan shall be repaid in full.
6.3    Adjustment of scheduled repayments
If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under Clause 6.2 (Scheduled repayment of Facility)) before any Repayment Date then such reduction and prepayment shall be treated as reducing the amount of the instalments by which the Loan shall be repaid under Clause 6.2 on any such Repayment Date and the Balloon Amount (as reduced by any earlier operation of this Clause 6.3) in inverse chronological order by its aggregate amount.
7.    Illegality, Prepayment and Cancellation
7.1    Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or a Lender is otherwise unable to perform any of its obligations as contemplated by the Finance Documents or to fund or maintain its participation in the Loan or to receive and fully use any repayment of principal or interest under the Loan as a result of, or due to any potential breach of, any Sanctions or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)    that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
(b)    upon the Facility Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)    the Borrower shall repay that Lender's participation in the Loan on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law), exclusive of any Break Costs, and that Lender's corresponding Commitment shall be cancelled in the amount of the participation repaid.
7.2    Change of control
(a)    The Borrower shall promptly notify the Facility Agent upon any Obligor becoming aware of a Change of Control.

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(b)    If a Change of Control occurs,
(i)    a Lender shall not be obliged to fund a Utilisation; and
(ii)    prior to Final Acceptance, unless such Change of Control is waived by all Lenders, the Agent shall, by not less than ten (10) Business Days' notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding Loan and amounts will become immediately due and payable or
(iii)    on or after Final Acceptance, unless such Change of Control is waived by all Lenders, the Borrower and the Lenders will negotiate in good faith with a view to agreeing terms and conditions for continuing the Facility provided that if an agreement cannot be reached [*****] of the notification under paragraph (a) (or such longer period as the Borrower and all the Lenders agree) (the "Negotiation Period") a Lender may provide written notice to the Agent at any time during the Negotiation Period, provided such time falls [*****] after the notification under paragraph (a), instructing the Agent that:
a)    its Available Commitment under the Facility shall be immediately cancelled; and
b)    its participation in the Loan, together with accrued interest, and all other amounts accrued and owing to such Lender under the Finance Documents are due and payable on the date specified by such Lender in such notice (which must be a date not less than [*****] after the date of such notice);
(iv)    upon receipt of a notice from a Lender under paragraph (iii) above, the Facility Agent shall, promptly notify the Borrower in writing, of such cancellation and that the participation of such Lender in the Loan, together with accrued interest, and all other amounts accrued and owing to such Lender under the Finance Documents are due and payable on the date specified by such Lender in the notice from a Lender under paragraph (iii) above, whereupon the Available Commitment of that Lender under the Facility will be immediately cancelled and the outstanding participation in the Loan and amounts owing to such Lender will become due and payable on such date; and
(v)    if no agreement is reached by the end of the Negotiation Period, the Agent shall, by not less than [*****] notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total

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Commitments will be cancelled and all such outstanding Loan and amounts will become immediately due and payable.
(c)    The occurrence of an MLP Drop Down, in and of itself, shall not constitute a Change of Control.
7.3    Voluntary cancellation
The Borrower may, if it gives the Facility Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part being a minimum amount of $10,000,000 and a multiple of $10,000,000 of any part of the Available Facility.
7.4    Voluntary prepayment
(a)    The Borrower may, if it gives the Facility Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of ten million dollars ($10,000,000)) and is a multiple of ten million dollars ($10,000,000), on the last day of an Interest Period in respect of the amount to be prepaid.
(b)    The Lenders acknowledge and agree that a prepayment of the Loan may be made by a Payment Guarantor pursuant to and in accordance with clause 4.11.2 of the Payment Guarantee to which it is a party.
7.5    Right of cancellation and prepayment in relation to a single Lender
(a)    If:
(i)    any sum payable to any Lender by an Obligor is required to be increased under Clause 13.2 (Tax gross-up); or
(ii)    any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.
(b)    On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)    On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it but,

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if such repayment is made on the last day of an Interest Period, exclusive of any Break Costs.
7.6    Total Loss
On the Total Loss Repayment Date:
(a)    the Total Commitments will be reduced to zero; and
(b)    the Borrower shall prepay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents in full.
7.7    Sale of Vessel
If at any time the Vessel is sold by or on behalf of the Borrower (including to the Lessee following the exercise of the Lessee Purchase Option), the Borrower shall immediately upon the sale of the Vessel prepay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents in full, whereupon the Total Commitments shall be reduced to zero.
7.8    LOA and Lessee Credit Support
(a)    All LOA Liquidated Damages (except the Bullet Payment, which is considered in Clause 28.12 (Potential LOA Termination Shortfall)) payable by the Lessee to the Borrower:
(i)    before the occurrence of Final Acceptance, provided no Potential Event of Default is existing and subject to Lenders being satisfied that:
(A)    the Borrower has and maintains sufficient funds in the Earnings Account to pay its ongoing payment obligations under Clauses 28.5(b)(i) and (iii) of this Agreement due and/or payable in the Quarter following such payment;
(B)    at such time, the aggregate amount available under the Lessee Credit Support is maintained at a level that is equal to or greater than the value of the outstanding Loan, shall be applied in accordance with the Project Documents or against any Loss incurred by the Borrower as a result of the events that led to the payment of LOA Liquidated Damages, as verified by the LTA; and
(ii)    following the occurrence of Final Acceptance, shall be applied on a quarterly basis in full in prepayment of the Loan in inverse order of maturity.
(b)    All FM Event Dayrate payable by the Lessee to the Borrower in respect of an FM Event shall be applied:
(i)    first, to repay the Loan in accordance with Clause 6 (Repayment), accrued interest on the Loan in accordance with Clause 9 (Interest) and

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other amounts payable in accordance with paragraphs (i) to (iii) of Clause 28.5(Payment Cascade); and
(ii)    second, to the extent there is any residual amount after making the payments described in paragraph (i) above, such residual amount shall be applied in full in prepayment of the Loan in inverse order of maturity.
(c)    If:
(i)    the (A) LOA or any Lessee Credit Support is for any reason and by any method terminated, repudiated or rescinded, or (B) the Lessee breaches clause 31 (Business Principles) of the LOA;
(ii)    if the Vessel is requisitioned, expropriated, confiscated, nationalised or seized by either or both of the States (as defined in the LOA);
(iii)    the Vessel is not delivered to and accepted by the Lessee under the LOA by the Last Availability Date;
(iv)    the LOA ceases to be in full force and effect (other than through expiry by lapse of time or fulfilment of all obligations thereunder);
(v)    any Lessee Credit Support ceases to be in full force and effect (other than through expiry by lapse of time or fulfilment of all obligations thereunder);
(vi)    the Borrower consents to a change, release or waiver of a Lessee Credit Support Provider or any of its obligations under the Lessee Credit Support to which it is a party without first obtaining the prior written consent from the Lenders in respect of such change, release or waiver;
(vii)    an Insolvency Event (as defined in the LOA) occurs in respect of a Lessee Credit Support Provider;
(viii)    there is any release or reduction of any Lessee Credit Support without the prior written consent of the Lenders as a result of any assignment or novation of the LOA by the Lessee pursuant to clause 27.3 (Assignment by Lessee) or 27.4 (Novation) of the LOA;
(ix)    any Lessee Credit Support Provider fails to meet its payment obligations under its respective Lessee Credit Support as and when such payment obligations fall due;
(x)    the LOA Termination Payment is made or is payable; or
(xi)    the Vessel is withdrawn from service under the LOA before the time the LOA was scheduled to expire,

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the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date of such notice, cancel the Total Commitments.
(d)    The Borrower shall on the date falling thirty (30) days after on the date such cancellation takes effect (or, if earlier, on the date the LOA Termination Payment is paid) prepay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents in full, whereupon the Total Commitments shall be reduced to zero.
7.9    Reduction of Lessee Credit Support
(a)    The Borrower shall promptly notify the Facility Agent upon any reduction of the Lessee Credit Support which is not a scheduled reduction in accordance with clause 18.1(c) (Lessee Credit Support) of the LOA.
(b)    If, following a Lessee Credit Support Reduction, there is a Shortfall not exceeding the Acceptable Amount:
(i)    the Borrower shall remedy such Shortfall by paying the Acceptable Amount during the Reduction Remedy Period in accordance with this Agreement; and
(ii)    until the date on which such Shortfall is remedied in full (which shall be on or prior to the Correction Date), there shall be a Distribution Restriction Event to enable the Borrower to accumulate cash in the Earnings Account which shall be held as cash collateral until such Shortfall is remedied.
(c)    If the Shortfall exceeds the Acceptable Amount and the Borrower and the Lenders are unable to determine (acting reasonably) that such Shortfall is capable of remedy by the Correction Date, there will be a mandatory prepayment of an amount that would rectify the Shortfall, such amount to be paid within fifteen (15) Business Days of the relevant Reduction Date.
7.10    EPC Contracts
If:
(a)    an EPC Contractor breaches the Main Building Contract or the Tripartite Agreement and such breach gives rise to a right to terminate such EPC Contract and the EPC Contractors have been unable to remedy such breach within the relevant cure periods provided for in such EPC Contract (if any) or the Main Building Contract is terminated, cancelled or rescinded; and/or
(b)    an EPC Contractor breaches the Tripartite Agreement and such breach adversely affects the rights of the Borrower in respect of the novation of an EPC Contract or the Tripartite Agreement is terminated, cancelled or rescinded; and/or

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(c)    the Sub-Contract is terminated, cancelled or rescinded or (if applicable) has not been novated to the Borrower pursuant to and in accordance with the Tripartite Agreement, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date falling fifteen (15) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments. The Borrower shall on the date such cancellation takes effect prepay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents in full whereupon the Total Commitments shall be reduced to zero.
7.11    Step In Agreement and Confirmation Letters
If:
(a)    any breach occurs by any EPC Contractor or the Lessee under the Step In Agreement; or
(b)    any misrepresentation occurring in respect of the relevant representation(s) therein occurs by a Lessee Credit Support Provider or, as the case may be, its Subsidiary under the Confirmation Letter provided by it, then the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date falling fifteen (15) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments. The Borrower shall on the date such cancellation takes effect prepay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents in full whereupon the Total Commitments shall be reduced to zero.
7.12    Sanctions and the EU Blocking Regulation
(a)    If a Lender is in breach of any Sanctions in relation to this Facility applicable to it, the consequence of which is that all Lenders are required to withdraw their funding and all other obligations under this Agreement, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments always provided that, (in its discretion) if the affected Lender's breach can be dealt with by cancellation of the affected Lender's Available Commitment, only the affected Lender's Available Commitment will be cancelled. The Borrower shall on the date falling fifteen (15) Business Days after the date such cancellation takes effect prepay the Loan or, if only the affected Lender's Available Commitment is cancelled, only such affected Lender's participation in the Loan, together with accrued interest on such amount prepaid, and all other amounts accrued under the Finance Documents in full or, in the case of only the affected Lender's Available Commitment being cancelled, only such Lender's proportion of such amounts whereupon the Total Commitments or

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the affected Lender's Available Commitment (as relevant) shall be reduced to zero.
(b)    Any provision of the Finance Documents concerning Sanctions shall only apply if and to the extent that it does not breach any provision of Council Regulation (EC) No 2271/96 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom) or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung).
7.13    Automatic cancellation
Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.
8.    Restrictions
8.1    Notices of cancellation and prepayment
Any notice of cancellation or prepayment given by any Party under Clause 7 (Illegality, prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
8.2    Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
8.3    No reborrowing
The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.
8.4    Prepayment in accordance with Agreement
The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
8.5    No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
8.6    Facility Agent's receipt of notices
If the Facility Agent receives a notice under Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

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8.7    Effect of repayment and prepayment on Commitments
If all or part of any Lender's participation in the Loan is repaid or prepaid, an amount of that Lender's Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.
8.8    Application of cancellations
If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under Clause 7.1 (Illegality) and Clause 7.5 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced rateably.
8.9    Application of prepayments
(a)    Any prepayment required as a result of a cancellation in full of an individual Lender's Commitment under Clause 7.1 (Illegality) or Clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender's participation in the Loan.
(b)    Any other prepayment shall be applied pro rata to each Lender's participation in the Loan and against the outstanding repayment instalments (including the Balloon Amount) in inverse order of maturity.
8.10    Reduction in hedging exposure on prepayment
Any prepayment under this Agreement shall be made together with payment on the same date to any Hedging Bank of any amount falling due to the relevant Hedging Bank under a Hedging Agreement as a result of the termination or close out of that Hedging Agreement or any Hedging Transaction under it in accordance with Clause 30.3 (Unwinding of Hedging Agreements) in relation to that prepayment.
SECTION 5
COSTS OF UTILISATION
9.    Interest
9.1    Calculation of interest
The rate of interest on the Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)    Margin; and
(b)    LIBOR.
9.2    Payment of interest
The Borrower shall pay accrued interest on the Loan (or any relevant part of it) (an "Interest Payment Date") on the last day of each Interest Period (and, if an Interest

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Period is longer than three (3) Months, on the dates falling at three (3) Monthly intervals after the first day of that Interest Period).
9.3    Default interest
(a)    If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Agreement) to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).
(b)    Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Facility Agent.
(c)    If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:
(i)    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and
(ii)    the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.
(d)    Default interest payable under this Clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
9.4    Notification of rates of interest
(a)    The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)    The Facility Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan (or any relevant part of it).
10.    Interest Periods
10.1    Selection of Interest Periods
(a)    The Borrower may select an Interest Period for the first Advance in the Utilisation Request for that Advance and (after the first Advance has been borrowed) may select an Interest Period for the Loan in a Selection Notice.

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(b)    Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrower not later than 11:00 a.m. four (4) Business Days before the last day of the then current Interest Period.
(c)    If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (a) above, the relevant Interest Period will be three (3) Months.
(d)    Subject to this Clause 10, the Borrower may select an Interest Period of three (3) or six (6) Months only.
(e)    No Interest Period shall extend beyond the Final Repayment Date.
10.2    Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11.    Changes to the Calculation of Interest
11.1    Unavailability of Screen Rate
(a)    If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.
(b)    If no Screen Rate is available for LIBOR for:
(i)    dollars; or
(ii)    the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate, the Interest Period shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and LIBOR for that shortened Interest Period shall be determined pursuant to the definition of LIBOR.
(c)    If an Interest Period is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR for:
(i)    dollars; or
(ii)    the relevant Interest Period,
LIBOR shall be the Historic Screen Rate for the Loan or relevant part of it or Unpaid Sum.

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(d)    If paragraph (c) above applies but no Historic Screen Rate is available for the relevant Interest Period, LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period.
(e)    If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the relevant Interest Period shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and LIBOR shall be the Reference Bank Rate as of noon on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.
(f)    If paragraph (e) above applies but no Reference Bank Rate is available for LIBOR there shall be no LIBOR for that Interest Period and Clause 11.4 (Cost of funds) shall apply for that Interest Period.
11.2    Absence of quotations
(a)    Subject to paragraph (b) below, if LIBOR for an Interest Period is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the relevant Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
(b)    If at or about noon on the relevant Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period.
11.3    Market disruption
If before close of business in London on the Quotation Day for an Interest Period the Facility Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed thirty (30) per cent. of the Loan) that the cost to it of funding its participation in the Loan or relevant part of it from the wholesale market for dollars would be in excess of LIBOR then Clause 11.4 (Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.
11.4    Cost of funds
(a)    If this Clause 11.4 applies, the rate of interest on each Lender's share of the Loan or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)    the Margin; and
(ii)    the rate notified to the Facility Agent by that Lender as soon as possible and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or relevant part of it.

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(b)    If this Clause 11.4 applies and the Facility Agent or the Borrower so require, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)    Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)    If this Clause 11.4 applies pursuant to Clause 11.3 (Market disruption) and:
(i)    a Lender's Funding Rate is less than LIBOR; or
(ii)    a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in the Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.
11.5    Notification to Borrower
If Clause 11.4 (Cost of funds) applies, the Facility Agent shall, as soon as is practicable, notify the Borrower.
11.6    Negotiation of Replacement Benchmark
(a)    If this Clause 11.6 applies, the Facility Agent shall, as soon as is practicable, notify the Borrower (the date of such notification being the "Screen Rate Replacement Date").
(b)    If a Screen Rate Replacement Event has occurred, the Lenders and the Borrower shall enter into negotiations with a view to agreeing on a Replacement Benchmark and any other amendment or waiver which relates to:
(i)    aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(ii)    enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(iii)    implementing market conventions applicable to that Replacement Benchmark;
(iv)    providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(v)    adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if

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any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation).
(c)    Until such time as a Replacement Benchmark and related amendments have been agreed and without prejudice to the obligation of the Parties to enter into negotiations with a view to agreeing a Replacement Benchmark pursuant to Clause 11.6(a) above, for any Interest Period starting on or after the Screen Rate Replacement Date, LIBOR shall be replaced by the rate notified by the Facility Agent two (2) Business Days prior to the first day of the Interest Period, to be that which expresses as a percentage rate per annum the weighted average of the rates notified to the Facility Agent by each Lender of such Lender funding an amount equal to its participation in the Loan during the relevant Interest Period from whatever source it may reasonably select, and if such amount is less than zero then it shall be deemed to be zero.
(d)    If this Clause 11.6 applies and a Lender does not supply on quotation by the time specified in paragraph (c) above, that Lender and its participation in the Loan shall be discounted for the purposes of paragraph (c) above.
(e)    For the avoidance of doubt, Clause 11.3 (Market disruption) shall not apply following the Screen Rate Replacement Date.
11.7    Break Costs
(a)    The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any relevant part of it or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that relevant part of it or Unpaid Sum, provided that no Break Costs shall be payable by the Borrower in respect of the repayment of any Lender's participation in the Loan in accordance with Clause 7.1 (Illegality) or Clause 7.5 (Right of cancellation and prepayment in relation to a single Lender).
(b)    Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
12.    Fees
12.1    Commitment fee
(a)    The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in dollars computed at the rate of [*****], calculated on the daily undrawn Available Facility from the date of this Agreement (the "Start Date") to the date of payment of the accrued commitment fee pursuant to paragraph (b) below.

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(b)    The Borrower shall pay the accrued commitment fee on the last day of the period of three Months commencing on the Start Date, on the last day of each successive period of three Months, on the Last Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender's Available Commitment at the time the cancellation is effective.
12.2    Arrangement fee
The Borrower shall pay to the Mandated Lead Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.
12.3    Agency fee
The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
12.4    Documentation Bank fee
The Borrower shall pay to the Documentation Bank (for its own account) a documentation fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.    Tax Gross-Up and Indemnities
13.1    Definitions
(a)    In this Agreement:
"Protected Party" means a Finance Party or, in relation to Clause 15.4 (Indemnity concerning security) and Clause 15.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under Clause 15.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Agreement) other than a FATCA Deduction.
(b)    Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

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13.2    Tax gross-up
(a)    Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)    The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)    If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)    If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)    Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
13.3    Tax indemnity
(a)    The Borrower shall (within five (5) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party has been notified will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)    Paragraph (a) above shall not apply:
(i)    with respect to any Tax assessed on a Finance Party:
(A)    under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

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(B)    under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)    to the extent a loss, liability or cost:
(A)    is compensated for by an increased payment under Clause 13.2 (Tax gross-up);
(B)    would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or
(C)    relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.
(c)    A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.
(d)    A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.
(e)    If an Obligor makes a Tax Payment and the relevant Protected Party has been notified that:
(i)    a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax payment or to a Tax Deduction in consequence of which that Tax payment was received; and
(ii)    that Protected Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Protected Party has been notified will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax payment not been required to be made by the Obligor.
13.4    Indemnities on after Tax basis
(a)    If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in

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discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be reasonably evidenced to be required to make up the relevant deficit.
(b)    If and to the extent that any sum (the "Indemnity Sum") constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the "Compensating Sum") as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall be reasonably evidenced to reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.
(c)    For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.
13.5    Stamp taxes
The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any reasonably documented cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.6    Indirect Tax
(a)    All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document and the Finance Party is required to account for that Indirect Tax, that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.
(b)    Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

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13.7    FATCA Information
(a)    Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)    confirm to that other Party whether it is:
(A)    a FATCA Exempt Party; or
(B)    not a FATCA Exempt Party;
(ii)    supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)    supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)    If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)    Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)    any law or regulation;
(ii)    any fiduciary duty; or
(iii)    any duty of confidentiality
(d)    If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)    If the Borrower is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:
(i)    where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

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(ii)    where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or
(iii)    where the Borrower is not a US Tax Obligor, the date of a request from the Facility Agent, supply to the Facility Agent:
(A)    a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)    any withholding statement or other document, Authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)    The Facility Agent shall provide any withholding certificate, withholding statement, document, Authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)    If any withholding certificate, withholding statement, document, Authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, Authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, Authorisation or waiver to the Borrower.
(h)    The Facility Agent may rely on any withholding certificate, withholding statement, document, Authorisation or waiver it receives from a Lender pursuant to paragraphs (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.
13.8    FATCA Deduction
(a)    Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)    Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

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14.    Increased Costs
14.1    Increased costs
(a)    Subject to Clause 14.3 (Exceptions), the Borrower shall, within five (5) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:
(i)    arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or
(ii)    is a Basel III Increased Cost.
(b)    In this Agreement "Increased Costs" means:
(i)    a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)    an additional or increased cost; or
(iii)    a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2    Increased cost claims
(a)    A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.
(b)    Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
14.3    Exceptions
(a)    Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)    attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)    attributable to a FATCA Deduction required to be made by a Party;

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(iii)    compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or
(iv)    attributable to the wilful or grossly negligent breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)    In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in Clause 13.1 (Definitions).
15.    Other Indemnities
15.1    Currency indemnity
(a)    If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)    making or filing a claim or proof against that Obligor; and/or
(ii)    obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)    Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2    Other indemnities
The Borrower shall (or shall procure that another Obligor will), within five (5) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:
(a)    the occurrence of any Event of Default;
(b)    a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of Clause 41 (Sharing among the Finance Parties);
(c)    funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of

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the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)    the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3    Indemnity to the Facility Agent, the Security Trustee and the Technical Bank
The Borrower shall promptly indemnify the Facility Agent, the Security Trustee and the Technical Bank against:
(a)    any and all Losses (together with any applicable Indirect Taxes) incurred by the Facility Agent, the Security Trustee or the Technical Bank (acting reasonably) as a result of:
(i)    investigating any event which it reasonably believes is a Potential Event of Default;
(ii)    acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)    instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors, the LTA or other professional advisers or experts as permitted under the Finance Documents or desirable; or
(iv)    any action taken by the Facility Agent, the Security Trustee or the Technical Bank or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents, and
(b)    any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable Indirect Taxes) incurred by the Facility Agent, the Security Trustee or the Technical Bank (otherwise than by reason of the Facility Agent's, the Security Trustee's or the Technical Bank's gross negligence, fraud or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 42.11 (Disruption to payment systems etc.) notwithstanding the Facility Agent's or the Security Trustee's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent or the Security Trustee under the Finance Documents).

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15.4    Indemnity concerning security
(a)    The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable Indirect Taxes) incurred by it as a result of:
(i)    any failure by the Borrower to comply with its obligations under Clause 17 (Costs and expenses) or any similar provision in any other Finance Document;
(ii)    acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)    the taking, holding, protection or enforcement of the Transaction Security;
(iv)    the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Trustee and/or any other Finance Party and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Trustee's and/or other Finance Party's, Receiver's or Delegate's gross negligence or wilful misconduct);
(v)    any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)    any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);
(vii)    instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(viii)    (in the case of the Security Trustee and/or any other Finance Party, any Receiver and any Delegate) acting as Security Trustee and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Trustee's and/or other Finance Party's, Receiver's or Delegate's gross negligence or wilful misconduct).
(b)    The Security Trustee may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

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15.5    General Operating Indemnity
Until all Secured Obligations (excepting the indemnity obligations arising solely under this Clause 15.5 after repayment of all other Secured Obligations) have been repaid in full, the Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify each Indemnified Person against all Losses directly or indirectly incurred by it:
(a)    as a result of a Finance Party exercising its rights under and in accordance with the Finance Documents:
(i)    to maintain value, to operate, possess or dispose of the Vessel (at its current location or elsewhere);
(ii)    to complete the Vessel in accordance with the LOA to achieve Final Acceptance; and
(iii)    in ensuring or procuring performance of the obligations of an Obligor under the Project Documents (or any of them), whether or not Losses may be attributable to any defect in the Vessel (or any part thereof) or to the design, construction or use thereof or from any maintenance, service, repair, overhaul, inspection or to any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise (whether prior to, during or after termination of this Agreement) and whether or not the Vessel is in the possession or control of the Borrower, the Operator or the Original Vessel Manager or any other Obligor, and where such actions shall be carried out by or on behalf of the Finance Parties with due regard for the mitigation of any Losses, in observance of the terms of the Project Documents (where relevant) and as to the standard of a prudent operator; and/or
(b)    in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, requisition, impounding, forfeiture or detention of the Vessel (or any part thereof) or in securing or attempting to secure the release of the Vessel (or any part thereof) in accordance with the Finance Documents.
15.6    Environmental Indemnity
Without prejudice to the provisions of Clause 15.5 (General Operating Indemnity), the Borrower shall indemnify the Indemnified Persons and each of them on demand and hold the Indemnified Persons and each of them harmless from and against all Losses which may be suffered, incurred or paid by, or made or asserted against the Indemnified Persons or any of them at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim in respect of any Obligor or the Vessel (whilst owned and operated by the Borrower, the Operator or any other Obligor) made or asserted against the Indemnified Persons or any of them in such Environmental Claim would not have been, or been capable of being, made or asserted against the Indemnified Persons if

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the Finance Parties or the relevant Finance Party had not entered into this Agreement or any of the Finance Documents and/or exercised any of their rights, powers and discretions thereby conferred in accordance with their terms and/or performed any of their obligations thereunder in accordance with their terms.
15.7    Limitation of General Operating Indemnity and Environmental Indemnity
The indemnities contained in Clause 15.5 (General Operating Indemnity) and Clause 15.6 (Environmental Indemnity) shall not extend to any claim or liability of an Indemnified Person to the extent that such claim or liability:
(a)    arises as a direct consequence of the gross negligence of wilful misconduct of that Indemnified Person or a Finance Party and their related Indemnified Persons, or that Finance Party, as the case may be, or their related Indemnified Persons;
(b)    is caused by any breach or failure on the part of that Indemnified Person or a Finance Party and their related Indemnified Persons, or that Finance Party, as the case may be, or their related Indemnified Persons to comply with any of its obligations under any of the Finance Documents (but excluding any such breach or failure that arises as a result of the failure of a party to such Finance Document (other than that Indemnified Person or, in the case of a Finance Party and their related Indemnified Persons, that Finance Party or their related Indemnified Persons) to duly and punctually perform its obligations);
(c)    would have been, or capable of being, made or asserted against the Indemnified Person if the Finance Parties or relevant Finance Party had not entered into one or more of the Finance Documents and/or exercised any of their rights, powers and discretions thereby conferred in accordance with their terms and/or performed any of their obligations thereunder in accordance with their terms;
(d)    represents any losses of future income or profits; or
(e)    in respect of which that Indemnified Person, or a Finance Party and their related Indemnified Persons, or that Finance Party and its related Indemnified Persons, is expressly and specifically indemnified under any other provision of the Finance Documents or has been indemnified in any other way.
15.8    Continuation of indemnities
The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.

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15.9    Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this Clause 15 or elsewhere in this Agreement shall be paid within five (5) Business Days of demand made by such Indemnified Person.
16.    Mitigation by the Lenders
16.1    Mitigation
(a)    Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)    Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2    Limitation of liability
(a)    The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).
(b)    A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.    Costs and Expenses
17.1    Transaction expenses
The Borrower shall, within five (5) Business Days promptly on demand, pay the Facility Agent, the Security Trustee and the Mandated Lead Arrangers the amount of all documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable Indirect Taxes) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Receiver or Delegate) in connection with the negotiation, preparation, execution, syndication, registration and perfection and any release, discharge or reassignment of:
(a)    this Agreement, the Hedging Agreements and any other documents referred to in this Agreement and the Security Documents;
(b)    any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under Clause 26 (Minimum security value); or

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(c)    any Security Interest expressed or intended to be granted by a Finance Document.
17.2    Amendment costs
If:
(a)    an Obligor requests an amendment, waiver or consent; or
(b)    an amendment is required pursuant to Clause 42.9 (Change of currency), the Borrower shall, within three (3) Business Days of demand, reimburse each of the Facility Agent and the Security Trustee for the amount of all documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable Indirect Taxes) reasonably incurred by the Facility Agent and the Security Trustee (and in the case of the Security Trustee by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
17.3    Enforcement, preservation and other costs
The Borrower shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable Indirect Taxes) incurred by that Finance Party in connection with:
(a)    the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;
(b)    any valuation carried out under Clause 26 (Minimum security value) at the Borrower's cost; or
(c)    any inspection carried out under Clause 24.8 (Inspection and notice of dry-docking) at the Borrower's cost.
SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.    Representations
18.1    The Borrower makes and repeats the representations and warranties set out in this Clause 18 to each Finance Party on behalf of itself and each of the Obligors at the times specified in Clause 18.33 (Times when representations are made).

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18.2    Status
(a)    Each Obligor is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)    Each Obligor has power and authority to own its assets and to carry on its business as it is now being conducted.
18.3    Binding obligations
Subject to the Legal Reservations:
(a)    the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and
(b)    (without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.
18.4    Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:
(a)    any law or regulation applicable to any Obligor;
(b)    the Constitutional Documents of any Obligor; or
(c)    any agreement or other instrument binding upon any Obligor, or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Security Interest) on any Obligor's assets, rights or revenues.
18.5    Power and authority
(a)    Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Transaction Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.
(b)    No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into, any Transaction Document to which such Obligor is, or is to be, a party.

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18.6    Validity and admissibility in evidence
(a)    All Authorisations required:
(i)    to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;
(ii)    to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)    to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents, have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in Clause 18.14 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.
(b)    All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations might have a Material Adverse Effect.
18.7    Governing law and enforcement
(a)    Subject to Legal Reservations, the choice of governing law of any Transaction Document will be recognised and enforced in each Obligor's Relevant Jurisdictions.
(b)    Subject to Legal Reservations, any judgment obtained in relation to any Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.
18.8    Information
(a)    Any Information is true and accurate in all material respects at the time it was given or made.
(b)    At the time it was given or made, there were no facts or circumstances or any other information which could make the Information untrue, inaccurate or misleading in any material respect.
(c)    At the time it was given or made, the Information does not omit anything which could make the Information untrue, inaccurate or misleading in any material respect.
(d)    All opinions, projections, forecasts, estimates or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were

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believed to be reasonable by the person who provided that Information as at the date it was given or made.
(e)    All other written Information provided by any member of any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group (including its advisers) to a Finance Party was, to the best of its knowledge and belief, true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
(f)    For the purposes of this Clause 18.8, "Information" means any written information provided by or on behalf of each Obligor to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them excluding any Information concerning any third party (which is not an Obligor or member of any of the Golar MLP Group, the GLNG Group, the KIT Group or the KCL Group) which was provided to the Finance Parties in good faith.
18.9    Original Financial Statements
(a)    The Original Financial Statements were prepared in accordance with applicable GAAP (which, for the avoidance of doubt, is SFRS (I) for the KIT Group and the KCL Group) consistently applied.
(b)    The audited Original Financial Statements give a true and fair view of the financial condition as at the end of the relevant Financial Year and results of operations during the relevant Financial Year of the relevant Obligors during the relevant Financial Year.
(c)    The unaudited Original Financial Statements fairly represent the financial condition as at the end of the relevant financial quarter and results of operations during the relevant financial quarter of the relevant Obligors.
(d)    There has been no material adverse change in the assets, business or financial condition of any Obligor since the date of the Original Financial Statements.
18.10    Pari passu ranking
Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

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18.11    Ranking and effectiveness of security
Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Facility Agent under Clause 4.1 (Conditions precedent to first Utilisation Request):
(a)    the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)    the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)    the Transaction Security will constitute perfected security on the assets described in the Security Documents.
18.12    Ownership of Charged Property
Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.
18.13    No insolvency
No corporate action, legal proceeding or other procedure or step described in Clause 31.11 (Insolvency proceedings) or creditors' process described in Clause 31.12 (Creditors' process) has been taken or threatened in relation to an Obligor and none of the circumstances described in Clause 31.10 (Insolvency) applies to any Obligor.
18.14    No filing or stamp taxes
Under the laws of each Obligor's Relevant Jurisdiction it is not necessary that any Transaction Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Transaction Document or the transactions contemplated by the Transaction Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Transaction Document.
18.15    Deduction of Tax
18.16    No Obligor is required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Transaction Document.Tax compliance
(a)    No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

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(b)    No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.
(c)    The Borrower and the Operator are resident for Tax purposes only in their respective Original Jurisdiction except as required under the Laws applicable to the Project.
18.17    No Potential Event of Default
(a)    No Potential Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)    No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor's assets are subject which might have a Material Adverse Effect.
18.18    No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor.
18.19    No breach of laws
(a)    No Obligor (other than the Borrower, the Operator or the Original Vessel Manager) is to the best of the Borrower's knowledge and belief (having made due enquiry) in violation of any Environmental Law, which violation might have a Material Adverse Effect.
(b)    None of Borrower, the Operator or the Original Vessel Manager are in violation of any material Environmental Law applicable to such Obligor.
(c)    No Obligor has breached any other law or regulation which breach might have a Material Adverse Effect.
18.20    Environmental matters
(a)    All Environmental Licences have been obtained and are currently in force.
(b)    No Environmental Claim has been made or is threatened or pending against any Obligor (other than the Borrower, the Operator or the Original Vessel

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Manager) and there has been no Environmental Incident which has given, or might give, rise to such a claim, in each case, which might have a Material Adverse Effect.
(c)    No Environmental Claim has been made or is threatened or pending against any of the Borrower, the Operator or the Original Vessel Manager or the Vessel and there has been no Environmental Incident which has given, or might give, rise to such a claim.
18.21    Anti-corruption and anti-money-laundering laws
Each Obligor has conducted and conducts its businesses in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
18.22    Security and Financial Indebtedness
(a)    No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement.
(b)    No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.
18.23    Shares
(a)    The shares of the Borrower and the Operator are fully paid and not subject to any option to purchase or similar rights except as set out in the Shareholder Agreement.
(b)    The Constitutional Documents of the Borrower and the Operator do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)    There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower or the Operator (including any option or right of pre-emption or conversion).
18.24    Ownership of the Borrower and Operator
(a)    Together the Original Shareholders own one hundred per cent. (100%) of the Share Capital of the Borrower in their Relevant Borrower Shareholding Percentage.
(b)    The Operator is a wholly-owned Subsidiary of the Borrower.
(c)    One hundred per cent. (100%) of the Share Capital of the Original Keppel Shareholder is directly or indirectly owned by KCL.

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18.25    Copies of documents
The copies of those Transaction Documents which are not Finance Documents and the Constitutional Documents of the Obligors delivered to the Facility Agent under Clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.
18.26    No breach, etc of any Project Document
No Obligor nor (so far as the Obligors are aware) any other person is in material breach of any Project Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.
18.27    No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.
18.28    Vessel status
The Vessel is or will be:
(a)    at all times during the Facility Period, registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State; and
(b)    insured in the manner required by the Finance Documents.
18.29    No Prohibited Payments
No Prohibited Payment in connection with any Finance Document has been made or provided, directly or indirectly, by it, any of its Affiliates, its officers, directors or, to the best of its knowledge (having made due and careful enquiry), any other person acting on its behalf to, or for the benefit of, any Authority.
18.30    No funds of illicit origin
None of the sources of funds provided other than under the Finance Documents and to be used by it in connection with any Finance Document or its business are of illicit origin.
18.31    Sanctions
(a)    No Advance has been used by it:
(i)    to finance equipment or sectors under embargo decisions of the United Nations or the World Bank; or

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(ii)    in breach of any Sanctions.
(b)    Neither it, nor any of its Subsidiaries or joint ventures, nor any of its directors, officers, or employees nor, to its knowledge, any persons acting on its behalf in connection with the Project:
(i)    is a Restricted Party; or
(ii)    is aware of any valid claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
18.32    Earnings
There is no agreement or arrangement whereby the Earnings may be shared with any other person except as expressly provided for in the Finance Documents and Project Documents.
18.33    Times when representations are made
(a)    All of the representations and warranties set out in this Clause 18 are deemed to be made on the date of this Agreement.
(b)    The Repeating Representations are deemed to be made on the dates of:
(i)    each Utilisation Request;
(ii)    each Utilisation; and
(iii)    on the first day of each Interest Period.
(c)    Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
19.    Financial Information Undertakings
19.1    The Borrower undertakes that this Clause 19 will be complied with by the Obligors throughout the Facility Period.
19.2    In this Clause 19:
"Annual Cash Flow Forecasts" means, in relation to each of GLNG and Golar MLP in respect of each Financial Year applicable to it, its cash flow forecasts covering the period from the beginning of that Financial Year up to the earlier of (A) five (5) years from that date and (B) its Performance Guarantee Release Date.
"Annual Financial Statements" means, in relation to the Borrower and each Guarantor, the audited financial statements (consolidated in the case of each Guarantor) for a Financial Year of such Obligor delivered pursuant to paragraph (a) of Clause 19.3 (Financial statements).

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"Quarterly Financial Statements" means, in relation to each Obligor (other than KOM, the Operator, the Supervisor and each Vessel Manager), the financial statements for a financial quarter of such Obligor delivered pursuant to paragraph (b) of Clause 19.3 (Financial statements).
19.3    Financial statements
(a)    The Borrower shall (and shall procure that each of GLNG, Golar MLP, KOM and KIT shall (unless any such Guarantor has been released from all of its obligations under its respective Guarantee in accordance with the provisions of the Finance Documents)) supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each Financial Year, it's the Annual Financial Statements for that Financial Year (or part of such Financial Year in the case of the Borrower's first statement).
(b)    The Borrower shall (and shall procure that each of GLNG, Golar MLP and KIT shall (unless any such Guarantor has been released from all of its obligations under its respective Guarantee in accordance with the provisions of the Finance Documents)) supply to the Facility Agent as soon as the same become available, but in any event within sixty (60) days after the end of each financial quarter of each of its Financial Years its unaudited consolidated financial statements for that financial quarter.
19.4    Cash flow forecasts
Together with the first set of Quarterly Financial Statements of each new Financial Year, the Borrower shall procure that the relevant Golar Payment Guarantor or Golar Performance Guarantor supply their Annual Cash Flow Forecasts to the Facility Agent, for the avoidance of doubt this undertaking shall not apply to the relevant Golar Payment Guarantor or Golar Performance Guarantor whilst such after it has been released from all of its obligations under the relevant Guarantees to which it was a party.
19.5    Provision and contents of Compliance Certificate
(a)    The Borrower shall supply a Compliance Certificate to the Facility Agent, with each set of Annual Financial Statements, each set of Quarterly Financial Statements for each Obligor.
(b)    Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants).
(c)    Each Compliance Certificate shall be signed by an authorised signatory of the Borrower and, if a Compliance Certificate relates to the Annual Financial Statements and/or Quarterly Financial Statements of a Guarantor, an authorised signatory of such Guarantor.

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19.6    Requirements as to financial statements
(a)    The Borrower shall procure that:
(i)    each set of Annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and, in addition, shall be audited by the Auditors; and
(ii)    each set of Quarterly Financial Statements includes a cashflow statement (except any Quarterly Financial Statements of a Keppel Payment Guarantor or a Keppel Performance Guarantor).
(b)    Each set of financial statements delivered pursuant to Clause 19.3 (Financial statements) shall:
(i)    be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors in respect of such Annual Financial Statements; and
(ii)    in the case of Annual Financial Statements, not be the subject of any qualification in the Auditors' opinion.
(c)    The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.3 (Financial statements) shall be prepared using applicable GAAP (or SFRS, as the case may be), accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies (whether in the notes in such financial statements or otherwise) the Facility Agent that there has been a change in applicable GAAP (or SFRS, as the case may be) or the accounting practices. In such event, the Facility Agent may request the Borrower to provide clarifications or deliver to the Facility sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with.
(d)    Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
19.7    Year-end
The Borrower shall procure that the end of each Financial Year of each Obligor (other than the Supervisor and each Vessel Manager) falls on the Accounting Reference Date.

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19.8    Information: miscellaneous
The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(a)    at the same time as they are dispatched, copies of all documents dispatched by any Obligor to its creditors generally (or any class of them) excepting trade creditors in the usual course of its business (other than in relation to material documents provided to trade creditors providing goods or services relating to the Vessel or the Project or the transactions contemplated thereby);
(b)    promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or the Operator;
(c)    promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor (other than the Borrower and the Operator), and which, if adversely determined, might have a Material Adverse Effect;
(d)    promptly, such information as the Facility Agent or the Security Trustee may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and
(e)    promptly on request, such further information regarding the financial condition, assets and operations of the Obligors as any Finance Party through the Facility Agent may reasonably request.
19.9    Notification of Potential Event of Default
(a)    The Borrower shall notify the Facility Agent of any Potential Event of Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)    Promptly upon request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default nor, to the best of its knowledge (having made due and careful enquiry), any other Potential Event of Default is continuing (or if a Potential Event of Default is continuing, specifying the Potential Event of Default and the steps, if any, being taken to remedy it).
19.10    Sufficient copies
The Borrower, if so requested by the Facility Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Facility Agent to distribute to each of the Lenders and the Hedging Banks.

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19.11    Use of websites
(a)    The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic
(b)    website designated by the Borrower and the Facility Agent (the "Designated Website") if:
(i)    the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)    both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)    the information is in a format previously agreed between the Borrower and the Facility Agent.
(c)    If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.
(d)    The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.
(e)    The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:
(i)    the Designated Website cannot be accessed due to technical failure;
(ii)    the password specifications for the Designated Website change;
(iii)    any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)    any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)    the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(f)    If the Borrower notifies the Facility Agent under paragraphs (d)(i) to (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the

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Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(g)    Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.
19.12    "Know your customer" checks
(a)    If:
(i)    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)    any change in the status of an Obligor, a Sponsor, the Lessee or any Lessee Credit Support Provider, subject in the case of any Lessee Credit Support Provider, to the best of the Borrower's knowledge and belief, any change in or the composition of the shareholders thereof in each case after the date of this Agreement;
(iii)    required by a Finance Party to satisfy its continuing internal compliance requirements; or
(iv)    a proposed assignment or transfer by a Lender or a Hedging Bank of any of its rights and/or obligations under this Agreement or any Hedging Agreement to a party that is not already a Lender or a Hedging Bank prior to such assignment or transfer, obliges the Facility Agent, the relevant Hedging Bank or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall: (A) in respect of paragraph (ii) above, promptly notify the Facility Agent of the same (who, in turn, shall promptly notify the Lenders and Hedging Banks) and (B) promptly upon the request of the Facility Agent or any Lender or any Hedging Bank supply, or procure the supply, in the case of anything concerning a Lessee Credit Support Provider, using reasonable commercial efforts to procure the supply, in the case of anything concerning a Lessee Credit Support Provider, using reasonable commercial efforts to procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender or any Hedging Bank) or any Lender or any Hedging Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender or Hedging Bank) in order for the Facility Agent, such Lender or any Hedging Bank or, in the case of the event described in paragraph (iii) above, any prospective new Lender or Hedging Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other

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similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)    Each Finance Party shall, promptly upon the request of the Facility Agent or the Security Trustee, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Trustee (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
20.    Financial Covenants
20.1    Undertaking to comply
The Borrower undertakes that this Clause 20 will be complied with by the Obligors throughout the Facility Period.
20.2    Financial definitions
In this Clause 20:
"Cash Equivalents" means:
(a)    deposits with first class international banks the maturity of which does not exceed 12 months;
(b)    bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Norwegian or United States Governments; and
(c)    any other instrument approved by the Facility Agent.
"Determination Date" means:
(a)    in respect of a Guarantor, the date falling on the last day of each financial quarter end of that Guarantor; and
(b)    in respect of the Borrower, the date falling three (3) months after Final Acceptance and each of the dates fallings at three (3) monthly intervals after such date.
"Relevant Period" means in the case of the first Relevant Period, a period of three (3) months ending on the first date of testing under Clause 20.8 (Financial testing), a period of six (6) months for the second Relevant Period, a period of nine (9) months for the third Relevant Period and in the case of each subsequent Relevant Period, each period of 12 months, in each case ending on each Determination Date.
20.3    Borrower Financial Covenants
(a)    In this Clause 20.3:

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"Debt Service Coverage Ratio" means, for any date of testing under Clause 20.8 (Financial Testing), ratio of EBITDA to the total amount of interest and instalments paid or accrued over the interest period.
"EBITDA" means, for any period, the profit on ordinary activities of the Borrower before taxation for such period:
(a)    adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;
(b)    adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);
(c)    after adding back depreciation and amortisation charged which relates to such period;
(d)    adjusted to exclude any exceptional or extraordinary costs or income;
(e)    after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts; and
(f)    without any double counting, adjusted to add back amounts invoiced under sales-type finance leases, provided that for the first period the calculation of EBITDA shall be the actual EBITDA of the Borrower annualised until the Vessel has twelve (12) months of service history and thereafter, EBITDA shall be calculated on a trailing 12-month basis as per usual market practice.
(b)    The Borrower undertakes that this Clause 20.3 will be complied with throughout the Facility Period.
(c)    The Borrower shall ensure that at any time after Final Acceptance the Debt Service Coverage Ratio for any Relevant Period is greater than [*****].
20.4    GLNG Financial Covenants
(a)    In this Clause 20.4:
"Current Assets" means as at any date of determination, all of the short term assets of the GLNG Group determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for the Golar LNG Group and calculated on the same basis as was applied in the most recent Annual Financial Statements and Quarterly Financial Statements of the GLNG Group delivered pursuant to Clause 19 (Information undertakings) but using the information current as at the relevant date of determination.
"Current Liabilities" means, as at any date of determination, all of the short term liabilities of the GLNG Group (less the current portion of long term debt, the current portion of long-term capital lease obligations and mark to market

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swap valuations and excluding in all respects the Leasing Loans) determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for GLNG Group and calculated on the same basis as was applied in the most recent Annual Financial Statements and Quarterly Financial Statements of the GLNG Group delivered pursuant to Clause 19 (Information undertakings) but using the information current as at the relevant date of determination.
"Free Liquid Assets (GLNG)" means cash or Cash Equivalents freely available for use by GLNG and/or any other member of the GLNG Group for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free cash or Cash Equivalents) notwithstanding any Security Interest, right of set-off or agreement with any other party, where:
(a)    the value of Cash Equivalents shall be deemed to be their quoted price, as at any date of determination, on any recognised exchange (being an exchange recognised and approved by the Facility Agent) on which the same are listed or any dealing facility through which the same are generally traded; and
(b)    and any cash or Cash Equivalents denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by the Account Bank as at any date of determination.
"GLNG Consolidated Tangible Net Worth" means, as at any date of determination, the value of total stockholders' equity employed of the GLNG Group determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for the GLNG Group set out in the most recent Annual Financial Statements and Quarterly Financial Statements of the GLNG Group delivered pursuant to Clause 19 (Information undertakings).
"GLNG Group" means GLNG, each of its Subsidiaries and any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with applicable GAAP and/or any applicable law.
"Leasing Loans" means, in relation to any sale and leaseback transaction from time to time entered into by any member of the GLNG Group, any short term funding or loans incurred by the special purpose entity acting as lessor (wholly owned by the relevant leasing group) in such sale and leaseback transaction which that member of the GLNG Group is required to include in its balance sheet pursuant to the "Variable Interest Entity" account convention in applicable GAAP.
(b)    The Borrower shall procure that GLNG undertakes that this Clause 20.4 will be complied with from the date of this Agreement until the applicable Guarantee Release Date.
(c)    GLNG shall ensure that until the applicable Guarantee Release Date:

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(i)    GLNG Consolidated Tangible Net Worth shall be equal to or greater than [*****];
(ii)    the aggregate value of its Free Liquid Assets (GLNG) shall total not less than [*****]; and
(iii)    the ratio of Current Assets to Current Liabilities of the GLNG Group (on a consolidated basis) shall be not less than [*****].
20.5    Golar MLP Financial Covenants
(a)    In this Clause 20.5:
"Debt Service (Golar MLP)" means, for any financial period of the Golar MLP Group, on a Relevant Period (Golar MLP) basis, the sum of:
(a)    the aggregate principal amount payable or paid during such period under any Financial Indebtedness of Golar MLP and any consolidated Subsidiary (other than rental or other obligations under financial and operating lease agreements and principal amounts of any such Financial Indebtedness prepaid at the option of Golar MLP or such Subsidiary);
(b)    aggregate interest expense, less interest income, (including, without limitation, capitalised interest accrued during such period) of Golar MLP and its consolidated Subsidiaries for such period; and
(c)    all rent and lease payments made under financial or operating lease agreements by which Golar MLP or a consolidated Subsidiary is bound and which are payable or have been paid during such period, net of cash released to Golar MLP or such consolidated Subsidiary during the same period from deposits forming Security for any obligations under such agreements and the portion of any debt discount that must be amortised in such period as calculated in accordance with applicable GAAP and derived from the then latest audited consolidated accounts of Golar MLP delivered to the Facility Agent.
"EBITDA" means, for any period, the consolidated profit on ordinary activities of the Golar MLP Group before taxation for such period:
(a)    adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;
(b)    adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);
(c)    after adding back depreciation and amortisation charged which relates to such period;

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(d)    adjusted to exclude any exceptional or extraordinary costs or income; and
(e)    after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts; and
(f)    without any double counting, adjusted to add back amounts invoiced under sales-type finance leases.
"Free Liquid Assets (Golar MLP)" means cash or Cash Equivalents freely available for use by Golar MLP and/or any other member of the Golar MLP Group for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free cash or Cash Equivalents) notwithstanding any Security Interest, right of set-off or agreement with any other party, where:
(a)    the value of Cash Equivalents shall be deemed to be their quoted price, as at any date of determination, on any recognised exchange (being an exchange recognised and approved by the Facility Agent) on which the same are listed or any dealing facility through which the same are generally traded; and
(b)    and any cash or Cash Equivalents denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by the Account Bank as at any date of determination.
"Golar MLP Consolidated Tangible Net Worth" means, for the Golar MLP Group (on a consolidated basis), the total value of stockholders' equity determined in accordance with applicable GAAP as shown on the consolidated balance sheet contained in the most recent Annual Financial Statements and Quarterly Financial Statements of the Golar MLP Group delivered pursuant to Clause 19 (Information undertakings).
"Golar MLP Group" means Golar MLP, each of its Subsidiaries and any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with applicable GAAP and/or any applicable law.
"Interest Payable" means, in respect of any period, the aggregate (calculated on a consolidated basis for the Golar MLP Group) of:
(a)    the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Golar MLP Group by way of interest on all Financial Indebtedness, but excluding any amount accruing as interest in-kind (and not as cash payment) to the extent capitalised as principal during such period; and

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(b)    net payments in relation to interest rate or currency hedging arrangements in respect of Financial Indebtedness (after deducting net income in relation to such interest rate or currency hedging arrangements).
"Interest Receivable" means, in respect of any period, the amount of interest accrued on cash balances of the Golar MLP Group (including the amount of interest accrued on the accounts, to the extent that the account holder is entitled to receive such interest) during such period.
"Net Debt (Golar MLP)" means, on a consolidated basis, an amount equal to Total Indebtedness minus Free Liquid Assets (Golar MLP) and cash deposits restricted under the terms of such debt, as evidenced by the consolidated balance sheet for the Golar MLP Group from time to time;
"Relevant Period (Golar MLP)" means each period of 12 months ending on each Determination Date.
"Total Indebtedness" means the aggregate debt and capital lease obligations (as such terms are defined in applicable GAAP and presented in the consolidated balance sheet for the Golar MLP Group from time to time) as demonstrated by the Annual Financial Statements and Quarterly Financial Statements of the Golar MLP Group delivered pursuant to Clause 19 (Information undertakings), including negative mark-to-market valuations of any Treasury Transactions (after reducing those negative mark-to market valuations by netting them with any positive mark-to-market valuations of Treasury Transactions entered into with the same derivative counterparty) and any transactions which might have the effect of commercial borrowing under applicable GAAP.
(b)    The Borrower shall procure that Golar MLP undertakes that this Clause 20.5 will be complied with from the date on which a Golar MLP Drop Down occurs until the applicable Guarantee Release Date.
(c)    Golar MLP shall ensure that from the date of a Golar MLP Drop Down until the applicable Guarantee Release Date:
(i)    Golar MLP Consolidated Tangible Net Worth shall be equal to or greater than $250,000,000;
(ii)    its Free Liquid Assets (Golar MLP) shall total at least $30,000,000; and
(iii)    on any financial quarter end date, the ratio of Net Debt (Golar MLP) to EBITDA of the Golar MLP Group for the previous 12 months, on a trailing four (4) quarter basis, shall be no greater than 6.50:1.00.
(d)    If, on the date of the Golar MLP Drop Down, Golar MLP has provided the following financial covenant to a creditor other than the Finance Parties in respect of any other existing financing of Golar MLP, Golar MLP shall ensure

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that from the date of the Golar MLP Drop Down until the earlier of (i) the date on which such other existing financing of Golar MLP has been repaid in full and (ii) the applicable Guarantee Release Date, the ratio of EBITDA to Debt Service (Golar MLP) shall not be less than 1.15:1.00.
20.6    KOM Financial Covenants
(a)    In this Clause 20.6:
"Equity (KOM)" means the aggregate of:
(i)    issued capital and reserves attributable to equity holders;
(ii)    non-controlling interests in the subsidiaries; and
(iii)    Perpetual Securities.
"Net Asset" means total assets less total liabilities on the statement of financial position.
"Net Debt (KOM)" means the aggregate of:
(i)    bank overdrafts;
(ii)    the principal amount of notes or bonds or debentures;
(iii)    liabilities as guarantor under notes or other liabilities in the nature of borrowings;
(iv)    all other indebtedness of the KCL Group for borrowed moneys, including loans due to related parties and indebtedness within the KCL Group;
(v)    for avoidance of doubt, excluding any trade payables and lease liabilities (under IFRS); and
(vi)    after excluding any cash deposits made by any member of the KCL Group with financial institutions.
"Perpetual Securities" means perpetual securities as disclosed in the KOM financial statements as an equity in accordance with SFRS (I) 16.
(b)    The Borrower shall procure that KOM undertakes that this Clause 20.6 will be complied with from the date of this Agreement until the applicable Guarantee Release Date.
(c)    KOM shall ensure that:
(i)    its Net Assets shall total at least [*****]; and

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(ii)    its Net Debt (KOM) to Equity (KOM) ratio is less than or equal to [*****].
20.7    KIT Financial Covenants
(a)    In this Clause 20.7:
"Bridge Financings" means bridge financing arrangements through fundraising with a maximum tenor of 18 months.
"Cash" means any credit balance on any deposit, savings, current or other account, and any cash in hand, of a member of the consolidated KIT Group which is:
(a)    freely withdrawable on demand;
(b)    not subject to any security or quasi security; and
(c)    capable of being remitted to such member of the KIT Group in Singapore.
"Consolidated Net Assets (KIT)" means the total book value of all assets of the KIT Group on a consolidated basis, as shown by the latest audited or unaudited balance sheet of the KIT Group provided pursuant to this Agreement, less the Total Debt.
"Equity (KIT)" means the total unitholders' funds as presented in the latest audited or unaudited balance sheet of the KIT Group provided pursuant to this Agreement.
"KIT Group" means KIT and each of its Subsidiaries.
"Net Debt (KIT)" means, at any particular time, the Total Debt at that time but deducting Cash held by all members of the KIT Group at that time.
"Total Debt" means the aggregate outstanding principal, nominal or capital amount (and any fixed or minimum premium payable on the prepayment or redemption) of all the indebtedness of the KIT Group, determined as indebtedness in accordance with the relevant GAAP but excluding:
(a)    any marked-to-market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account) of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;
(b)    any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease, and any finance lease that is in relation to "right of use" assets in accordance with SFRS (I) 16; and

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(c)    any notes payables to non-controlling interest,
and any guarantee of that indebtedness, calculated on a consolidated basis as determined from the financial statements of KIT, provided that any amount outstanding or repayable in a currency other than SGD should on that day be taken into account:
(i)    if any audited balance sheet of KIT has been prepared as at that day, in the SGD equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and
(ii)    in any other case, in the SGD equivalent at the rate of exchange that would have been used had an audited balance sheet of KIT been prepared as at that day in accordance with GAAP.
(b)    The Borrower shall procure that KIT undertakes that this Clause 20.7 will be complied with from the date KIT becomes a Guarantor pursuant to, and in accordance with, the provisions of the Finance Documents until the applicable Guarantee Release Date.
(c)    KIT shall ensure that:
(i)    its Consolidated Net Assets (KIT) shall total at least SGD [*****];
(ii)    its Net Debt (KIT) to Equity (KIT) ratio (exclusive of Bridge Financing) is less than or equal to [*****]; and
(iii)    its Net Debt (KIT) to Equity (KIT) ratio (inclusive of Bridge Financing) is less than or equal to [*****].
20.8    Financial testing
The financial covenants set out in Clause 20 (Financial Covenants) shall be calculated in accordance with applicable GAAP (or, in the case of each applicable member of the KIT Group or KCL Group, SFRS) and tested on each date on which the Annual Financial Statements are delivered pursuant to Clause 19.3 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.5 (Provision and contents of Compliance Certificate).
21.    General Undertakings
21.1    Undertaking to comply
The Borrower undertakes that this Clause 21 will be complied with by each Obligor throughout the Facility Period.
21.2    Use of proceeds
The proceeds of Utilisations shall be used exclusively for the purposes specified in Clause 3 (Purpose).

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21.3    Authorisations
Each Obligor shall promptly:
(a)    obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)    supply certified copies to the Facility Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)    enable it to perform its obligations under the Transaction Documents;
(ii)    ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(iii)    carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
21.4    Business integrity
Each Obligor shall conduct its businesses in compliance with all applicable Anti- Corruption Laws and Anti-Money Laundering Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
21.5    Compliance with laws
(a)    The Borrower, the Operator and the Vessel Manager shall comply in all material respects with all laws and regulations (including Environmental Laws) to which it may be subject.
(b)    Each other Obligor shall comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject and which, if breached, might have a Material Adverse Effect.
21.6    Anti-Corruption Law
(a)    No Obligor shall (and shall, as relevant if such party is a Guarantor, ensure that each member of, in the case of GLNG, the GLNG Group; in the case of Golar MLP, the Golar MLP Group; or, in the case of KIT, KOM or any other relevant Subsidiary of KCL (as applicable), KOM, KIT or such Subsidiary of KCL and in each case their respective Subsidiaries connected to the Project Documents or the Finance Documents will not) directly or indirectly use the proceeds of the Facility for any purpose which would breach any applicable Anti-Corruption Law.
(b)    Each Obligor shall (and shall, as relevant if such party is a Guarantor, ensure that each member of, in the case of GLNG, the GLNG Group; in the case of Golar MLP, the Golar MLP Group; or, in the case of KIT, KOM or any other relevant Subsidiary of KCL (as applicable), KOM, KIT or such Subsidiary of

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KCL and in each case their respective Subsidiaries connected to the Project Documents or the Finance Documents will):
(i)    conduct its businesses in compliance with applicable Anti-Corruption Laws; and
(ii)    maintain policies and procedures designed to promote and achieve compliance with such laws.
21.7    Sanctions and lawful use
(a)    Each Obligor shall (and shall, as relevant if such party is a Guarantor, ensure that each member of, in the case of GLNG, the GLNG Group; in the case of Golar MLP, the Golar MLP Group; in the case of KIT, the KIT Group; or, in the case of KOM, a Subsidiary of KOM, or, in the case of any other relevant Subsidiary of KCL, such Subsidiary of KCL and its Subsidiaries will) comply with all applicable Sanctions. Without limited the generality of the foregoing, the Borrower shall ensure that:
(i)    the ownership, operation, possession, use, leasing or any other dealing in respect of the Vessel by the Borrower shall not violate any Sanctions or that would cause any person to violate any Sanctions.
(ii)    the Vessel shall not be located in a Sanctioned Country;
(iii)    no Restricted Party will have any direct or indirect, legal or beneficial interest in the Vessel, nor will any Restricted Party or Sanctioned Country supply any inputs to, receive any output from or derive any other financial or economic benefit from the Vessel.
(b)    Each Obligor shall (and shall, as relevant if such party is a Guarantor, ensure that each member of, in the case of GLNG, the GLNG Group; in the case of Golar MLP, the Golar MLP Group; in the case of KIT, the KIT Group; or, in the case of KOM, or, in the case of any other relevant Subsidiary of KCL, such Subsidiary of KCL and its subsidiaries will) procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party or any Affiliate of a Finance Party, to the extent crediting such bank account would lead to non-compliance by it, any Finance Party or any Affiliate of a Finance Party with any applicable Sanctions.
(c)    No Obligor shall (and shall, as relevant if such party is a Guarantor, ensure that each member of, in the case of GLNG, the GLNG Group; in the case of Golar MLP, the Golar MLP Group; in the case of KIT, the KIT Group; or, in the case of KOM, or, in the case of any other relevant Subsidiary of KCL, such Subsidiary of KCL and its Subsidiaries will not) use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties to the extent such use would lead to non-compliance by it or any other Party with any applicable Sanctions.

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(d)    The Borrower shall ensure that no Restricted Party will have any direct or indirect interest in any funds repaid or remitted by it in connection with the Facility resulting in a violation of Sanctions.
(e)    The Borrower shall not, and shall not permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transaction contemplated by this Agreement for the purpose of financing any trade, business or other activities:
(i)    with, involving or for the benefit of any Restricted Party or any Sanctioned Country; or
(ii)    in any other manner that would reasonably be expected to result in any member of the GLNG Group, the Golar MLP Group, the KIT Group, an Acceptable Guarantor who is not KIT, any Subsidiary of KCL or any Lender being in breach of any Sanctions (if any to the extent applicable to any of them) or becoming a Restricted Party.
(f)    The Borrower shall not permit or authorise and shall prevent the Vessel being used directly or indirectly:
(i)    by any Restricted Party;
(ii)    in any business which could reasonably be expected to expose the Vessel or the Finance Parties to enforcement proceedings or any other adverse consequences arising from Sanctions;
(iii)    without prejudice to paragraphs (i) and (ii) above, in any way which is unlawful under international law or domestic laws of any relevant country;
(iv)    to carry illicit or prohibited goods; and/or
(v)    in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated.
(g)    Each Obligor shall, to the extent permitted by law and promptly upon becoming aware of them, supply to the Facility Agent details of any claim, action, suit, proceedings or investigation against that Obligor, any of its Subsidiaries or joint ventures, or any of their respective directors, officers or

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employees, with respect to any applicable Sanctions or if any such person becomes a Restricted Party.
21.8    Tax compliance
(a)    Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)    such payment is being contested in good faith;
(ii)    adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 19.3 (Financial statements); and
(iii)    such payment can be lawfully withheld,
provided that, in relation to an Obligor other than the Borrower and the Operator, incurring such penalties might have a Material Adverse Effect.
(b)    Except as approved by the Majority Lenders, the Borrower and the Operator shall each maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.
21.9    Change of business
(a)    Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Borrower and the Operator taken as a whole from that carried on at the date of this Agreement.
(b)    Except as approved by the Majority Lenders and for so long as it is the Vessel Manager, the Original Vessel Manager will maintain its business as a manager of FLNG facilities.
(c)    The Borrower shall be and remain a special purpose company and the Operator shall be limited in the scope of operations to the Project, in each case, for the duration of the Facility Period.
(d)    For the duration of the Facility Period, the Operator shall not undertake any trading or business activities other than in relation to the Project and the transactions contemplated by the Transaction Documents.
21.10    Merger
Except as approved by the Majority Lenders, the Borrower and the Operator shall not enter into any amalgamation, demerger, merger, consolidation, domiciliation, legal migration or corporate reconstruction or conversion or merger into or incorporation as a European public limited liability company (Societas Europaea).

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21.11    Further assurance
(a)    Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Facility Agent may reasonably specify (and in such form as the Facility Agent or the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):
(i)    to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Trustee and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;
(ii)    to confer on the Security Trustee and/or any other Finance Party Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;
(iii)    to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents in accordance with the terms of the Security Documents; and/or
(iv)    to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with Clause 33.1 (Assignments and transfers by the Lenders).
(b)    Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Trustee and/or any other Finance Parties by or pursuant to the Finance Documents.
(c)    The Borrower shall provide all necessary co-operation and assistance or, as the case may be, procure that the same is provided to enable each of the Technical Bank and the LTA to fulfil its duties and conduct the review of the Project required pursuant to the scope of work set forth in Schedule 9 (LTA's Scope of Work) and to report to the Facility Agent and the Security Trustee (on behalf of the other Finance Parties) with its conclusion and technical reports.
21.12    Negative pledge in respect of Charged Property
Except for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

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21.13    Environmental matters
No Obligor will violate any Environmental Laws (and any consents, licences or approvals obtained under them) applicable to the Vessel in a material way.
21.14    Status of Operator
The Borrower undertakes to procure that the Operator will remain a wholly-owned Subsidiary of the Borrower for the Facility Period.
21.15    Change to Owner Credit Support Provider
The Borrower undertakes to notify the Facility Agent of any change to any Owner Credit Support Provider promptly after any such change becomes effective in accordance with the LOA.
22.    Conversion Period
22.1    Undertaking to comply
The Borrower undertakes that this Clause 22 will be complied with by itself, the Operator and the Supervisor and, if applicable, the Original Vessel Manager throughout the period commencing from the date of this Agreement until the earlier of the Warranty End Date and the end of the Facility Period.
22.2    Builder's Risks Insurances
The Vessel shall be properly insured in accordance with the Main Building Contract and the Borrower shall do everything the Facility Agent may require to protect the Security Trustee's interest as assignee of, or beneficiary under, the Builder's Risks Insurances.
22.3    Project Documents
(a)    The Borrower shall, and shall procure that each other Obligor shall, duly and punctually perform, comply with and observe each of its respective obligations under each Project Document to which it is a party and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Project Documents in each case to the extent that the failure to do so has or may reasonably be expected to have a Material Adverse Effect on any Obligor's ability to perform its obligations under the Project Documents.
(b)    The Borrower shall, and shall procure that each other Obligor shall, maintain and enforce its respective rights under the Project Documents in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect on any Obligor's ability to perform its obligations under the Project Documents.
(c)    If the Borrower and/or any other Obligor has the right to terminate a Project Document, the Borrower shall, and shall procure that any Obligor shall, (i) not

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exercise that right without the written consent of the Facility Agent and (ii) exercise that right if so directed by the Facility Agent if an Event of Default is continuing.
(d)    The Borrower shall not (and shall procure that no other Obligor shall), without the prior written consent of the Facility Agent (not to be unreasonably withheld), permit or agree or consent to:
(i)    any variation or series of variations to the Works or any changes to the design or conversion of the Vessel (either alone or together with all other variations and changes) would or is reasonably likely to materially alter the Specifications;
(ii)    any material change to the Specifications,
which would result in Substantial Cost Overruns and where the Borrower has failed to comply with Clause 22.6 (Substantial Cost Overruns).
22.4    Liens
There will be no Security on the Vessel save for Permitted Security Interests.
22.5    Project Budget Statement, progress and other project information
The Borrower shall deliver to the Facility Agent:
(a)    quarterly written updates (in an approved form and signed by two directors each on behalf of the Borrower and the Operator) to the Facility Agent regarding the status and progress of the conversion of the Vessel including an updated Project Budget Statement in the agreed form evidencing any changes to the Project Budget, as verified by the LTA:
(b)    promptly upon becoming aware of them, details of any changes to, or changes of status in, the Project Schedule, the Preliminary Agreement or any Project Document, which could lead to, amongst other things, changes to the parties thereto, the operating status of the Vessel and material increases in costs to be borne by the Borrower and/or Operator;
(c)    promptly upon becoming aware of them, details of any defect in the Vessel, and any rectification or modification works undertaken in respect of the technology relevant to the Vessel, or any proposed suspension of works, in all cases in accordance with the EPC Contracts; and
(d)    upon the Facility Agent's request, such other information as the Facility Agent may require about the conversion of the Vessel and the materials allocated to the Vessel or the EPC Contracts.

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22.6     Substantial Cost Overruns
If a Substantial Cost Overrun occurs during the Construction Phase, in respect of such Substantial Cost Overrun:
(a)    the Borrower shall immediately notify the Facility Agent and provide to the Facility Agent an updated Project Budget Statement taking into account all Cost Overruns, as verified by the LTA; and
(b)    to the extent the Substantial Cost Overrun is attributable to any EPC Contractor or the Lessee, evidence that the Substantial Cost Overrun has been paid by the relevant EPC Contractor or the Lessee (as applicable); or
(c)    if the Borrower elects (in its sole discretion) to fund such Substantial Cost Overrun, either:
(i)    an appropriate amount of Shareholder Funding shall be made available to the Borrower to cover such Substantial Cost Overrun; or
(ii)    the Borrower delivers a Letter of Credit from an Approved Issuer to the Facility Agent to cover the full amount of such Substantial Cost Overrun.
22.7    Notification of certain events under the EPC Contracts
The Borrower shall promptly notify the Facility Agent:
(a)    if any party begins an arbitration under the EPC Contracts;
(i)    of the identity of the arbitrators; and
(ii)    of the conclusion of the arbitration and the terms of any arbitration award;
(b)    if either party cancels, rescinds, repudiates or otherwise terminates any EPC Contract (or purports to do so);
(c)    if a material dispute arises under any EPC Contract (including, without limitation, any dispute which could give rise to any party to that EPC Contract to terminate that EPC Contract, which is referred to managing negotiations, in relation to any claim under a warranty of indemnity or which may lead to delays in the Works or Cost Overruns);
(d)    if the Borrower (or the Lessee) rejects the Vessel (or purports to do so); or
(e)    if the Vessel becomes a Total Loss or partial loss or is materially damaged.

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22.8    Enforcement of rights
The Borrower shall do everything which the Facility Agent requires for the purpose of enforcing the rights of the Borrower under the EPC Contracts and allow its name to be used by the Security Trustee for that purpose.
22.9    Sale or other disposal
From the first Utilisation, the Borrower will not dispose of its rights under any EPC Contract or agree to do so except pursuant to the Finance Documents.
22.10    Releases and waivers
There shall be no release of any of the EPC Contractors or Parent Guarantors from any of their respective obligations under the EPC Contract Documents, no waiver of any breach of such obligations and no consent to anything which would otherwise be such a breach.
22.11    Rejection and cancellation
The Borrower shall not exercise any right which it may have to reject the Vessel or cancel or rescind or otherwise terminate any EPC Contract Document.
22.12    Movement of Vessel
(a)    Other than as required pursuant to the EPC Contracts and prior to Sailaway, the Borrower shall not allow the Vessel to be taken outside of Singapore except that, where there is an emergency during sea trials which requires that the Vessel is taken urgently to any place within the jurisdiction of the courts of another country, the Vessel may be taken to such possible and feasible place or zone as shall be nearest to the place in which such emergency shall have arisen.
(b)    The Facility Agent shall be notified of the happening of such emergency within 24 hours and notified of where the emergency happened and of the place where the Vessel has been or is being taken.
(c)    The Vessel shall not remain at such place for more than seven days.
22.13    Movement of parts
The Borrower shall not allow any machinery, equipment or materials which are part of the Vessel or which are appropriated to the Vessel to be removed outside Singapore except as and when necessary to repair or replace them or as required pursuant to the EPC Contracts.
22.14    Conversion Yard
The Borrower shall not permit the Builders to assemble or launch the Vessel other than at the Conversion Yard specified in Schedule 2 (Vessel Information) or as required pursuant to the EPC Contracts.

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22.15    Redelivery Date documents
On or around the Redelivery Date and prior to Sailaway, the Borrower shall deliver to the Facility Agent, or its duly authorised representative, the following documents and evidence in form and substance satisfactory to the Facility Agent:
(a)    an updated Technical Report verifying:
(i)    that the Vessel has been converted into a FLNG Facility in accordance with basis of design under the EPC Contracts to meet the performance requirements under the LOA;
(ii)    that the Vessel complies with all relevant engineering health and safety standards, environmental standards including requirements of the Classification Society, Flag State and other applicable international standards;
(iii)    that the Sailaway hold point under the LOA has been achieved;
(iv)    that the operating plan required under the LOA has been submitted and approved by the Lessee;
(v)    that no Substantial Cost Overrun has occurred that has not been resolved in accordance with Clause 22.6 (Substantial Cost Overruns); and
(vi)    an updated Project Budget Statement;
(b)    a certificate from a duly authorised officer of the Builder confirming that there are no current or pending claims under the EPC Contracts to which each is a party;
(c)    an updated insurance opinion by the Insurance Advisor satisfactory to the Lenders together with any relevant Insurances and letters of undertaking from insurers in accordance with Clause 25 (Insurance), including mortgagee's interest insurance in accordance with Clause 25.6 (Mortgagee's insurance);
(d)    copies of:
(i)    the FLNG Facility's management agreement, together with copies of the Vessel Managers' Document of Compliance;
(ii)    the Vessel's Safety Management Certificate (together with any other details of the applicable Safety Management System which the Facility Agent requires);
(iii)    any documents required under the ISM Code and the ISPS Code in relation to the Vessel (including, without limitation, a valid International Ship Security Certificate); and

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(iv)    such documents relating to the Vessel including, but not limited to registration, class and insurances, as reasonably required by the Facility Agent; any other document, authorisation, opinion or assurance reasonably required by the Facility Agent to be specified and agreed with the Borrower; and
(e)    all of the documents and evidence required to be delivered pursuant to Clause 4.2 (Conditions precedent to each Advance) in form and substance satisfactory to the Facility Agent.
22.16    Final Acceptance documents
(a)    On or before the Final Acceptance Date, the Borrower shall deliver to the Facility Agent, or its duly authorised representative, the following documents and evidence in form and substance satisfactory to the Facility Agent:
(i)    a signed Certificate of Acceptance under the LOA;
(ii)    if there have been changes to the Insurances or, if applicable, Reinsurances since receipt of the insurance opinion delivered pursuant to Clause 22.15 (Redelivery Date documents), an updated insurance opinion from the Insurance Advisor in form and substance to the Lenders, together with any relevant Insurances, Reinsurances and letters of undertaking from the insurers in accordance with Clause 25 (Insurance);
(iii)    copies of the valuation reports to be delivered on or before Final Acceptance in accordance with Clause 26.3 (Valuation frequency);
(iv)    an updated Technical Report verifying:
(A)    the Vessel has passed its Acceptance Tests and the Acceptance Appraisals Period (each as defined in the LOA) or that the Lessee has otherwise agreed to accept the Vessel pursuant to clause 7.13 (Acceptance Testing) of the LOA and otherwise that the terms of Final Acceptance have been met;
(B)    that any concerns or outstanding matters raised by the LTA in the previously issued Technical Reports have been adequately addressed; and
(C)    that the Total Project Costs have been incurred in accordance with the Initial Project Budget;
(v)    a certificate from a duly authorised officer of the B&V Consortium confirming that there are no current or pending claims under the EPC Contracts to which each is a party;

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(vi)    a duly executed Performance Guarantee together with evidence satisfactory to the Facility Agent that the Performance Guarantor is valid, binding and enforceable in accordance with its terms;
(vii)    a copy of the most recent version of the Work Programme and Budget; and
(viii)    evidence that the Balance of the Debt Service Reserve Account is at least equal to the Debt Service Reserve.
(b)    Following receipt by the Facility Agent of the documents and evidence delivered pursuant to paragraph (a) above in form and substance satisfactory to it, and provided that no Potential Event of Default or Event of Default has occurred and is continuing, the Facility Agent shall instruct the Security Trustee to release each Payment Guarantee (the date of such instruction being the "Payment Guarantee Release Date").
23.    Dealings with Vessel
23.1    Undertaking to comply
The Borrower undertakes that this Clause 23 will be complied with by itself, the Operator and the Vessel Manager in relation to the Vessel throughout the Mortgage Period.
23.2    Vessel's name and registration
(a)    The name of the Vessel shall only be changed after prior notice to the Facility Agent.
(b)    The Vessel shall be registered in the name of the Borrower with the relevant Registry under the laws of its Flag State. The Vessel shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State).
(c)    Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Vessel being required to be registered under the laws of another state of registry.
23.3    Sale or other disposal of Vessel
(a)    Subject to paragraph (b) below, the provisions of Clause 7.7 (Sale of Vessel) or otherwise pursuant to the Finance Documents or the LOA, the Borrower will not sell, or agree to, transfer, abandon or otherwise dispose of the Vessel or the FLNG Facility or any share or interest in it.
(b)    The occurrence of an MLP Drop Down will not constitute a sale of the Vessel for the purposes of this Clause 23.3.
(c)    Any ship (including the Vessel) controlled by the Borrower or sold to an intermediary with the intention of being scrapped shall be recycled at a

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recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or the EU Ship Recycling Regulation.
23.4    Borrower, Operator, Supervisor and Vessel Manager
(a)    The supervision of the Works during the Conversion Period shall be performed by the Borrower, the Operator, the Supervisor or any other management company appointed by the Operator and approved by the Lenders.
(b)    The technical management of the Vessel shall be performed by the Operator or the Original Vessel Manager or, provided that it has delivered a duly executed Vessel Manager's Undertaking to the Security Trustee, Golar Management Norway AS or any other management company appointed by the Operator and approved by the Lenders and the Lessee.
(c)    A supervisor of the conversion of the Vessel other than the Operator or the Supervisor, or a manager of the Vessel other than the Operator or the Original Vessel Manager, shall not be appointed unless that supervisor or manager and the terms of its appointment are approved by the Lenders and it has delivered a duly executed a Supervisor's Undertaking or a Vessel Manager's Undertaking (as applicable) to the Security Trustee. Other than Permitted Amendments, there shall be no change to the terms of appointment of a supervisor or vessel manager whose appointment has been approved unless such change is also approved by the Lenders.
(d)    Upon the occurrence of an Event of Default that is continuing, the Facility Agent shall have the right to appoint a new vessel manager, supervisor or operator of the Vessel, subject to the terms of the Quiet Enjoyment Agreement.
23.5    Copy of Mortgage on board
A properly certified copy of the Mortgage shall be kept on board the Vessel with its papers and shown to anyone having business with the Vessel which might create or imply any commitment or Security Interest over or in respect of the Vessel (other than a lien for crew's wages and salvage or other Permitted Maritime Lien) and to any representative of the Facility Agent or the Security Trustee.
23.6    Notice of Mortgage
A framed printed notice of the Mortgage shall be prominently displayed in the navigation room and in the master's cabin of the Vessel. The notice must be in plain type and read as follows:
"NOTICE OF MORTGAGE

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This Vessel is subject to a first mortgage in favour of ING Bank N.V. of Bijlmerplein 888, 1102 MG Amsterdam, The Netherlands. Under the said mortgage and related documents, neither the Owner nor any Lessee nor the Master of this Vessel has any right, power or authority to create, incur or permit to be imposed upon this Vessel any commitments or encumbrances whatsoever other than for crew's wages and salvage".
No-one will have any right, power or authority to create, incur or permit to be imposed upon the Vessel any lien whatsoever other than for crew's wages and salvage or other Permitted Maritime Lien.
23.7    Conveyance on default
Where the Vessel is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Facility Agent's request, immediately execute such form of transfer of title to the Vessel as the Facility Agent may require.
23.8    Chartering and other sub-contracts
The Borrower shall not enter into any charter commitment for the Vessel (except for the LOA or the bareboat charter in accordance with the LOA and the Quiet Enjoyment Agreement) or permit the Lessee to enter into any charter commitment or sub-contract in respect of the Vessel (except as pre-agreed in the LOA or the bareboat charter in accordance with the LOA and the Quiet Enjoyment Agreement) without prior written consent of the Lenders.
23.9    Lay up
From Final Acceptance, the Vessel shall not be laid up or deactivated except with the consent of the Majority Lenders.
23.10    Sharing of Earnings
The Borrower shall not enter into any arrangement under which its Earnings from the Vessel may be shared with anyone else.
23.11    Relocation of the FLNG Facility
Except in accordance with the Quiet Enjoyment Agreement, the Borrower shall not agree to any Change in Location other than the Permitted Location for the normal operational duties of the Vessel.
24.    Condition and operation of the Vessel
24.1    Undertaking to comply
The Borrower undertakes that this Clause 24 will be complied with by itself, the Operator and the Vessel Manager in relation to the Vessel throughout the Mortgage Period following Redelivery.

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24.2    Defined terms
In this Clause 24 and in Schedule 3 (Conditions Precedent):
"applicable code" means any code or prescribed procedures required to be observed by the Vessel or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).
"applicable law" means all laws and regulations applicable to vessels registered in the Flag State of the Vessel, or which for any other reason apply to the Vessel, or to its condition or operation at any relevant time.
"applicable operating certificate" means any certificates, vessel response plans, or other document relating to the Vessel or its condition or operation required to be in force under any applicable law or any applicable code.
"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) (as amended by MSC 104(73) and A.913(22) (superseding A.788(19)) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention 1974), and includes any extensions of it and any regulations issued under it, as the same may be amended, supplemented or superseded from time to time.
"ISPS Code" means the International Ship and Port Facility Security Code of the International Maritime Organization incorporated into the Safety of Life at Sea Convention 1974 and includes any amendments or extensions of it and any regulation issued pursuant to it, as the same may be amended, supplemented or superseded from time to time.
24.3    Repair and operation
The Borrower shall, and shall procure that (i) the Vessel Manager, and (ii) GLNG, or after a full Golar MLP Drop Down to Golar MLP, Golar MLP, will ensure that:
(a)    the Vessel is crewed and operationally ready at all times in accordance with the LOA and is capable of operating within the performance standards and the Operating Plan (as defined in the LOA); and
(b)    the Vessel is operated at all times in accordance with its design requirements as a FLNG Facility under the LOA and subject to any limitations placed on such operation by that design, by any regulatory authority or the Classification Society or any manufacturer or repairer of the Vessel or any part thereof.
24.4    Modification
Except:
(a)    with the approval of the Lenders;

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(b)    as required in order to comply with the Borrower's obligations under the LOA; or
(c)    as required by the laws of the relevant Flag State or Classification Society, the structure, type or performance characteristics of the Vessel shall not be modified in any way which might reasonably be expected to alter the Vessel in a manner than would reduce its value by, or in excess of, $10,000,000, and provided that in the case of (b) and (c) above the Borrower provides evidence reasonably satisfactory to the Facility Agent that (x) the Lessee has agreed to pay in advance for such modifications or (y) to the extent not paid for by the Lessee in advance, adequate financial reserves have been made available to the Borrower to pay for such modifications which do not in any way adversely impact the Borrower's obligations under this Agreement.
24.5    Removal of parts
No part of the Vessel or any equipment shall be removed from the Vessel if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under the Security Documents) or unless repaired under Clause 24.3 (Repair and operation).
24.6    Third party owned equipment
Equipment owned by a third party shall not be installed on the Vessel if it cannot be removed without risk of causing damage to the structure or fabric of the Vessel, or incurring significant expense.
24.7    Maintenance of class; compliance with laws and codes
The class of the Vessel shall be the Classification and there shall be no material overdue recommendations or material adverse notations. The Vessel shall and the Borrower, the Operator and the Vessel Manager shall comply with all applicable laws, regulations (statutory or otherwise), and the requirements of all applicable codes and international conventions, including the requirements of the Classification Society and the Flag State. There shall be kept in force and on board the Vessel or in such person's custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Vessel or to be in such person's custody.
24.8    Inspection and notice of dry-docking
(a)    The Facility Agent and/or surveyors or other persons appointed by the Facility Agent for such purpose shall have the right, but not the obligation, to board the Vessel to inspect it and be given all proper facilities needed for that purpose, subject to the Facility Agent providing at least thirty (30) days prior written notice to the Borrower in respect of the inspection.

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(b)    Any inspection undertaken by the Facility Agent and/or surveyors or other persons appointed by the Facility Agent for such purpose must not unreasonably interfere with the Vessel's normal operations.
(c)    The Borrower shall bear, and reimburse to the Facility Agent where incurred by the Facility Agent, all costs and expenses associated with the first inspection of the Vessel in a given calendar year in accordance with paragraph (a) above (the "First Inspection").
(d)    Except where a Potential Event of Default has occurred and is continuing, if the Facility Agent and/or surveyors or other persons appointed by it inspects the Vessel more than once per calendar year in accordance with paragraph (a) above, the Facility Agent shall bear all costs and expenses associated with all inspections other than the First Inspection for that calendar year.
(e)    The Facility Agent shall be given reasonable advance notice by the Borrower of any intended dry-docking of the Vessel (whatever the purpose of that dry-docking).
24.9    Prevention of arrest
All debts, damages, liabilities and outgoings of any Obligor which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Vessel, its Earnings or Insurances shall be promptly paid and discharged.
24.10    Release from arrest
The Vessel, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Vessel shall be promptly discharged, by whatever action is required to achieve that release or discharge.
24.11    Payment of outgoings
All tolls, dues and other outgoings whatsoever in respect of the Vessel and its Earnings and Insurances shall be paid promptly. Proper accounting records for the Obligors shall be kept of the Vessel and its Earnings.
24.12    Repairers' liens
The Vessel shall not be put into any other person's possession for work to be done on the Vessel if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless that person gives the Security Trustee a written undertaking in approved terms not to exercise any lien on the Vessel or its Earnings for any of the cost of such work.
24.13    Maintenance of records
The Borrower shall and shall procure that the Vessel Manager shall maintain all such records, logs, manuals, technical data and other materials and documents that are

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required to be maintained in respect of the Vessel in the English language so as to comply with any applicable laws or the requirements of the Classification Society and keep accurate, complete and up-to-date logs and records for maintenance, repairs, alterations, modifications and additions to the Vessel and, at any time on reasonable notice from the Facility Agent, shall permit the Facility Agent or its representatives to examine and take copies of such logs and records.
25.    Insurance
25.1    Undertaking to comply
The Borrower, the Operator and the Original Vessel Manager undertakes that this Clause 25 shall be complied with by each Obligor in relation to the Vessel, the Vessel and the Insurances any Obligor is a party throughout the Mortgage Period.
25.2    Insurance terms
In this Clause 25:
"excess risks" means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
"excess war risk P&I cover" means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
"hull cover" means insurance cover against the risks identified in paragraph (i) of Clause 25.3 (Coverage required).
"minimum hull cover" means an amount equal at the relevant time to one hundred and twenty per cent. (120) of the aggregate of (a)] the Loan and (b) the aggregate of the Hedging Exposures of all of the Hedging Banks at that time at the relevant time.
"P&I risks" means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
25.3    Coverage required
(a)    With effect from the first Utilisation Date up to and including the Redelivery Date, the Vessel shall be insured under the Builder's Risk Insurances:
(i)    against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks)

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on an agreed value basis, for at least its minimum hull cover and no less than its market value;
(ii)    against P&I risks for an amount not less than $500,000,000;
(iii)    against such other risks and matters which the Facility Agent notifies it that it considers reasonable for a prudent FLNG Facility owner or operator to insure against at the time of that notice and against which insurance is generally taken out by leading operators of FLNG Facilities;
(iv)    on terms which comply with the other provisions of this Clause 25;
(v)    against workmen's compensation and employer's liability as prescribed by the applicable laws of Singapore; and
(vi)    general commercial liability with a limit of not less than $10,000,000 per occurrence and $10,000,000 in aggregate.
(b)    Following the Redelivery Date and until the expiry of the Facility Period, the Vessel shall at all times be insured:
(i)    against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;
(ii)    against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Vessel (but, in relation to liability for pollution, for an amount of not less than the higher of (A) $1,000,000,000 and (B) the minimum amount required under the LOA);
(iii)    against loss of hire in an approved amount;
(iv)    against such other risks and matters which are reasonable for a prudent shipowner or operator to insure against at the time of that notice; and
(v)    on terms which comply with the other provisions of this Clause 25.
(c)    The Borrower shall at all times up to and including the expiry of the Facility Period insure against:
(i)    workmen's compensation and employer's liability or the equivalent thereof covering its employees as prescribed by the states and/or residences of such employees; and
(ii)    commercial general liability with a limit of not less than $10,000,000 per occurrence and $10,000,000 in aggregate.

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(d)    To the extent that the Vessel is required to be insured by local primary insurers, to the extent permitted by local law, the Borrower shall arrange for one hundred per cent. (100%) of any primary Insurances to be reinsured with leading international insurers acceptable to the Lenders, acting in consultation with the Insurance Advisor, each of whom is of sound financial standing and international repute, with a credit rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services, A.M. Bests or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency, and is otherwise acceptable to the Lenders. Notwithstanding the foregoing, up to five per cent (5%) of war risks insurances may be placed with insurers with a lower credit rating provided that such insurers have satisfied all other requirements of this clause and is otherwise acceptable to the Lenders. Notwithstanding the foregoing, if the Norwegian War Club is used to insure war risks, it will be acceptable to the Lenders unless otherwise indicated.
25.4    Placing of cover
The insurance coverage required by Clause 25.3 (Coverage required) shall be:
(a)    in the name of the Borrower and (in the case of the Vessel's hull cover) no other person (other than the Security Trustee and any other Finance Party required by the Facility Agent, if required by the Facility Agent) (unless such other person is approved and, if so required by the Facility Agent, has duly executed and delivered a first priority assignment of its interest in the Insurances of the Vessel to the Security Trustee (and any other Finance Party required by the Facility Agent) in an approved form and provided such supporting documents and opinions in relation to that assignment as the Facility Agent requires);
(b)    if the Facility Agent so requests, in the joint names of the Borrower and the Security Trustee (and any other Finance Party required by the Facility Agent) (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Trustee or such Finance Party for premiums or calls);
(c)    in dollars or another approved currency;
(d)    arranged through Approved Brokers or direct with approved insurers or protection and indemnity or war risks associations;
(e)    on approved terms and with approved insurers or associations; and
(f)    placed with reputable and internationally recognised insurers in leading primary insurance markets who normally participate in insurance for offshore and maritime assets, or otherwise with reputable and internationally recognised reinsurers in leading primary insurance markets and satisfying the requirements set out in Clause 25.3(d). If such Reinsurances are required to be

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provided, the Borrower shall promptly notify the Facility Agent and procure that the Facility Agent receives (at the cost of the Borrower):
(i)    Reinsurances Security, duly executed by the Insurer;
(ii)    a legal opinion from counsel acceptable to the Facility Agent in relation to the due execution and enforceability of such Reinsurances Security; and
(iii)    an updated insurance opinion by the Insurance Advisor satisfactory to the Lenders together with the relevant Reinsurances and letters of undertaking from the reinsurers in accordance with this Clause 25, each in form and substance satisfactory to the Facility Agent.
25.5    Deductibles
The aggregate amount of any excess or deductible under the hull cover of the Vessel and the Vessel shall not exceed an approved amount.
25.6    Mortgagee's insurance
The Borrower shall promptly reimburse to the Facility Agent the cost (as conclusively certified by the Facility Agent) of taking out and keeping in force in respect of the Vessel on approved terms, or in considering or making claims under a mortgagee's interest insurance for the benefit of the Finance Parties for an amount up to one hundred and twenty per cent. (120%) of the aggregate of (a) the Loan and (b) the aggregate of the Hedging Exposures of all of the Hedging Banks at that time.
25.7    Fleet liens, set off and cancellations
If the hull cover of the Vessel also insures other vessels, the Security Trustee shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:
(a)    set off against any claims in respect of the Vessel any premiums due in respect of any of such other vessels insured; or
(b)    cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for the Vessel is provided under a separate policy from any other vessels.
25.8    Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Facility Agent shall be provided with all relevant receipts or other evidence of payment upon request.

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25.9    Details of proposed renewal of Insurances
At least 14 days before any of the Insurances are due to expire, the Facility Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed or extended.
25.10    Instructions for renewal
At least seven days before any of the Insurances are due to expire, instructions shall be given to brokers, insurers and associations (and copied to the Facility Agent and the Insurance Advisor) for them to be renewed or replaced on or before their expiry.
25.11    Confirmation of renewal
The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this Clause 25 and confirmation of such renewal given by the Insurance Advisor to the Facility Agent as promptly as practically possible and at least seven days (or such shorter period as may be approved) before such expiry.
25.12    P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Vessel shall be provided when required by the association.
25.13    Insurance documents
The Facility Agent shall be provided with pro forma copies of all insurance and, if applicable, reinsurances policies and other documentation issued by brokers, insurers, reinsurers and associations in connection with the Insurances and, if applicable. Reinsurances as soon as they are available after they have been placed or renewed and all insurance and, if applicable, reinsurances policies and other documents relating to the Insurances and, if applicable, Reinsurances shall be deposited with any Approved Brokers or (if not deposited with Approved Brokers) the Facility Agent or some other approved person.
25.14    Letters of undertaking
Unless otherwise approved where the Facility Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Facility Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

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25.15    Insurance Notices and Loss Payable Clauses
The interest of the Security Trustee as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Vessel and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Trustee if it is itself an assured).
25.16    Insurance correspondence
If so required by the Facility Agent, the Facility Agent shall promptly be provided with copies of all relevant written communications between the assureds and brokers, insurers and associations relating to any of the Insurances as soon as they are available.
25.17    Qualifications and exclusions
All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to generally accepted exclusions or qualifications.
25.18    Independent report
At the request of the Facility Agent, the Insurance Advisor shall provide a detailed report giving their opinion on the adequacy of the Insurances and, if applicable, Reinsurances at no cost to the Facility Agent or (if the Facility Agent obtains such a report itself) the Borrower shall reimburse the Facility Agent for the cost of obtaining that report provided that, except if an Event of Default is continuing or there has been any material change or amendment to the Insurances and, if applicable, Reinsurances for which the Facility Agent requires such a report, a maximum of one report per year will be for the Borrower's account.
25.19    Collection of claims
All documents and other information and all assistance required by the Facility Agent to assist it and/or the Security Trustee in trying to collect or recover any claims under the Insurances and/or, if applicable, Reinsurances shall be provided promptly.
25.20    Employment of Vessel
The Vessel shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).
25.21    Declarations and returns
If any of the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Vessel sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

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25.22    Application of recoveries
All sums paid under the Insurances to anyone other than the Security Trustee shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.
25.23    Settlement of claims
Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.
25.24    Prejudicial action
The Borrower shall not take or omit to take any action which would, or would be reasonably likely to, prejudice the validity, enforceability, priority or effectiveness of, or lead to the revocation, avoidance, suspension, rescission or termination of, any of the Insurances or, if applicable, Reinsurances.
25.25    Change in insurance requirements
If the Facility Agent gives notice to the Borrower to change the terms and requirements of this Clause 25 (which the Facility Agent may only do, acting reasonably, as a result in changes of circumstances or practice after the date of this Agreement), this Clause 25 shall be modified in the manner so notified by the Facility Agent on the date 14 days after such notice from the Facility Agent is received.
26.    Minimum Security Value
26.1    Undertaking to comply
The Borrower undertakes that this Clause 26 will be complied with from Final Acceptance and thereafter throughout the Mortgage Period.
26.2    Valuation of assets
For the purpose of the Finance Documents, the value at any time of the Vessel or any other asset over which additional security is provided under this Clause 26 will be its value as most recently determined in accordance with this Clause 26.
26.3    Valuation frequency
The Borrower shall arrange for a valuation of the Vessel and each such other asset, as determined by an Approved Valuer, to be provided to the Facility Agent:
(a)    on or immediately before Final Acceptance, and on each anniversary of Final Acceptance thereafter until the end of the Facility Period; and
(b)    as often as may be reasonably required by the Facility Agent, except if an Event of Default is continuing, in which case such valuation may be required by the Facility Agent at any time,

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in each case, evidencing that the Security Value is higher than the Minimum Value.
26.4    Expenses of valuation
The Borrower shall bear, and reimburse to the Facility Agent where incurred by the Facility Agent, all reasonable and documented costs and expenses of providing a valuation upon Final Acceptance and annually thereafter or otherwise at any time after the occurrence of an Event of Default which is continuing.
26.5    Valuations procedure
The value of the Vessel shall be determined by Approved Valuers in accordance with this Clause 26. Additional security provided under this Clause 26 shall be valued in such a way, on such a basis and by such persons (including the Facility Agent itself) as may be agreed in writing by the Borrower and the Facility Agent (on the instructions of the Majority Lenders).
26.6    Currency of valuation
Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Facility Agent's spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.
26.7    Basis of valuation
Each valuation made by an Approved Valuer addressed to the Facility Agent in its capacity as such and made by taking into account:
(a)    the Vessel and all installation, facilities and equipment on board for the purposes of the Project and owned by the Borrower;
(b)    any intellectual property rights in connection with paragraph (a) above; and
(c)    any rights arising out of and in connection with the value attached to the Project Documents, in particular the LOA.
26.8    Information required for valuation
The Borrower shall promptly provide to the Facility Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.
26.9    Approval of valuers
All valuers must be Approved Valuers.

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26.10    Appointment of valuers
When a valuation is required for the purposes of this Clause 26, the Facility Agent or, if so approved at that time, the Borrower shall promptly appoint Approved Valuers to provide such a valuation. If the Borrower is approved to appoint valuers but fails to do so promptly, the Facility Agent may appoint Approved Valuers to provide that valuation.
26.11    Number of valuers
Each valuation may be carried out by a single Approved Valuer nominated by the Facility Agent if the Borrower and the Facility Agent agree to that valuation being provided by a single valuer. If they do not agree to a single valuer being used, the valuation must be carried out by two Approved Valuers of whom one shall be nominated by the Facility Agent and the other by the Borrower. If the Borrower fails promptly to nominate a second valuer then the Facility Agent may nominate the second valuer.
26.12    Differences in valuations
If valuations provided by individual valuers differ, the value of the Vessel for the purposes of the Finance Documents will be the mean average of those valuations.
26.13    Security shortfall
(a)    If at any time the Security Value is less than the Minimum Value, the Facility Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within twenty one (21) days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may:
(i)    procure one or more Letter of Credit from an Approved Issuer; and/or
(ii)    provide alternative security acceptable to the Facility Agent acting on the instructions of all of the Lenders or cash collateral; and/or
(iii)    cancel part of the Active Facility under Clause 7.3 (Voluntary cancellation) and/or prepay under Clause 7.4 (Voluntary prepayment) (but on five (5) Business Days' notice instead of the period required by such clause) a corresponding amount of the Loan, provided that that aggregate amount under paragraphs (i), (ii) and (iii) above is equal to or greater than the Minimum Value minus the Security Value at that time.
(b)    Any cancellation of part of the Active Facility pursuant to paragraph (a)(iii) above shall reduce the Total Commitments by the same amount.

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26.14    Creation of additional security or cash collateral
The value of any additional security or cash collateral which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:
(a)    in the case of cash collateral, such cash has been received by the Facility Agent to the account notified to the Borrower in writing;
(b)    in the case of additional security:
(i)    that additional security, its value and the method of its valuation have been approved by the Majority Lenders;
(ii)    a Security Interest over that security has been constituted in favour of the Security Trustee or (if appropriate) the Finance Parties in an approved form and manner;
(iii)    this Agreement has been unconditionally amended in such manner as the Facility Agent requires in consequence of that additional security being provided; and
(iv)    the Facility Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.
26.15    Release of additional security or cash collateral
If:
(a)    after the Borrower has provided additional security or cash collateral in accordance with Clause 26.14 (Creation of additional security or cash collateral), the Borrower provides a valuation in accordance with this Clause 26 evidencing that the Security Value is higher than the Minimum Value, then the Security Trustee or, if cash collateral has been provided, the Facility Agent shall, at the written request and cost of the Borrower, release such additional security or cash collateral as soon as reasonably practicable, provided that no Potential Event of Default has occurred and is continuing or would result from, and that the Security Value would remain higher than the Minimum Value following, in each case, the release of such additional security or cash collateral;
(b)    on the Final Repayment Date, if the Facility Agent is holding a positive balance of cash collateral provided in accordance with Clause 26.14 (Creation of additional security or cash collateral), such balance shall be applied by the

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Facility Agent towards satisfaction of the outstanding Loan on the Final Repayment Date.
27.    General Project Undertakings
27.1    Undertaking to comply
The Borrower undertakes that this Clause 27 will be complied with by the Obligors in relation to the Vessel and the LOA Documents throughout the Mortgage Period.
27.2    Project Documents
(a)    The Borrower shall, and shall procure that each other Obligor shall, duly and punctually perform, comply with and observe each of its respective obligations under each Project Document to which it is a party and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Project Documents in each case to the extent that the failure to do so has or may reasonably be expected to have a Material Adverse Effect on any Obligor's ability to perform its obligations under the Project Documents.
(b)    The Borrower shall, and shall procure that each other Obligor shall, maintain and enforce its respective rights under the Project Documents in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect on any Obligor's ability to perform its obligations under the Project Documents.
(c)    If the Borrower and/or any other Obligor has the right to terminate a Project Document, the Borrower shall, and shall procure that any Obligor shall, (i) not exercise that right without the written consent of the Facility Agent and (ii) exercise that right if so directed by the Facility Agent if an Event of Default is continuing.
(d)    The Borrower shall not (and shall procure that no other Obligor shall), without the prior written consent of the Facility Agent, permit or agree or consent to:
(i)    save as permitted under this Agreement, any amendment or variation of, or waiver or release of a party's obligations or liabilities under, any Project Document or a Shareholder Loan Agreement, other than Permitted Amendments;
(ii)    except as expressly required under the Finance Documents, the assignment or transfer of a Project Document, Environmental Licence or Project Authorisation by the Borrower or any EPC Contractor; or
(iii)    except as expressly required or permitted under the Finance Documents, any party to a Project Document assigning or transferring that party's rights or obligations under that Project Document.

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27.3    LOA
Except with the approval of the Lenders save for the Permitted Amendments:
(a)    the LOA Documents shall not be varied;
(b)    there shall be no release by the Borrower of any obligation of any other person under the LOA Documents (including by way of novation or assignment), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach; and
(c)    the Borrower shall not terminate or rescind any LOA Document or withdraw the Vessel from service under the LOA or take any similar action.
27.4    LOA performance
The Borrower shall perform its obligations under the LOA Documents and use its reasonable commercial efforts to ensure that each other party to them performs their obligations under the LOA Documents.
27.5    Notice of assignment
The Borrower shall give notice of assignment of the LOA Documents to the other parties to them in the form specified by the Security Assignment and shall ensure that the Facility Agent receives a copy of that notice acknowledged by each addressee in the form specified therein on or before the date of the Mortgage.
27.6    Information undertakings
The Borrower shall deliver to the Facility Agent:
(a)    copies of material notices received by or on behalf of the Borrower or issued by or on behalf of the Borrower under any of the Project Documents and which have not previously been provided, promptly upon receipt or delivery of the same;
(b)    on a monthly basis, in respect of the previous month, (i) details of any fine levied and charges made by the Lessee pursuant to the LOA (including the amount of each such fine and, to the extent available to the Borrower, the basis on which the fine was levied, including but not limited to all LOA Liquidated Damages and (ii) details of any Normal Dayrate reduction event which results in a reduction in Normal Dayrate and (iii) details of any period of off hire incurred which results in a suspension of the Lessee's obligation to pay Normal Dayrate or the amount by which the anticipated Normal Dayrate for that period has been reduced.
(c)    upon becoming aware of the same, details of any FM Event (as defined in the LOA) and action being taken by the Lessee and/or the Borrower in respect of such FM Event;

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(d)    upon becoming aware of the same, details of the Vessel being Requisitioned (as defined in clause 17.4 (Requisition of FLNG Facility) of the LOA) and action being taken the Lessee and/or Borrower in respect of such event;
(e)    annually, within thirty (30) days of its approval by the Lessee, a copy of the Vessel Operating Budget;
(f)    copies of material notices received by or on behalf of the Borrower or issued by or on behalf of the Borrower under any of the Project Documents and which have not previously been provided;
(g)    upon becoming aware of the same, details of any breach by any party to a Project Document and action being taken by the Borrower and any other Obligor in respect of such breach;
(h)    promptly upon being aware of the same, payment made or to be made under any Lessee Credit Support;
(i)    to the extent known by the Borrower or the Sponsors, quarterly written updates (in an approved form) to the Facility Agent regarding the status and progress of the GTA Project;
(j)    promptly upon becoming aware of them, any breach by the Borrower, a Vessel Manager or, to the extent known, the Lessee of the Emissions Performance Standard or the HSSE Performance Standards (each as defined in the LOA) under the LOA;
(k)    any information relating to the Lessee or any of the Lessee Credit Support Providers as the Lenders may reasonably request and which is available to the Borrower or another Obligor and can be delivered without breach of any confidentiality undertaking.
27.7    Notification of certain events
The Facility Agent shall promptly be notified of:
(a)    any damage to the Vessel where the cost of the resulting repairs may exceed the Major Casualty Amount;
(b)    any occurrence which may result in the Vessel becoming a Total Loss;
(c)    any requisition of the Vessel for hire;
(d)    any Environmental Claim being made against any Obligor (other than the Borrower and the Operator) and of any Environmental Incident which may give rise to such a claim, in each case, in relation to the Project or otherwise which might have a Material Adverse Effect, and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim;

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(e)    any material Environmental Claim being made against the Borrower, the Operator or the Vessel and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim;
(f)    any withdrawal or threat to withdraw:
(i)    any Environmental Licence or Project Authorisation; or
(ii)    other Authorisation or applicable operating certificate which might have a Material Adverse Effect;
(g)    the issue of any relevant operating certificate required under any applicable law, regulation or code in respect of the Vessel;
(h)    the receipt of notification that any application for such a certificate has been refused;
(i)    any requirement or material recommendation made in relation to the Vessel by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and
(j)    any arrest or detention of the Vessel or any exercise or non-frivolous purported exercise of a lien or other claim on the Vessel or its Earnings or Insurances.
27.8    LTA
(a)    The Borrower shall give the Facility Agent and the LTA:
(i)    reasonable notice of all acceptance tests to be carried out in respect of the Vessel (if it so requires) and copies of its reports on such tests promptly following completion of such tests to the extent necessary to carry out its Agreed Scope of Work;
(ii)    promptly upon receipt by the Borrower, a copy of any notice received from the Lessee in relation to any material operational issues in respect of the LOA which might reasonably be expected to adversely affect the amount of LOA Dayrate;
(b)    The LTA is entitled to inspect and take copies of the Borrower's, the Supervisor's and each Vessel Manager's records (including all records, logs, manuals, technical data, drawings and specifications and other materials and documents that are required to be maintained in respect of the Vessel so as to comply with applicable laws or the requirements of the Classification Society) in relation to the Vessel and the Project on reasonable prior notice to the Borrower to the extent necessary to carry out its Agreed Scope of Work;

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(c)    The Borrower shall use best endeavours to ensure that the LTA shall:
(i)    at any time it has a material concern relating to the Project, which has been raised with the Borrower and not resolved, on reasonable prior notice to the Borrower be allowed to visit the Site and/or the EPC Contractor's yard and/or to board the Vessel to enable the LTA to investigate such concern (without interfering with or hindering performance of a Project Document or the safe and efficient operation of the Vessel) and shall be given all proper facilities needed for that purpose;
(ii)    following an Event of Default which is continuing, be granted access to any meetings between the Borrower and the Lessee or the EPC Contractors (or any of them), in each case subject to the consent of the Lessee or, as the case may be, the relevant EPC Contractor.
(d)    The Borrower shall, and shall procure that each Vessel Manager shall:
(i)    provide all necessary co-operation, access and assistance or, as the case may be, procure that the same is provided within their control to enable the LTA to complete its scope of work and produce the reports in accordance with the Agreed Scope of Work; and
(ii)    following the occurrence of an Event of Default which is continuing and on request by the Facility Agent, prepare any report or investigate any concerns of the Facility Agent in each case of such operational or technical matters in respect of the Project as the Facility Agent shall reasonably advise.
(e)    The Borrower shall promptly respond to each material concern referred to in any of the reports specified in the Agreed Scope of Work, at the request of the Facility Agent.
(f)    The LTA shall, until Final Acceptance, provide quarterly progress reports to the Facility Agent with respect to the conversion of the Vessel and the Project. In the event that the LTA determines in a report at any time that there is a funding shortfall to achieve Final Acceptance by the Last Availability Date or that the Project is likely to be delayed beyond such date, the Facility Agent shall notify the Borrower regarding the same.
27.9    Advisors
The Borrower shall co-operate with, and shall ensure that each Vessel Manager and the Supervisor shall co-operate with and use reasonable endeavours to ensure that each other party to the Project Documents co-operates with reasonable requirements of the LTA and the Insurance Advisor.

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27.10    Payment of Earnings
All Earnings which the Borrower is entitled to receive under the LOA Documents shall be paid in the manner required by this Agreement and the Security Documents.
28.    Project Accounts
28.1    Undertaking to comply
The Borrower undertakes that this Clause 28 will be complied with by itself and, in relation to Clause 28.11 (Operator Account), the Operator throughout the Facility Period.
28.2    General undertakings
The Borrower will:
(a)    open each of the Project Accounts with the Account Bank (and each other accounts as may from time to time be requested by the Borrower and approved by the Facility Agent) and, in connection therewith, will from time to time complete all "know your customer" and other returns necessary for such process, if any;
(b)    maintain each of the Project Accounts with the Account Bank;
(c)    not withdraw any moneys from any Project Account other than in accordance with the provisions of this Clause 28;
(d)    not request or make a withdrawal of any moneys from the Operator Account other than in accordance with the LOA; and
(e)    not request or make a withdrawal of any moneys from any Project Account without the prior written consent of the Facility Agent if:
(i)    a Potential Event of Default has occurred and is continuing or would occur as a result (wholly or partly) of such withdrawal and (in either case) the Facility Agent has notified the Borrower and the Account Bank that no such withdrawal will be permitted; or
(ii)    such Project Account is overdrawn or would become overdrawn as a result of such withdrawal.
28.3    Payment of Earnings and Operating Element
With effect from the date hereof, the Borrower shall:
(a)    pay and direct that the Lessee and any other relevant person shall pay;
(i)    all Capital Element and other Earnings payable to the Borrower in respect of the Vessel in the Earnings Account in dollars; and

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(ii)    all Operating Element, including all sums payable to the Operator under the LOA, into the Operator Account, in accordance with the Vessel Operating Budget and the LOA;
(b)    pay or procure the payment of all compensation from time to time during the Facility Period received in respect of any requisition of the Vessel for hire into the Earnings Account;
(c)    direct the Hedging Banks to pay any moneys received or receivable from the Hedging Banks under or pursuant to the Hedging Agreement into the Earnings Account and provided that any Hedging Banks who are party to this Agreement shall be deemed to have received (and agreed to) such direction;
(d)    permit the Security Trustee and the Facility Agent to apply all Earnings in respect of the Vessel in accordance with the General Assignment and/or in accordance with this Clause 28;
(e)    pay all other Receivables payable to it or procure that such proceeds are paid into the Earnings Account, for application in accordance with this Agreement and/or the General Assignment; and
(f)    pay all Insurance Proceeds and Liability Insurance Proceeds in respect of the Vessel, received by it whether greater or less than the Major Casualty Amount, or procure that such proceeds are paid, in the manner contemplated in Clause 28.8 (Insurance Proceeds Account).
28.4    Currency
If any money credited to any of the dollar denominated Accounts is denominated in a currency other than (i) dollars or (ii) currencies that are not freely convertible as determined by the relevant authorities and/or the Account Bank from time to time, the Account Bank shall convert the amount received into dollars at the rate of exchange then prevailing in the market in accordance with the Account Bank's normal operating practices and shall credit the proceeds of such conversion to the relevant Project Account. Any incidental costs of making such conversion in accordance with this Clause shall be borne by the Borrower.
28.5    Earnings Account
(a)    Subject to paragraph (b) below, no withdrawals shall be permitted from the Earnings Account without approval.
(b)    Payment Cascade
On each Monthly Date, (if there is no Potential Event of Default continuing on or before the relevant withdrawal date) the Borrower shall apply the Balance of the Earnings Account in the following order of priority (and for this purpose the Borrower hereby instructs the Facility Agent and the Facility Agent hereby instructs the Account Bank and the Borrower authorises the Account Bank to make such payments):

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(i)    First, in transfer to the Operator's Account an amount (approved by the Lenders) sufficient to cover all operating expenses required to be paid by the Borrower to the Operator pursuant to and in accordance with clause 13.11(a)(ii) (Emissions and HSSE Performance) of the LOA as a result of failure by the Operator to satisfy the Emissions Performance Standard or the HSSE Performance Standard (as applicable, each as defined in the LOA) in accordance with the LOA;
(ii)    Second, in payment in dollars of all Fees and all reasonable and documented Costs then due to the Finance Parties pursuant to the Finance Documents and, to the extent in a currency other than dollars, converted to dollars, any prepayment of the Loan and accrued interest on such amounts prepaid due to the Finance Parties pursuant to the Finance Documents to the extent not paid from the Debt Service Retention Account;
(iii)    Third, in transfer to the Debt Service Retention Account of such sum required to comply with Clause 28.6 (Debt Service Retention Account) and in payment to the Hedging Banks of all amounts (if any) then due and payable to the Hedging Banks under the Hedging Agreements in respect of the period ending on that Monthly Date to be applied by the Lenders and the Hedging Banks on a pari passu basis and, for the avoidance of doubt, the Total Balloon Amount shall be excluded from any calculation with respect of the last three (3) transfers to be made pursuant to this paragraph (iii);
(iv)    Fourth, if applicable, in payment to the Borrower in accordance with Clause 7.8(a) (LOA and Lessee Credit Support);
(v)    Fifth, in transfer to the Debt Service Reserve Account such amount needed to ensure that the Balance of the Debt Service Reserve Account is equal to the Debt Service Reserve;
(vi)    Sixth, in transfer to the Production Bank Account an amount equal to the Production Bank Excess, to the extent a Production Bank Excess exists at that time; and
(vii)    Seventh, in transfer to the Free Cash Account provided that no Distribution Restriction Event has occurred and is continuing at such time on the condition that, if such Distribution Restriction Event is the sole result of a breach of the GLNG Additional Covenant, only the percentage of such monies attributable to the Original Golar Shareholder shall not be transferred to the Free Cash Account.

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28.6    Debt Service Retention Account
(a)    There shall be paid into the Debt Service Retention Account such amounts as will ensure that, on each Monthly Date, the amount credited to the Debt Service Retention Account is at least equal to:
(i)    prior to the First Repayment Date:
(A)    one sixth (1/6) of the net amount of interest payable during or at the end of the Interest Period current on that Monthly Date; plus
(B)    one sixth (1/6) of the instalment of the Loan due on the First Repayment Date; and
(ii)    following the First Repayment Date:
(A)    one third (1/3) of the net amount of interest payable during or at the end of the Interest Period current on that Monthly Date; plus
(B)    one third (1/3) of the instalment of the Loan due on the next Repayment Date after that Monthly Date.
(b)    The Borrower shall not withdraw any Balance of the Debt Service Retention Account except as permitted by paragraph (c) below.
(c)    If there is no continuing Potential Event of Default and if (unless the payment is to a new Debt Service Retention Account), after the withdrawal, the Balance on the Debt Service Retention Account will be at least the minimum amount required by paragraph (a) above at that time, the Borrower hereby instructs and authorises the Account Bank to transfer amounts from the Debt Service Retention Account to:
(i)    the Facility Agent in respect of payments of interest due under Clause 9 (Interest) and repayments of the Loan due under Clause 6.1 (Repayment); and
(ii)    thereafter to the Earnings Account of any amount by which the balance on the Debt Service Retention Account exceeds that minimum amount.
28.7    Debt Service Reserve Account
(a)    The Borrower shall maintain a Balance of an amount not less than the Debt Service Reserve on the Debt Service Reserve Account at all times from Final Acceptance and for the remainder of the Facility Period.

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(b)    At any time (unless a Potential Event of Default shall have occurred at such time and be continuing), the Borrower shall be entitled to withdraw moneys standing to the credit of the Debt Service Reserve Account provided that:
(i)    the Balance credited to the Debt Service Reserve Account is greater than the Debt Service Reserve. The amount available to be withdrawn shall be such amount that ensures after such withdrawal the Balance credited to the Debt Service Reserve Account is greater than the Debt Service Reserve; or
(ii)    the Borrower has provided a DSRA Letter of Credit in an amount equal to the Debt Service Reserve.
(c)    Any such moneys released from the Debt Service Reserve Account in accordance with paragraph (b) above shall be paid into the Free Cash Account provided that no Distribution Restriction Event is continuing.
(d)    And DSRA Letter of Credit to be provided pursuant to paragraph (b)(ii) above shall be procured by the Shareholders (or an Affiliate of a Shareholder excluding the Borrower). The Borrower shall not enter into any counter indemnity or other obligations with the DSRA L/C Issuer in connection with the issue of any DSRA Letter of Credit. No DSRA L/C Issuer shall be entitled to share in the Security constituted by the Security Documents.
28.8    Insurance Proceeds Account
(a)    The Borrower shall ensure that all Insurance Proceeds shall be paid into the Insurance Proceeds Account.
(b)    Prior to the occurrence of a Potential Event of Default which is continuing, all Insurance Proceeds from time to time received by the Borrower, the Security Trustee or an Account Bank during the Facility Period shall (after providing for any Losses ranking by law in priority to the Secured Obligations) be applied as follows:
(i)    if those Insurance Proceeds are in an amount less than the Major Casualty Amount, the Borrower shall use such Insurance Proceeds in repairing or replacing such asset or property and/or discharging the liability in respect of which they have been paid except to the extent that the repairs or replacement are unnecessary for continued operation or have already been paid for and/or the liability already discharged or those Insurance Proceeds exceed the cost of repair in which case such excess Insurance Proceeds shall be transferred from the Insurance Proceeds Account to the Earnings Account and if a Termination Date has occurred applied in accordance with Clause 28.14 (Application after Termination Date);

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(ii)    if those Insurance Proceeds are in amount equal to or exceeding the Major Casualty Amount:
(A)    subject to the Lessee requiring the Vessel to continue operations under and in accordance with the LOA, an amount equal to those Insurance Proceeds shall be paid:
(1)    to the Borrower (to such account as is advised by the Borrower), following receipt by the Facility Agent from the Borrower of evidence satisfactory to the Facility Agent that the relevant damage or loss has been properly made good and repaired and that all repair accounts and other liabilities whatsoever in connection with that damage or loss have been fully paid and discharged by the Borrower; or
(2)    to the persons or person effecting the repairs to the Vessel on account of those repairs in the course of those repairs being effected (if staged payments for such repairs are required) or after those repairs have been effected (in all other circumstances);
(B)    those Insurance Proceeds that are not applied as contemplated by paragraph (A) above shall be paid into the Earnings Account for application in accordance with Clause 28.14 (Application after Termination Date).
(c)    All amounts of Liability Insurance Proceeds from time to time received by the Borrower, the Security Trustee or the Account Bank during the Facility Period shall be paid to the person who incurred the liability or who suffered the damage to which those Liability Insurance Proceeds relate or, where that liability has been satisfied, to the person who has satisfied that liability, in reimbursement to that person of the monies expended by it in satisfaction of that liability, in each case and to the extent applicable, following the receipt by the Security Trustee from the Borrower of evidence satisfactory to the Security Trustee acting reasonably that the relevant liability or damage was incurred or suffered or, as the case may be, that the relevant liability has been satisfied.
(d)    All amounts of Loss of Hire Insurance Proceeds from time to time received by the Borrower, the Security Trustee or the Account Bank during the Facility Period shall be paid into the Earnings Account.
(e)    Following the occurrence of an Event of Default which is continuing, all amounts of Insurance Proceeds and/or Liability Insurance Proceeds from time to time received or held by the Security Trustee or the Account Bank shall be applied in accordance with Clause 28.14 (Application after Termination Date).

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28.9    Free Cash Account
The Borrower shall be entitled to withdraw moneys from the Free Cash Account without restriction.
28.10    Production Bank Account
(a)    The Borrower shall be entitled to withdraw moneys from the Production Bank Account to make payments to the Lessee in accordance with clause 7.17 (Production Bank) of the LOA in accordance with this clause 28.10.
(b)    If the Borrower receives the Bullet Payment in accordance with clause 7.17(a) (Bullet Payment) of the LOA or a Project Delay Payment in accordance with clause 15.5(a) (Prolonged Project Delay FM) of the LOA:
(i)    to the extent the Borrower is obligated to reimburse the Lessee on the first, second and/or third anniversary of COD for any Bullet Payment or Project Delay Payment in accordance with clauses 7.17(c) (Bullet Payment) or 15.5(c) (Prolonged Project Delay FM) of the LOA, respectively, the Borrower will be entitled to and undertakes to apply the Balance credited to the Production Bank Account in respect of such reimbursements;
(ii)    to the extent the Borrower is obligated to reimburse the Lessee on the fourth anniversary of COD for any Bullet Payment in accordance with clause 7.17(f) (Bullet Payment) of the LOA, the Borrower will be entitled to and undertakes to reimburse the Lessee on a monthly fixed rate basis in accordance with clause 7.17(f)(ii) (Bullet Payment) of the LOA unless otherwise instructed by the Lenders; and
(iii)    within five (5) Business Days of each full three (3) month period that elapses after COD until the date falling three (3) years after COD, or whenever reasonably requested by the Facility Agent until the date falling three (3) years after COD, the Borrower shall provide to the Facility Agent a summary of the amounts that are due or will likely be due to the Lessee for the current LOA Reimbursement Period in accordance with clauses 7.17(c) (Bullet Payment) or 15.5(c) (Prolonged Project Delay FM) of the LOA, such amounts to be independently verified by the LTA, if possible.
(c)    To the extent the Borrower is obligated at the end of a LOA Reimbursement Period to reimburse the Lessee for any Bullet Payment or Project Delay Payment in accordance with clauses 7.17(c) (Bullet Payment) or 15.5(c) (Prolonged Project Delay FM) of the LOA, respectively, the Borrower will be entitled to and undertakes to apply the Balance credited to the Production Bank Account in respect of such reimbursements.
(d)    Any Balance remaining in the Production Bank Account after making the reimbursements described in paragraphs (b) and (c) above shall be promptly remitted to the Borrower.

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(e)    If at any time during an LOA Reimbursement Period it becomes clear to the Facility Agent that the Borrower will not be liable to reimburse the Lessee in accordance with clauses 7.17(c) (Bullet Payment) or 15.5(c) (Prolonged Project Delay FM) of the LOA with respect to such LOA Reimbursement Period, any cash that has been trapped in respect of such LOA Reimbursement Period (if any) shall promptly be remitted to the Borrower.
28.11    Operator Account
(a)    The Operator shall hold an account with a bank notified to the Facility Agent which is designated as the "Operator Account" for the purposes of the Finance Documents.
(b)    The Operator shall pay and direct that the Lessee and any other relevant person shall pay all of the Operating Element, including all sums payable to the Operator under the LOA, into the Operator Account, in accordance with the Vessel Operating Budget and the LOA.
(c)    Money may only be withdrawn by the Operator from the Operator Account to pay actual Operating Expenses payable or reimbursable by the Lessee and which are incurred in performing the operating services in accordance with the LOA or to reimburse the Lessee in accordance with the terms of the LOA.
28.12    Potential LOA Termination Shortfall
(a)    Subject to paragraph (b) below, if:
(i)    the Borrower receives the Bullet Payment; and
(ii)    a Potential LOA Termination Shortfall exists (in the discretion of the Facility Agent acting reasonably), the Borrower shall deposit an amount equal to the Potential LOA Termination Shortfall into the Production Bank Account, which shall be taken from the proceeds of the Final Advance.
(b)    If at any time the Facility Agent determines that a Potential LOA Termination Shortfall no longer exists, an amount equal to the relevant Potential LOA Termination Shortfall shall be transferred to the Earnings Account.
28.13    Application on Final Repayment Date
On the Final Repayment Date, the credit balance on each Project Account shall be applied against partial repayment of the Total Balloon Amount provided that any credit balance on such Project Accounts after payment in full of the Total Balloon Amount and all other Secured Obligations shall be transferred to the Free Cash Account.

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28.14    Application after Termination Date
Upon and following a Termination Date, the Facility Agent will apply the proceeds of realisation of any Collateral, including any Balance on each Project Account, any Insurance Proceeds and/or Liability Insurance Proceeds and any other moneys received under or pursuant to the Finance Documents (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority to the Secured Obligations) in accordance with Clause 38.1 (Order of application).
28.15    Withdrawals and other instructions
(a)    To ensure compliance with this Clause 28:
(i)    the Borrower shall provide its instructions for payment (by providing the relevant Withdrawal Request signed by the Borrower or via the electronic banking system) in accordance with this Clause 28.15 to the Facility Agent and the Account Bank (for its compliance) no later than five (5) Business Days prior to the proposed withdrawal date; and
(ii)    the Account Bank shall only make a transfer from an Account upon receipt of a Withdrawal Request by no later than two (2) Business Days prior to the relevant payment date (and the Borrower hereby irrevocably authorises and instructs the relevant Account Bank to make the transfer or payment in accordance with such Withdrawal Request).
(b)    The Borrower undertakes that it will promptly provide to the Facility Agent such information as may be required by the Facility Agent for the purpose of determining the amounts to be credited to each of the Project Accounts referred to in this Clause 28 or otherwise for application in accordance with the provisions of this Clause 28 (including to sign all withdrawal slips, authorisation letters and any other documents so required for such purpose).
28.16    Other provisions
(a)    An Account may only be designated for the purposes described in this Clause 28 if:
(i)    such designation is made in writing by the Facility Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;
(ii)    an Account Security has been duly executed and delivered by the Borrower in favour of the Security Trustee (and any other Finance Party required by the Facility Agent);
(iii)    any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

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(iv)    the Facility Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions Precedent) in relation to the Account and the relevant Account Security.
(b)    The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the Borrower and an Account Bank.
(c)    If an Account is a fixed term deposit account, the Borrower may select the terms of deposits until the relevant Account Security has become enforceable and the Security Trustee directs otherwise.
(d)    The Borrower shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this Clause 28 or waive any of its rights in relation to an Account.
(e)    The Borrower shall deposit with the Security Trustee all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Trustee of any claim or notice relating to an Account from any other party and provide the Facility Agent with any other information it may request concerning any Account.
(f)    Each of the Facility Agent and the Security Trustee agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.
29.    Business Restrictions
29.1    Undertaking to comply
The Borrower undertakes that this Clause 29 will be complied with throughout the Facility Period.
29.2    General negative pledge
The Borrower and the Operator shall not permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for:
(a)    those granted or expressed to be granted by any of the Security Documents; and
(b)    Permitted Security Interests.

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29.3    Transactions similar to security
(a)    Without prejudice to Clauses 29.4 (Financial Indebtedness) and 29.9 (Disposals), the Borrower and the Operator shall not:
(i)    sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any other member of any of the Golar MLP Group, the GLNP Group, the KIT Group or the KCL Group;
(ii)    sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)    enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)    enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
29.4    Financial Indebtedness
(a)    The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except Permitted Financial Indebtedness.
(b)    The Operator shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
(i)    in the ordinary course of its business up to an aggregate amount of $5,000,000; or
(ii)    as fully subordinated loans by the Shareholders or the Sponsors.
29.5    Guarantees
The Borrower and the Operator shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except pursuant to the Guarantees or otherwise by the Guarantors or by the Owner Credit Support Providers in respect of the Transaction Documents.
29.6    Loans and credit
The Borrower and the Operator shall not be a creditor in respect of any Financial Indebtedness, except, in relation to the Operator, in the ordinary course of its business up to an aggregate amount of $5,000,000.

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29.7    Bank accounts, operating leases and other financial transactions
Neither the Borrower nor the Operator shall:
(a)    maintain any current or deposit account with a bank or financial institution except for the Accounts (as applicable), or in the case of the Operator, the Operator Account or any local currency account required to operate its business, and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Account, or in the case of the Operator, the Operator Account;
(b)    hold cash in any account (other than the Accounts), or in the case of the Operator, the Operator Account, over or in respect of which any set-off, combination of accounts, netting or Security Interest exists;
(c)    enter into any obligations under operating leases relating to assets; or
(d)    be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this Clause 29.
29.8    Other obligations and/or business
Neither the Borrower nor the Operator shall:
(a)    enter into any contract or agreement with any person and will not otherwise create, undertake, assume or incur any obligation or liability whatsoever to any person other than in its ordinary course of business or as provided for in, or as permitted by, the Transaction Documents and arrangements entered into as a result thereof and each other document required to be executed and delivered by it in accordance with the provisions hereof or thereof; or
(b)    undertake or become involved in any business whatsoever other than as contemplated by the Transaction Documents without the prior written approval of the Lenders.
29.9    Disposals
Except pursuant to, and in accordance with, the Finance Documents, the Borrower and the Operator shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset.
29.10    Contracts and arrangements with Affiliates
The Borrower and the Operator shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis and has been notified in advance to the Facility Agent.

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29.11    Subsidiaries
The Borrower and the Operator shall not establish or acquire a company or other entity other than, in respect of the Borrower, the Operator.
29.12    Acquisitions and investments
The Borrower and the Operator shall not acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:
(a)    in relation to the Vessel;
(b)    acquisitions of assets in the ordinary course of business (not being new businesses or vessels); or
(c)    pursuant to any Finance Documents or the LOA Documents or the EPC Contract Documents.
29.13    Reduction of capital
The Borrower and the Operator shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.
29.14    Increase in capital
The Borrower and the Operator shall not issue shares or other equity interests to anyone other than in accordance with the Shareholder Agreement and the Share Security Agreement.
29.15    Change in ownership
The Operator shall not change or permit any change in the percentage shareholding held by the Borrower in the Operator without the prior written consent of the Facility Agent.
29.16    Distributions and other payments
The Borrower shall not:
(a)    declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;
(b)    repay or distribute any dividend or share premium reserve;

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(c)    pay any management, advisory or other fee to or to the order of any of the Shareholders;
(d)    redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(e)    make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, except (if no Potential Event of Default is continuing at that time and no Potential Event of Default would result from doing so) to the Shareholders from the Balance of the Free Cash Account only.
30.    Hedging Agreements
30.1    Undertaking to comply
The Borrower undertakes that this Clause 30 will be complied with throughout the Facility Period.
30.2    Hedging
(a)    The Borrower shall enter into and maintain at all times Hedging Transactions which provide for protection against adverse movements in interest rates for an aggregate notional principal amount that is equal to:
(i)    On and from the first Utilisation Date and up to the Final Acceptance Date, at least 50 per cent. but no more than 100 per cent. of the Loan (the "Conversion Period Hedging Requirement"); and
(ii)    At all time during the Facility Period on and from the Final Acceptance Date, at least 70 per cent. but no more than 100 per cent. of the Loan (the "Operating Period Hedging Requirement").
(b)    The Hedging Transactions contemplated by paragraph (a) above shall collectively:
(i)    provide for the Borrower to pay a fixed rate of interest in respect of the relevant notional amount;
(ii)    match the repayment profile of the Loan; and
(iii)    provide for the Hedging Bank to pay a floating rate of interest (with a zero floor provision) in respect of the relevant notional amount that matches the floating rate of interest under the Loan, and each Hedging Transaction include a swap credit spread of 0.1 per cent. for the duration of the Hedging Transaction.

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(c)    Each Original Hedging Bank shall have the option to hedge up to the Relevant Hedging Amount.
(d)    If at least one (1) Incoming Hedging Bank elects to hedge an amount that is less than its Relevant Hedging Amount, each Principal Hedging Bank shall have the right to hedge up to a maximum of 1/3 of the aggregate Commitments under the Facility that are not hedged by the Incoming Hedging Banks, in addition to the respective Relevant Hedging Amount of each Principal Hedging Bank.
(e)    The Borrower shall ensure that each due date for value in respect of each such Hedging Transaction shall coincide with each date on which interest is payable under Clause 9.2 (Payment of interest).
(f)    The Borrower shall, promptly upon entry into of any Hedging Transaction as evidenced by the relevant Confirmation, deliver to the Facility Agent an original or certified copy of such Confirmation.
(g)    Other than Hedging Transactions which meet the requirements of paragraphs (a) to (f) above, the Borrower shall not enter into Treasury Transactions.
30.3    Unwinding of Hedging Agreements
If, at any time, and whether as a result of any prepayment (in whole or in part) of the Loan or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional amount under all Hedging Transactions in respect of the Loan exceeds or will exceed 100% the amount of the Loan outstanding at that time after such prepayment or cancellation, then the Borrower or the relevant Hedging Bank shall immediately close out and terminate the portion of Hedging Transactions as are necessary to ensure that the aggregate notional amount under the remaining Hedging Transactions comply with the Relevant Hedging Requirement. Each such "close out" and termination shall be applied pro rata amongst each of the Hedging Banks. Any designation of an Early Termination Date (as defined in the 2002 ISDA Master Agreement) under a Hedging Agreement shall only relate to a portion of the Hedging Transactions reflecting the amount prepaid or cancelled multiplied by a fraction, the numerator of which is the notional amount under such Hedging Agreement (prior to such prepayment or cancellation) and the denominator of which is the aggregate of the notional amounts under all Hedging Agreements (prior to such prepayment or cancellation).
30.4    Variations
Except as required by Clause 30.3 (Unwinding of Hedging Agreements), any Hedging Agreement and the Hedging Agreements shall not be varied.
30.5    Releases and waivers
There shall be no release by the Borrower of any obligation of any other person under the Hedging Agreements (including by way of novation), no waiver of any breach of

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any such obligation and no consent to anything which would otherwise be such a breach.
30.6    Assignment of Hedging Agreements by Borrower
Except pursuant to the Hedging Agreement Security, the Borrower shall not assign or otherwise dispose of its rights under any Agreement.
30.7    Termination of Hedging Agreements by Borrower
The Borrower shall not terminate or rescind any Hedging Agreement or close out or unwind any Hedging Transaction except in accordance with the Hedging Agreement or in accordance with Clause 30.3 (Unwinding of Hedging Agreements) for any reason whatsoever.
30.8    Performance of Hedging Agreements by Borrower
The Borrower shall perform its obligations under the Hedging Agreements and use its best endeavours to procure that each Hedging Bank shall perform its obligations under the Hedging Agreements to which it is party.
30.9    Information concerning Hedging Agreements
The Borrower shall provide the Facility Agent with any information it may request concerning any Hedging Agreement, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Facility Agent to verify the amounts of all payments and any other amounts payable under the Hedging Agreements.
31.    Events of Default
31.1    Each of the events or circumstances set out in this Clause 31 (except Clause 31.28 (Equity Cure) and Clause 31.29 (Acceleration)) is an Event of Default.
31.2    Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)    its failure to pay is caused by administrative or technical error; and
(b)    payment is made within three (3) Business Days of its due date.
31.3    Hedging Agreements
(a)    An Event of Default (as defined in any Hedging Agreement) has occurred and is continuing under any Hedging Agreement.

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(b)    An Early Termination Date (as defined in any Hedging Agreement) has occurred or been or become capable of being effectively designated under any Hedging Agreement.
(c)    A person entitled to do so gives notice of such an Early Termination Date (as defined in any Hedging Agreement) under any Hedging Agreement or as may be required by Clause 30.3 (Unwinding of Hedging Agreements).
(d)    Any Hedging Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason or as may be required by Clause 30.3 (Unwinding of Hedging Agreements).
31.4    Financial covenants
The Borrower or any other Obligor does not comply with Clause 20 (Financial covenants).
31.5    Value of security
The Borrower, the Operator or any other Obligor does not comply with Clause 26 (Minimum security value).
31.6    Insurance
(a)    The Insurances of the Vessel are not placed and kept in force by the Borrower, the Supervisor, the Original Vessel Manager or the Operator (as applicable) in the manner required by Clause 25 (Insurance).
(b)    Any insurer either:
(i)    cancels any such Insurances; or
(ii)    disclaims liability under them by reason of any mis-statement or failure or default by any person.
31.7    Other obligations
(a)    An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 31.2 (Non-payment), Clause 31.3 (Hedging Agreements), Clause 31.4 (Financial covenants), Clause 31.5 (Value of security), Clause 31.6 (Insurance), Clause 31.21 (Sanctions), Clause 31.22 (Anti-bribery, anti-corruption and anti-money laundering laws and regulations) and Clause 31.23 (Use of proceeds and business integrity)).
(b)    No Event of Default under paragraph (a) above will occur if the Facility Agent considers that the failure to comply is capable of remedy and the failure is remedied within ten (10) Business Days of the earlier of (A) the Facility Agent giving notice to the Borrower and (B) the Borrower or any other Obligor becoming aware of the failure to comply.

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31.8    Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
31.9    Cross default
(a)    Any Financial Indebtedness of the Borrower or the Operator is not paid when due nor within any originally applicable grace period.
(b)    Any Financial Indebtedness of excess of:
(i)    [*****], in respect of the Golar Payment Guarantor or Golar Performance Guarantor, in each case to the extent it has provided a Guarantee to the Security Trustee and such Guarantee is in full force and effect;
(ii)    [*****], in respect of the Keppel Payment Guarantor or the Keppel Performance Guarantor, in each case to the extent it has provided a Guarantee to the Security Trustee and such Guarantee is in full force and effect; or
(iii)    [*****], in respect of KCL, from the period commencing on the date of this Agreement and ending on the Performance Guarantee Release Date, is not paid when due nor within any originally applicable grace period.
31.10    Insolvency
(a)    An Obligor:
(i)    is unable or admits inability to pay its debts as they fall due;
(ii)    is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)    suspends or threatens to suspend making payments on any of its debts; or
(iv)    by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)    The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

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(c)    A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
31.11    Insolvency proceedings
(a)    Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;
(ii)    a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)    the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or
(iv)    enforcement of any Security Interest over all or substantially all of the assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction.
(b)    Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within twenty one (21) days of commencement or, if earlier, the date on which it is advertised.
31.12    Creditors' process
(a)    Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor and is not discharged within seven (7) days.
(b)    Any judgment or order is made against any Obligor and is not stayed or complied with within twenty one (21) days.
(c)    No Event of Default under paragraphs (a) or (b) above will occur if the aggregate amount of such asset or assets being subject of expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action or such judgement or order is less than:
(i)    [*****] (or its equivalent in other currencies), in respect of the Golar Payment Guarantor or Golar Performance Guarantor, in each case to

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the extent it has provided a Guarantee to the Security Trustee and such Guarantee is in full force and effect;
(ii)    [*****] (or its equivalent in other currencies), in respect of the Keppel Payment Guarantor or the Keppel Performance Guarantor, in each case to the extent it has provided a Guarantee to the Security Trustee and such Guarantee is in full force and effect; or
(iii)    [*****] (or its equivalent in other currencies), in respect of KCL, from the period commencing on the date of this Agreement and ending on the Performance Guarantee Release Date.
31.13    Unlawfulness and invalidity
(a)    It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)    Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.
(c)    Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.
(d)    Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.
31.14    Cessation of business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
31.15    Repudiation and rescission of Finance Documents
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
31.16    Material Adverse Effect
Any event or circumstance (including any Environmental Incident or any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

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31.17    Security enforceable
Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.
31.18    Arrest of Vessel
The Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim (which does not constitute a Total Loss or a mandatory prepayment event pursuant to clause 7.8(c)(ii)) and the Borrower fails to procure the release of the Vessel (as applicable) within a period of ninety (90) days thereafter (or such longer period as may be approved).
31.19    Ship registration
The registration of the Vessel under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed.
31.20    Political risk
(a)    Either (1) the Flag State or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means and (in either such case) in the reasonable opinion of the Facility Agent such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.
(b)    No Event of Default under paragraph (a) above will occur if:
(i)    in the reasonable opinion of the Facility Agent it is practicable for action to be taken by the Borrower to prevent the relevant event or circumstance having a Material Adverse Effect; and
(ii)    the Borrower takes such action to the Facility Agent's satisfaction within 14 days of notice from the Facility Agent (specifying the relevant action to be taken) to do so.
31.21    Sanctions
Any Obligor breaches Clause 18.31 (Sanctions) or 21.7 (Sanctions and lawful use).
31.22    Anti-bribery, anti-corruption and anti-money laundering laws and regulations
The failure of any Obligor to comply with the any applicable Anti-Money Laundering Laws or any applicable Anti-Corruption Laws, including a failure to comply with Clause 21.6 (Anti-Corruption Law).
31.23    Use of proceeds and business integrity
The failure of any Obligor to comply with Clause 21.2 (Use of proceeds) and/or Clause 21.4 (Business integrity).

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31.24    Environmental
(a)    There is an Environmental Incident and the Vessel is arrested or attached in connection with such Environmental Incident and not released within a period of ninety (90) days.
(b)    The Borrower, the Operator, the Supervisor or a Vessel Manager breaches any material Environmental Laws in connection with the Project or the Vessel.
31.25    Abandonment of the Project or the Vessel
The Project, the Vessel or any part thereof reasonably considered by the Lenders to be material, is abandoned by the Borrower or any other Obligor or the operations of the Vessel suffer permanent cessation and in each case the same cannot be remedied to the satisfaction of the Lenders.
31.26    Owner Credit Support
Any breach by any Owner Credit Support Provider of its obligations under the Owner Credit Support to which it is a party giving rise to a right of the Lessee to terminate the LOA (subject to applicable grace periods to remedy in the LOA).
31.27    Project Documents
(a)    Any event of default or any other material breach occurs by any Obligor under any Project Document.
(b)    Any Project Document becomes unlawful or unenforceable for any reason and the Borrower fails to make alternative arrangements satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders) within thirty (30) Business Days of notice from the Facility Agent.
(c)    Any Obligor repudiates or rescinds any Project Document or any Project Document is cancelled, terminated, suspended, varied or amended in breach of this Agreement.
(d)    No Event of Default shall occur under paragraphs (b) and (c) above in relation to any Project Document (other than the Preliminary Agreement, the EPC Contract Documents, the LOA Documents, the Project Management and Services Agreement and the Operating Services Agreement) if the Facility Agent (in consultation with the Technical Advisor) agrees that such Project Document is no longer required or desirable for the purpose of the Project and failure to make such alternative arrangements is not reasonably likely to have a Material Adverse Effect.
31.28    Equity cure
(a)    No Event of Default will occur as a result of a failure to satisfy Clause 31.4 (Financial Covenants) in respect of the Borrower under Clause 20.3 (Borrower Financial Covenants), if no other Potential Event of Default is

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continuing and, within [*****] of the occurrence of such Event of Default any Shareholder ensures that:
(i)    the Borrower is provided with Equity Contributions in cash in an amount equal to the Equity Cure Amount; and
(ii)    the Borrower applies the proceeds of the Equity Contributions in an amount at least equal to the Equity Cure Amount to deposit cash in the Debt Service Reserve Account.
(b)    For this purpose, the "Equity Cure Amount" is in respect of a failure to satisfy Clause 31.4 (Financial covenants) an amount which is sufficient to ensure the relevant requirement in Clause 20.3 (Borrower Financial Covenants) is complied with.
(c)    If the Equity Cure Amount is provided and the proceeds are applied in accordance with Clause 31.28(a) within the [*****] referred to in Clause 31.28(a), the failure to satisfy the relevant Clause will be taken to be remedied.
(d)    The rights and remedy granted to the Borrower pursuant to this Clause 31.28 may not be exercised more than once during the Facility Period.
31.29    Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)    declare that no withdrawals be made from any Account;
(b)    cancel the Total Commitments at which time they shall immediately be cancelled;
(c)    declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;
(d)    declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or
(e)    exercise or direct the Security Trustee and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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32.    Position of Hedging Bank
32.1    Rights of Hedging Bank
Each Hedging Bank is a Finance Party and, as such, will be entitled to share in the Transaction Security in respect of any liabilities of the Borrower under the Hedging Agreements with such Hedging Bank in the manner and to the extent contemplated by the Finance Documents.
32.2    No voting rights
No Hedging Bank shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Agreements with such Hedging Bank, provided that each Hedging Bank shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.
32.3    Acceleration and enforcement of security
Neither the Facility Agent nor the Security Trustee nor any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to Clause 31 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements or interests of the Hedging Bank except to the extent that the relevant Hedging Bank is also a Lender.
32.4    Close out of Hedging Agreements
(a)    At any time on and after any Event of Default which is continuing, the Facility Agent (acting on the instructions of the Majority Lenders) shall, by notice in writing to a Hedging Bank, instruct such Hedging Bank to terminate and close out the relevant Hedging Transactions (or part thereof) (if any). Following receipt of such instructions, the relevant Hedging Bank will (and shall be entitled to) terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Agreements in accordance with such notice immediately upon receipt of such notice.
(b)    No Hedging Bank shall be entitled to terminate or close out any Hedging Agreement or any Hedging Transaction under it prior to its stated maturity except:
(i)    in accordance with a notice served by the Facility Agent under paragraph (a) above; or
(ii)    if an Event of Default has occurred under Clause 31.10 (Insolvency) or Clause 31.11 (Insolvency proceedings) or Clause 31.12 (Creditors' process); or
(iii)    if the Borrower has not paid amounts due under any Hedging Agreement and/or any Hedging Transaction and such amounts remain unpaid for three (3) Business Days after the due date for payment

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pursuant to and in accordance with the relevant Hedging Agreement; or
(iv)    if the Facility Agent takes any action under Clause 31.28 (Acceleration); or
(v)    if the Loan has been paid, repaid, prepaid (including by way of refinancing) by the Borrower in full; or
(vi)    to the extent that termination is necessary to comply with Clause 30.3 (Unwinding of Hedging Agreements) of this Agreement; or
(vii)    if, following the occurrence of any Illegality, Tax Event, Tax Event Upon Merger and Force Majeure Event (as each such expression is defined in the Hedging Agreements), the relevant Hedging Bank is entitled to terminate or close out the relevant Hedging Transaction pursuant to the relevant Hedging Agreement; or
(viii)    if such Hedging Bank ceases to be a Lender pursuant to and in accordance with clauses 7.1 (Illegality), 7.2 (b)(iii) (Change of control), 7.5 (Right of cancellation and prepayment in relation to a single Lender) or 7.12 (Sanctions and the EU Blocking Regulation) of the Loan Agreement); or
(ix)    with the consent of the Facility Agent.
(c)    If there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging Agreement upon its termination and close out, the relevant Hedging Bank shall forthwith pay that net amount (together with interest earned on such amount) to the Security Trustee for application in accordance with Clause 38.1 (Order of application).
32.5    Change of Hedging Bank
A Hedging Bank may (in accordance with the terms of the relevant Hedging Agreement and subject to any consent required under that Hedging Agreement) transfer any of its rights or obligations in respect of the Hedging Agreements to which it is a party if any transferee has (if not already a Party as a Hedging Bank) acceded to this Agreement as a Hedging Bank pursuant to Clause 33.9 (Accession of Hedging Banks).
SECTION 8
CHANGES TO PARTIES
33.    Changes to the Lenders
33.1    Assignments and transfers by the Lenders
Subject to this Clause 33, a Lender (the "Existing Lender") may:
(a)    assign any of its rights; or

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(b)    transfer by novation any of its rights and obligations,
in whole or in part, under any Finance Document to another bank or financial institution or any trust, fund, insurance or reinsurance company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other assets (excluding hedge funds) and without any additional costs to the Borrower.
33.2    Conditions of assignment or transfer
(a)    The consent of the Borrower is required for an assignment or transfer by a Lender prior to the date on which the Available Facility is reduced to zero, unless the assignment or transfer (i) is to another Lender or an Affiliate of a Lender, (ii) is for the purpose of primary syndication in accordance with the Underwriting Letter or (iii) an Event of Default is continuing. The Facility Agent will immediately advise the Borrower of the assignment or transfer.
(b)    Where an Event of Default has occurred and is continuing, each Lender may transfer its commitment, in part or in whole, to any other bank or financial institution or any trust, fund, insurance or reinsurance company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other assets, whether or not such transfer will result in additional costs to the Borrower.
(c)    The Borrower's consent to an assignment or transfer may not be unreasonably withheld or delayed and will be deemed to have been given five Business Days after the Lender has requested consent unless consent is expressly refused within that time.
(d)    An assignment or transfer will only be effective:
(i)    in the case of an assignment, on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender or, in the case of a transfer, if the procedure set out in Clause 33.6 (Procedure for assignment and transfer) is complied with;
(ii)    on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;
(iii)    on the performance by the Facility Agent of all necessary "know your customer" or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the

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Facility Agent shall promptly notify to the Existing Lender and the New Lender; and
(iv)    if that Existing Lender assigns or transfers equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the Facility.
(e)    Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
33.3    Fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $3,500 and shall, promptly on demand, pay the Facility Agent and the Security Trustee the amount of:
(a)    all costs and expenses (including legal fees) reasonably incurred by the Facility Agent or the Security Trustee in connection with any such transfer or assignment; and
(b)    any cost, loss or liability the Facility Agent or the Security Trustee incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such transfer or assignment.
33.4    Transfer costs and expenses relating to security
The New Lender shall, promptly on demand, pay the Facility Agent and the Security Trustee the amount of:
(a)    all costs and expenses (including legal fees) reasonably incurred by the Facility Agent or the Security Trustee to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document and/or the benefit of any Security Document and any appropriate registration of any such accession or assignment or transfer; and
(b)    any cost, loss or liability the Facility Agent or the Security Trustee incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.

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33.5    Limitation of responsibility of Existing Lenders
(a)    Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)    the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)    the financial condition of any Obligor;
(iii)    the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;
(iv)    the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or
(v)    the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)    Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)    has made (and shall continue to make) its own independent investigation and assessment of:
(A)    the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(B)    the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security;
(ii)    will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and
(iii)    will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

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(c)    Nothing in any Finance Document obliges an Existing Lender to:
(i)    accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations transferred or assigned under this Clause 33; or
(ii)    support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Transaction Document or by reason of the application of any Basel II Regulation to the transactions contemplated by the Transaction Documents or otherwise.
33.6    Procedure for transfer
(a)    Subject to the conditions set out in Clause 33.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (d) below when (a) the Facility Agent executes an otherwise duly completed Transfer Certificate and (b) the Facility Agent executes any document required under paragraph (d) of Clause 33.2 (Conditions of assignment or transfer) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.
(b)    The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)    The Obligors who are Parties and the other Finance Parties irrevocably authorise the Facility Agent to execute any Transfer Certificate on their behalf without any consultation with them.
(d)    On the Transfer Date:
(i)    to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement each of the Obligors who are Parties and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the "Discharged Rights and Obligations");
(ii)    each of the Obligors who are a Party and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only

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insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)    the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves under this Agreement as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under this Agreement; and
(iv)    the New Lender shall become a Party as a "Lender".
(e)    Lenders may utilise procedures other than those set out in this Clause 33.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this Clause 33.6 to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 33.2 (Conditions of assignment or transfer).
33.7    Copy of Transfer Certificate to Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (d) of Clause 33.2 (Conditions of assignment or transfer), send a copy of that Transfer Certificate and such other documents to the Borrower.
33.8    Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 33, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)    any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)    in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:
(i)    release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge,

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assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)    require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
33.9    Accession of Hedging Banks
If a party which is not an Original Hedging Bank enters into a Hedging Agreement, with effect from the date of acceptance by the Security Trustee and by the Facility Agent of a Hedging Bank Accession Undertaking duly executed and delivered to the Facility Agent by the acceding party or, if later, the date specified in that Hedging Bank Accession Undertaking, the new Hedging Bank shall assume the same obligations, and become entitled to the same rights, as if it had been an original Party in its capacity as a Hedging Bank.
34.    Changes to the Obligors
34.1    Changes to the Obligors
Subject to Clauses 34.2 (Golar MLP Drop Down) and 34.3 (Keppel MLP Drop Down), no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
34.2    Golar MLP Drop Down
At any time after Final Acceptance, subject to the satisfaction of the MLP Drop Down Conditions, GLNG shall have the right to transfer all or any of the shares that it holds in the Original Golar Shareholder to a Golar Successor.
34.3    Keppel MLP Drop Down
(a)    At any time after the date of this Agreement, subject to (i) the satisfaction of the MLP Drop Down Conditions and (ii) paragraph (b) below, (i) Keppel Capital shall have the right to transfer all or any of the shares it holds in the Original Keppel Shareholder to a Keppel Successor or (ii) post Final Acceptance, an Approved Successor shall have the right to transfer all or any of the shares it holds in the Original Keppel Shareholder to another Approved Successor.
(b)    Prior to Final Acceptance, any transfer of shares in the Original Keppel Shareholder held by Keppel Capital to an Approved Successor is conditional on the Keppel Payment Guarantor remaining the Guarantor under the Keppel Payment Guarantee before and after such share transfer.

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34.4    MLP Drop Down Conditions
Each of the following conditions must be satisfied for an MLP Drop Down to be effective:
(a)    the MLP Drop Down must not adversely affect the Borrower's rights and interests under the LOA or other Transaction Documents (in the discretion of the Facility Agent, acting reasonably);
(b)    each Successor shall, on or prior to the MLP Drop Down Effective Date:
(i)    be an Approved Successor;
(ii)    be approved by the Lessee, if so required under the LOA;
(iii)    shall satisfy all Lender "know your customer" requirements;
(iv)    deliver to the Facility Agent a duly executed Replacement Share Security, with effect on and from the MLP Drop Down Effective Date; and
(v)    deliver to the Facility Agent a duly executed Replacement Guarantee, with effect on and from the MLP Drop Down Effective Date;
(c)    at the time of the MLP Drop Down, no event has occurred and continuing in respect of a Successor or a Guarantor which might reasonably be expected to trigger a Potential Event of Default upon their succession; and
(d)    the Facility Agent shall have received an MLP Drop Down Legal Opinion in respect of such MLP Drop Down prior to the occurrence of the MLP Drop Down.
34.5    Tag Rights
It is agreed that the Sponsors shall have reciprocal tag rights with respect to any transfer to a Golar Successor or a Keppel Successor in conjunction with a MLP Drop Down provided that:
(a)    Lenders prior written consent is required to approve any change and/or substitution of the Payment Guarantee and/or Performance Guarantee and/or increase (or purported increase) in liabilities thereunder existing immediately prior to the proposed MLP Drop Down; and
(b)    at all times prior to the Performance Guarantee Release Date, no Change of Control has occurred in breach of paragraphs (a) to (c) of the definition of "Change of Control".
SECTION 9
THE FINANCE PARTIES

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35.    Roles of Facility Agent, Security Trustee and Mandated Lead Arrangers
35.1    Appointment of the Facility Agent
Each other Finance Party (other than the Security Trustee) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
35.2    Security Trustee as trustee
The Security Trustee declares that it holds the Secured Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.
35.3    Authorisation of Facility Agent and Security Trustee
Each of the Finance Parties authorises the Facility Agent and the Security Trustee:
(a)    to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent or (as the case may be) the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and
(b)    to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.
35.4    Instructions to Facility Agent and the Security Trustee
(a)    The Facility Agent and the Security Trustee shall:
(i)    subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or (as the case may be) the Security Trustee in accordance with any instructions given to it by:
(A)    all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)    in all other cases, the Majority Lenders; and
(ii)    not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).
(b)    The Facility Agent and the Security Trustee shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion

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and the Facility Agent or (as the case may be) the Security Trustee may refrain from acting unless and until it receives those instructions or that clarification.
(c)    Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent or (as the case may be) the Security Trustee by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)    Paragraph (a) above shall not apply:
(i)    where a contrary indication appears in a Finance Document;
(ii)    where a Finance Document requires the Facility Agent or the Security Trustee to act in a specified manner or to take a specified action;
(iii)    in respect of any provision which protects the Facility Agent's or the Security Trustee's own position in its personal capacity as opposed to its role of the Facility Agent or the Security Trustee for the Finance Parties including, without limitation, Clauses 35.9 (No duty to account) to Clause 35.14 (Exclusion of liability), Clause 35.19 (Confidentiality) to Clause 36.5 (Custodians and nominees) and clauses 36.8 (Acceptance of title) to 36.11 (Disapplication of Trustee Acts).
(e)    If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Facility Agent's or (as the case may be) the Security Trustee's opinion) have an effect equivalent to an amendment or waiver which is subject to Clause 48 (Amendments and waivers), the Facility Agent or (as the case may be) the Security Trustee shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.
(f)    The Facility Agent or the Security Trustee may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable Indirect Taxes) which it may incur in complying with those instructions.
(g)    Without prejudice to the provisions of Clause 37 (Enforcement of Transaction Security) and the remainder of this Clause 35, in the absence of instructions, the Facility Agent and the Security Trustee may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

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35.5    Legal or arbitration proceedings
Neither the Facility Agent nor the Security Trustee is authorised to act on behalf of another Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 35.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.
35.6    Duties of the Facility Agent and the Security Trustee
(a)    The Facility Agent's and the Security Trustee's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)    Subject to paragraph (c) below, the Facility Agent or (as the case may be) the Security Trustee shall promptly
(i)    (in the case of the Security Trustee) forward to the Facility Agent a copy of any document received by the Security Trustee from any Obligor under any Finance Document; and
(ii)    forward to a Party the original or a copy of any document which is delivered to the Facility Agent or (as the case may be) the Security Trustee for that Party by any other Party.
(c)    Without prejudice to Clause 33.7 (Copy of Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Transfer Certificate.
(d)    Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)    Without prejudice to Clause 38.11 (Notification of prescribed events), if the Facility Agent or the Security Trustee receives notice from a Party referring to this Agreement, describing a Potential Event of Default and stating that the circumstance described is a Potential Event of Default, it shall promptly notify the other Finance Parties.
(f)    If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or a Mandated Lead Arranger or the Security Trustee for their own account) under this Agreement, it shall promptly notify the other Finance Parties.
(g)    The Facility Agent shall provide to the Borrower within ten (10) Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose

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attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.
(h)    The Facility Agent and the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
35.7    Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.
35.8    No fiduciary duties
Nothing in any Finance Document constitutes the Facility Agent, the Security Trustee, the Technical Bank, the Documentation Bank or a Mandated Lead Arranger as a trustee or fiduciary of any other person except to the extent that the Security Trustee acts as trustee for the other Finance Parties pursuant to Clause 35.2 (Security Trustee as trustee).
35.9    No duty to account
None of the Facility Agent, the Security Trustee, the Technical Bank, the Documentation Bank or any Mandated Lead Arranger shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.
35.10    Business with the Obligors
The Facility Agent, the Security Trustee, the Technical Bank, the Documentation Bank and any Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or their Affiliates.
35.11    Rights and discretions of the Facility Agent and the Security Trustee
(a)    The Facility Agent and the Security Trustee may:
(i)    rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

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(ii)    assume that:
(A)    any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;
(B)    unless it has received notice of revocation, that those instructions have not been revoked; and
(C)    in the case of the Security Trustee, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and
(iii)    rely on a certificate from any person:
(A)    as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)    to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)    The Facility Agent and the Security Trustee may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:
(i)    no Potential Event of Default has occurred (unless (in the case of the Facility Agent) it has actual knowledge of a Potential Event of Default arising under Clause 31.2 (Non-payment));
(ii)    any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)    any notice or request made by the Borrower (other than (in the case of the Facility Agent) a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)    Each of the Facility Agent and the Security Trustee may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts.
(d)    Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Facility Agent and the Security Trustee may at any time engage and pay for the services of any lawyers to act as independent counsel

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to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.
(e)    Each of the Facility Agent and the Security Trustee may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)    The Facility Agent, the Security Trustee, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Secured Property through its officers, employees and agents and shall not:
(i)    be liable for any error of judgment made by any such person; or
(ii)    be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Facility Agent's, the Security Trustee's, Receiver's or Delegate's gross negligence or wilful misconduct.
(g)    Unless any Finance Document expressly specifies otherwise, the Facility Agent or the Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.
(h)    Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Trustee nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)    Notwithstanding any provision of any Finance Document to the contrary, neither the Facility Agent nor the Security Trustee is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
(j)    Neither the Facility Agent nor any Mandated Lead Arranger shall be obliged to request any certificate, opinion or other information under Clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Bank, in which case the Facility Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

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35.12    Responsibility for documentation and other matters
None of the Facility Agent, the Security Trustee, the Technical Bank, the Documentation Bank, any Mandated Lead Arranger, any Receiver or any Delegate is responsible or liable for:
(a)    the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Trustee, the Technical Bank any Mandated Lead Arranger, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)    the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Secured Property;
(c)    the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
(d)    (in the case of the Security Trustee) any loss to the Secured Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;
(e)    the failure of any Obligor or any other party to perform its obligations under any Transaction Document or the financial condition of any such person;
(f)    (save as otherwise provided in this Clause 35) taking or omitting to take any other action under or in relation to the Security Documents;
(g)    any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or
(h)    any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.
35.13    No duty to monitor
Neither the Facility Agent nor the Security Trustee shall be bound to enquire:
(a)    whether or not any Potential Event of Default has occurred;
(b)    as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or

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(c)    whether any other event specified in any Finance Document has occurred.
35.14    Exclusion of liability
(a)    Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent, the Security Trustee, any Receiver or Delegate), none of the Facility Agent, the Security Trustee, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:
(i)    any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Secured Property, unless directly caused by its gross negligence or wilful misconduct;
(ii)    exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Secured Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Secured Property;
(iii)    any shortfall which arises on the enforcement or realisation of the Secured Property; or
(iv)    without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)    any act, event or circumstance not reasonably within its control; or
(B)    the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)    No Party (other than the Facility Agent, the Security Trustee, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Security Trustee, a Receiver or a Delegate in respect of any claim it might have against the Facility Agent, the

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Security Trustee, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Secured Property and any officer, employee or agent of the Facility Agent, the Security Trustee, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(c)    Neither of the Facility Agent or the Security Trustee will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.
(d)    Nothing in any Finance Document shall oblige the Facility Agent, the Security Trustee or any Mandated Lead Arranger to carry out
(i)    any "know your customer" or other checks in relation to any person; or
(ii)    any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party, on behalf of any other Finance Party and each other Finance Party confirms to the Facility Agent, the Security Trustee and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Trustee or any Mandated Lead Arranger.
(e)    Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Facility Agent, the Security Trustee, any Receiver or any Delegate, any liability of the Facility Agent, the Security Trustee, any Receiver or any Delegate arising under or in connection with any Finance Document or the Secured Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent, the Security Trustee, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent, the Security Trustee, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Facility Agent, the Security Trustee, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent, the Security Trustee, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.
35.15    Lenders' indemnity to the Facility Agent and others
(a)    Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments

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immediately prior to their being reduced to zero) indemnify the Facility Agent, the Security Trustee, every Receiver and every Delegate, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Facility Agent's, Security Trustee's, Receiver's or Delegate's gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to Clause 42.10 (Disruption to payment systems etc), notwithstanding the Facility Agent's negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent, Security Trustee, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Facility Agent, Security Trustee, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).
(b)    Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent or the Security Trustee or any Receiver or Delegate pursuant to paragraph (a) above.
(c)    Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent or the Security Trustee to an Obligor.
35.16    Resignation of the Facility Agent or the Security Trustee
(a)    The Facility Agent or the Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)    Alternatively the Facility Agent or the Security Trustee may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Facility Agent or Security Trustee.
(c)    If the Majority Lenders have not appointed a successor Facility Agent or Security Trustee in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent or Security Trustee (after consultation with (in the case of the Facility Agent) the Borrower or (in the case of the Security Trustee) the Facility Agent) may appoint a successor Facility Agent or Security Trustee.
(d)    If the Facility Agent or Security Trustee wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Facility Agent or (as the case may be) Security Trustee is entitled to appoint a successor Facility Agent or (as the case may be) Security Trustee under paragraph (c) above, the Facility Agent or (as the case may be) Security Trustee may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent

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or (as the case may be) Security Trustee to become a party to this Agreement as Facility Agent or (as the case may be) Security Trustee) agree with the proposed successor Facility Agent or (as the case may be) Security Trustee amendments to this Clause 35 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent or (as the case may be) Security Trustee consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Facility Agent or (as the case may be) Security Trustee under this Agreement which are consistent with the successor Facility Agent's or (as the case may be) Security Trustee's normal fee rates and those amendments will bind the Parties.
(e)    The retiring Facility Agent or Security Trustee shall make available to the successor Facility Agent or Security Trustee such documents and records and provide such assistance as the successor Facility Agent or Security Trustee may reasonably request for the purposes of performing its functions as Facility Agent or (as the case may be) Security Trustee under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Facility Agent or (as the case may be) Security Trustee for the amount of all costs and expenses (including legal fees) (together with any applicable Indirect Taxes) properly incurred by it in making available such documents and records and providing such assistance.
(f)    The Facility Agent's or Security Trustee's resignation notice shall only take effect upon:
(i)    the appointment of a successor; and
(ii)    (in the case of the Security Trustee) the transfer or assignment of all the Transaction Security and the other Secured Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Trustee considers necessary or advisable have been duly completed.
(g)    Upon the appointment of a successor, the retiring Facility Agent or Security Trustee shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 36.9 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of Clauses 15.3 (Indemnity to the Facility Agent, the Security Trustee and the Technical Bank) and 15.4 (Indemnity concerning security) and this Clause 35 (and any agency or other fees for the account of the retiring Facility Agent or Security Trustee in its capacity as such shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.
(h)    The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a

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successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:
(i)    the Facility Agent fails to respond to a request under Clause 13.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)    the information supplied by the Facility Agent pursuant to Clause 13.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)    the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.
35.17    Replacement of the Facility Agent
(a)    After consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days' notice to the Facility Agent replace the Facility Agent by appointing a successor Facility Agent.
(b)    The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.
(c)    The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clauses 15.3 (Indemnity to the Facility Agent, the Security Trustee and the Technical Bank) and 15.4 (Indemnity concerning security) and this Clause 35 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).
(d)    Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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35.18    Replacement of the Security Trustee
The Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with paragraph (b) of Clause 35.16 (Resignation of the Facility Agent or the Security Trustee). In this event, the Security Trustee shall resign in accordance with that paragraph.
35.19    Confidentiality
(a)    In acting as agent or trustee for the Finance Parties, the Facility Agent or (as the case may be) the Security Trustee shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.
(b)    If information is received by another division or department of the Facility Agent or (as the case may be) Security Trustee, it may be treated as confidential to that division or department and the Facility Agent or (as the case may be) Security Trustee shall not be deemed to have notice of it.
(c)    Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Trustee nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
35.20    Facility Agent's relationship with the Lenders and Hedging Banks
(a)    The Facility Agent may treat the person shown in its records as Lender or as a Hedging Bank at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) as a Hedging Bank acting through its Facility Office:
(i)    entitled to or liable for any payment due under any Finance Document on that day; and
(ii)    entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days prior notice from that Lender or that Hedging Bank to the contrary in accordance with the terms of this Agreement.
(b)    Any Lender or Hedging Bank may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) that Hedging Bank under the Finance Documents. Such notice shall contain

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the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 44.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer (or such other information) by that Lender or (as the case may be) that Hedging Bank for the purposes of Clause 44.2 (Addresses) and Clause 44.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be) that Hedging Bank.
35.21    Information from the Finance Parties
Each Finance Party shall supply the Facility Agent or the Security Trustee with any information that the Facility Agent or (as the case may be) the Security Trustee may reasonably specify as being necessary or desirable to enable the Facility Agent or (as the case may be) the Security Trustee to perform its functions as Facility Agent or (as the case may be) Security Trustee.
35.22    Credit appraisal by the Finance Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Facility Agent, the Security Trustee and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)    the financial condition, status and nature of each Obligor;
(b)    the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security, the Secured Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Secured Property;
(c)    the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
(d)    whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the Secured Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Secured Property;

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(e)    the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Facility Agent, the Security Trustee, the Mandated Lead Arrangers or any other Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and
(f)    the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.
35.23    Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
35.24    Reliance and engagement letters
Each of the Facility Agent, the Security Trustee, the Technical Bank, the Documentation Bank and the Mandated Lead Arrangers may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts in connection with the Transaction Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer's, accountant's, tax adviser's, insurance consultant's, ship manager's, valuer's, surveyor's or other professional adviser's or expert's liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).
36.    Trust and Security Matters
36.1    Undertaking to pay
(a)    Each Obligor who is a Party undertakes with the Security Trustee as trustee for the Finance Parties that it will, on demand by the Security Trustee, pay to the Security Trustee as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Trustee for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.
(b)    Each payment which such an Obligor makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of

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that payment, satisfy that Obligor's corresponding obligation under paragraph (a) above to make that payment to the Security Trustee.
36.2    No responsibility to perfect Transaction Security
The Security Trustee shall not be liable for any failure to:
(a)    ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;
(b)    require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
(c)    obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(d)    register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;
(e)    take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or
(f)    require any further assurance in relation to any Security Document.
36.3    Insurance by Security Trustee
(a)    The Security Trustee shall not be obliged:
(i)    to insure any of the Charged Property;
(ii)    to require any other person to maintain any insurance; or
(iii)    to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Trustee shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.
(b)    Where the Security Trustee is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent requests it to do so in writing and the Security Trustee fails to do so within fourteen days after receipt of that request.

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36.4    Common parties
Although the Facility Agent and the Security Trustee may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security trustee for all of the other Finance Parties. Where any Finance Document provides for an Facility Agent or Security Trustee to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.
36.5    Custodians and nominees
The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
36.6    Delegation by the Security Trustee
(a)    Each of the Security Trustee, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.
(b)    That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Trustee, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.
(c)    No Security Trustee, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.
36.7    Additional trustees
(a)    The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)    if it considers that appointment to be in the interests of the Finance Parties;
(ii)    for the purposes of conforming to any legal requirement, restriction or condition which the Security Trustee deems to be relevant; or
(iii)    for obtaining or enforcing any judgment in any jurisdiction,

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and the Security Trustee shall give prior notice to the Borrower and the Finance Parties of that appointment.
(b)    Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Trustee under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.
(c)    The remuneration that the Security Trustee may pay to that person, and any costs and expenses (together with any applicable Indirect Taxes) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.
(d)    At the request of the Security Trustee, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Trustee in its name and on its behalf to do the same.
(e)    Such a person shall accede to this Agreement as a Security Trustee to the extent necessary to carry out their role on terms satisfactory to the Security Trustee.
(f)    The Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Trustee shall have exercised reasonable care in the selection of such person.
36.8    Acceptance of title
The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.
36.9    Winding up of trust
If the Security Trustee, with the approval of the Facility Agent, determines that:
(a)    all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)    no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:
(i)    the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the

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Transaction Security and the rights of the Security Trustee under each of the Security Documents; and
(ii)    any Security Trustee which has resigned pursuant to Clause 35.16 (Resignation of the Facility Agent or the Security Trustee) shall release, without recourse or warranty, all of its rights under each Security Document.
36.10    Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Trustee under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Trustee by law or regulation or otherwise.
36.11    Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
36.12    Parallel Debt (Covenant to pay the Security Trustee)
(a)    Notwithstanding any other provision of this Agreement, the Borrower hereby irrevocably and unconditionally undertakes to pay to the Security Trustee, as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by the Obligors to the Finance Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document.
(b)    The Security Trustee shall have its own independent right to demand payment of the amounts payable by each Obligor under this Clause 36.12.
(c)    Any amount due and payable by the Borrower to the Security Trustee under this Clause 36.12 shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by an Obligor to the other Finance Parties under those provisions shall be decreased to the extent that the Security Trustee has received (and is able to retain) payment in full of the corresponding amount under this Clause 36.12.
(d)    The rights of the Finance Parties (other than the Security Trustee) to receive payment of amounts payable by the Borrower under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under this Clause 36.12.

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37.    Enforcement of Transaction Security
37.1    Enforcement Instructions
(a)    The Security Trustee may refrain from enforcing the Transaction Security unless instructed otherwise by Majority Lenders.
(b)    Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Trustee to enforce or refrain from enforcing the Transaction Security as they see fit.
(c)    The Security Trustee is entitled to rely on and comply with instructions given in accordance with this Clause 37.1.
37.2    Manner of enforcement
If the Transaction Security is being enforced pursuant to Clause 37.1 (Enforcement Instructions), the Security Trustee shall enforce the Transaction Security in such manner as the Majority Lenders shall instruct, or in the absence of any such instructions, as the Security Trustee considers in its discretion to be appropriate.
37.3    Waiver of rights
To the extent permitted under applicable law and subject to Clause 37.1 (Enforcement Instructions), Clause 37.2 (Manner of enforcement) and Clause 38 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
37.4    Enforcement through Security Trustee only
(a)    The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Trustee.
(b)    Each Finance Party (other than the Security Trustee) shall, promptly upon being requested by the Facility Agent to do so, grant a power of attorney or other sufficient authority to the Security Trustee to enable the Security Trustee to enforce or have recourse to the relevant Transaction Security or to exercise any such right, power, authority or discretion or to grant any such consent or release.

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38.    Application of Proceeds
38.1    Order of application
All amounts from time to time received or recovered by the Security Trustee pursuant to the terms of any Finance Document (including under Clause 36.12 (Parallel Debt (Covenant to pay the Security Trustee)) and/or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 38, the "Recoveries") shall be held by the Security Trustee on trust to apply them at any time as the Security Trustee (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 38), in the following order of priority:
(a)    in discharging any sums owing to the Security Trustee (other than pursuant to Clause 36.1 (Undertaking to pay)), any Receiver or any Delegate;
(b)    in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(c)    in payment or distribution to the Facility Agent on its own behalf and on behalf of the other Finance Parties for application in accordance with Clause 42.5 (Partial payments);
(d)    if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Trustee is obliged to pay or distribute in priority to any Obligor; and
(e)    the balance, if any, in payment or distribution to the relevant Obligor.
38.2    Investment of cash proceeds
Prior to the application of any Recoveries in accordance with Clause 38.1 (Order of Application) the Security Trustee may, in its discretion, hold:
(a)    all or part of any Recoveries which are in the form of cash; and
(b)    any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Secured Property which are not in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Trustee with such financial institution (including itself) and for so long as the Security Trustee shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Trustee's discretion in accordance with the provisions of this Clause 38.

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38.3    Currency conversion
(a)    For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Trustee may:
(i)    convert any moneys received or recovered by the Security Trustee from one currency to another; and
(ii)    notionally convert the valuation provided in any opinion or valuation from one currency to another, in each case at the Security Trustee's spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.
(b)    The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)    in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)    in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.
38.4    Permitted Deductions
The Security Trustee shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).
38.5    Good discharge
(a)    Any distribution or payment to be made in respect of the Secured Obligations by the Security Trustee may be made to the Facility Agent on behalf of the Finance Parties.
(b)    Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Trustee to the extent of that payment.
(c)    The Security Trustee is under no obligation to make the payments to the Facility Agent under paragraph (a) above in the same currency as that in which

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the Secured Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.
38.6    Calculation of amounts
For the purpose of calculating any person's share of any amount payable to or by it, the Security Trustee shall be entitled to:
(a)    notionally convert the Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Trustee), that notional conversion to be made at the spot rate at which the Security Trustee is able to purchase the notional base currency with the actual currency of the Secured Obligations owed to that person at the time at which that calculation is to be made; and
(b)    assume that all amounts received or recovered as a result of the enforcement or realisation of the Secured Property are applied in discharge of the Secured Obligations in accordance with the terms of the Finance Documents under which those Secured Obligations have arisen.
38.7    Release to facilitate enforcement and realisation
(a)    Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Trustee or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.
(b)    Each other Finance Party hereby irrevocably authorises the Security Trustee (acting on the instructions of the Facility Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.
(c)    Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Trustee against the Borrower and of all Security Interests over the assets of the Borrower.
38.8    Dealings with Security Trustee
Each Finance Party shall deal with the Security Trustee exclusively through the Facility Agent.
38.9    Facility Agent's dealings with Hedging Bank
The Facility Agent shall not be under any obligation to act as agent or otherwise on behalf of any Hedging Bank except as expressly provided for in, and for the purposes of, this Agreement.

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38.10    Disclosure between Finance Parties and Security Trustee
Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Facility Agent or the Security Trustee) of such information concerning the Obligors as any Finance Party shall see fit.
38.11    Notification of prescribed events
(a)    If an Event of Default or Potential Event of Default either occurs or ceases to be continuing, the Facility Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Trustee.
(b)    If the Security Trustee enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.
(c)    If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Trustee and the Security Trustee shall, upon receiving that notification, notify each other Finance Party of that action.
(d)    If an "Obligor defaults" on any payment due under a Hedging Agreement, the Hedging Bank which is party to that Hedging Agreement shall, upon becoming aware of that default, notify Security Trustee and the Security Trustee shall, upon receiving that notification, notify the Facility Agent.
(e)    If a Hedging Bank terminates or closes-out, in whole or in part, any Hedging Transaction under any Hedging Agreement it shall notify the Security Trustee and the Security Trustee shall, upon receiving that notification, notify the Facility Agent.
38.12    Application and consideration
In consideration for the covenants given to the Security Trustee by the Borrower in Clause 36.12 (Parallel Debt (Covenant to pay the Security Agent)), the Security Trustee agrees with the Borrower to apply all moneys from time to time paid by the Borrower to the Security Trustee in accordance with the provisions of Clause 38.1 (Order of Application)
39.    Reference Banks
39.1    Role of Reference Banks
(a)    No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.
(b)    No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

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(c)    No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 39 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
39.2    Third party Reference Banks
A Reference Bank which is not a Party may rely on Clause 39 (Role of Reference Banks), paragraph (b) of Clause 48.3 (Other exceptions) and Clause 50 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
40.    Conduct of business by the Finance Parties
40.1    Finance Parties tax affairs
No provision of this Agreement will:
(a)    interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)    oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)    oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
41.    Sharing among the Finance Parties
41.1    Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 42 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
(a)    the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;
(b)    the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 42 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and
(c)    the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing

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Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 42.5 (Partial payments).
41.2    Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 42.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
41.3    Recovering Finance Party's rights
On a distribution by the Facility Agent under Clause 41.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
41.4    Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)    each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and
(b)    as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
41.5    Exceptions
(a)    This Clause 41 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)    A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)    it notified that other Finance Party of the legal or arbitration proceedings;

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(ii)    the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and
(iii)    that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
SECTION 10
ADMINISTRATION
42.    Payment Mechanics
42.1    Payments to the Facility Agent
(a)    On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Agreement), that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)    Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Facility Agent, in each case, specifies.
42.2    Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 42.3 (Distributions to an Obligor) and Clause 42.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.
42.3    Distributions to an Obligor
The Facility Agent may (with the consent of the Obligor or in accordance with Clause 43 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
42.4    Clawback and pre-funding
(a)    Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that

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other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)    Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
(c)    If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(i)    the Facility Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Facility Agent; and
(ii)    the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
42.5    Partial payments
(a)    If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)    first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent, the Security Trustee or the Mandated Lead Arrangers for their own account under those Finance Documents;
(ii)    secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under Clause 35.15 (Lenders' indemnity to the Facility Agent and others);
(iii)    thirdly, in or towards payment pro rata (a) to the Lenders pro rata of all other amounts due to them but unpaid under the Finance Documents and (b) to the Hedging Banks pro rata of any amounts due to them but unpaid under the Hedging Agreements; and

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(iv)    fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)    The Facility Agent shall, if so directed by all the Lenders and each Hedging Bank, vary the order set out in paragraphs (ii) to (iv) of paragraph (a) above.
(c)    Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
42.6    No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents (except the Hedging Agreements) shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
42.7    Business Days
(a)    Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)    During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
42.8    Currency of account
(a)    Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)    A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.
(c)    Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.
(d)    All moneys received or held by the Security Trustee or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Trustee against the full cost in relation to the sale. Neither the Security Trustee nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

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42.9    Change of currency
(a)    Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)    any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and
(ii)    any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(b)    If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.
42.10    Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)    any Bail-In Action in relation to any such liability, including (without limitation):
(i)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it;
(iii)    a cancellation of any such liability; and
(b)    a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

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42.11    Disruption to payment systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:
(a)    the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;
(b)    the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)    the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)    any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 48 (Amendments and waivers);
(e)    the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 42.11; and
(f)    the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
43.    Set-Off
Subject to the notification to the relevant Obligor, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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44.    Notices
44.1    Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
44.2    Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)    in the case of any Obligor who is a Party, that identified with its name in Schedule 1 (The original parties);
(b)    in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;
(c)    in the case of the Security Trustee, the Facility Agent and any other original Finance Party, that identified with its name in Schedule 1 (The Original Parties); and
(d)    in the case of each Lender or other Finance Party, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party in the relevant capacity, or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Facility Agent (or the Facility Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.
44.3    Delivery
(a)    Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)    if by way of fax, when received in legible form; or
(ii)    if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 44.2 (Addresses), if addressed to that department or officer.
(b)    Any communication or document to be made or delivered to the Facility Agent or the Security Trustee will be effective only when actually received by the Facility Agent or the Security Trustee and then only if it is expressly

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marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Facility Agent or the Security Trustee shall specify for this purpose).
(c)    All notices from or to an Obligor shall be sent through the Facility Agent.
(d)    Any communication or document made or delivered to the Borrower in accordance with this Clause 44.3 will be deemed to have been made or delivered to each of the Obligors.
(e)    Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
44.4    Notification of address and fax number
Promptly upon changing its' address or fax number, the Facility Agent shall notify the other Parties.
44.5    Electronic communication
(a)    Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)    notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)    notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)    Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
(c)    Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Facility Agent or the Security Trustee, only if it is addressed in such a manner as the Facility Agent or the Security Trustee shall specify for this purpose.
(d)    Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the

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purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.
(e)    Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 44.5.
44.6    English language
(a)    Any notice given under or in connection with any Finance Document must be in English.
(b)    All other documents provided under or in connection with any Finance Document must be:
(i)    in English; or
(ii)    if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
45.    Calculations and Certificates
45.1    Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
45.2    Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
45.3    Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.
46.    Partial Invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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47.    Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
48.    Amendments and Waivers
48.1    Required consents
(a)    Subject to Clause 48.2 (All Lender matters) and Clause 48.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all the Finance Parties and other Obligors.
(b)    The Facility Agent may (or, in the case of the Security Documents, instruct the Security Trustee to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 48.
(c)    Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 35.11 (Rights and discretions of the Facility Agent and the Security Trustee), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.
(d)    Each Obligor agrees to any such amendment or waiver permitted by this Clause 48 which is agreed to by the Borrower.
48.2    All Lender matters
An amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:
(a)    the following definitions in Clause 1.1 (Definitions):
(i)    "Anti-Corruption Laws";
(ii)    "Last Availability Date";
(iii)    "Majority Lenders";
(iv)    "Anti-Money Laundering Laws";
(v)    "Restricted Party";

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(vi)    "Sanctions";
(vii)    "Sanctions Authority"; and
(viii)    "Sanctions List";
(b)    an extension to the date of payment of any amount under the Finance Documents;
(c)    a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(d)    an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(e)    a change to the Borrower or any other Obligor;
(f)    any provision which expressly requires the consent or approval of all the Lenders;
(g)    Clause 2.2 (Finance Parties' rights and obligations), Clause 7.2 (Change of control), Clause 7.12(a) (Sanctions and the EU Blocking Regulation), Clause 8.9 (Application of prepayments), Clause 18.21 (Anti-corruption and anti-money laundering laws), Clause 18.31 (Sanctions), Clause 21.2 (Use of proceeds), Clause 21.4 (Business Integrity), Clause 21.6 (Anti-Corruption Law), Clause 21.7 (Sanctions and lawful use), Clause 31.21 (Sanctions), Clause 33 (Changes to the Lenders), Clause 41 (Sharing among the Finance Parties), this Clause 48, Clause 52 (Governing law), Clause 53 (Arbitration) and any other provision expressly regulating Business Integrity, Anti-Corruption Law or Sanctions matters;
(h)    the order of distribution under Clause 38.1 (Order of application);
(i)    the order of distribution under Clause 42.5 (Partial payments);
(j)    the currency in which any amount is payable under any Finance Document;
(k)    an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments rateably;
(l)    (other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)    any guarantee and indemnity granted under any Finance Document;
(ii)    the Charged Property; or

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(iii)    the manner in which the proceeds of enforcement of the Transaction Security are distributed;
(m)    any amendment, release or waiver to the definition of or any clause relating to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws;
(n)    the circumstances in which any of the Transaction Security is permitted or required to be released under any of the Finance Documents; or
(o)    any change, release or waiver of a Lessee Credit Support Provider or any of its obligations under the Lessee Credit Support to which it is a party, shall not be made, or given, without the prior consent of all the Lenders.
48.3    Other exceptions
(a)    Amendments to or waivers in respect of the Hedging Agreements may only be agreed by the relevant Hedging Bank.
(b)    An amendment or waiver which relates to the rights or obligations of the Facility Agent, any Hedging Bank, a Reference Bank or the Mandated Lead Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Facility Agent, the Security Trustee, the relevant Hedging Bank, that Reference Bank or the Mandated Lead Arrangers (as the case may be).
(c)    Notwithstanding Clauses 48.1 and 48.2 and paragraph (b) above, the Facility Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.
48.4    Releases
Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Facility Agent shall not have authority to authorise the Security Trustee to release:
(a)    any Charged Property from the Transaction Security; or
(b)    any Obligor from any of its guarantee or other obligations under any Finance Document.
49.    Confidential Information
49.1    Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 49.2 (Disclosure of Confidential Information) and Clause 49.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security

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measures and a degree of care that would apply to its own confidential information. Nothing in this Clause 49 shall operate to release any Party from any prior confidentiality undertaking to any other Party or to GLNG except as expressly agreed in writing.
49.2    Disclosure of Confidential Information
Subject to clause 49.1, any Finance Party may disclose:
(a)    to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)    to any person:
(i)    to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Trustee and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)    with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)    appointed by any Finance Party or by a person to whom paragraphs (b) (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 35.20 (Relationship with the Lenders and Hedging Banks));
(iv)    who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (ii) above;
(v)    to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the

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rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)    to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)    to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 33.8 (Security over Lenders' rights);
(viii)    who is a Party; or
(ix)    with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate; and
(c)    to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;
(d)    to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors; and
(e)    to any insurance or reinsurance broker, insurer or reinsurer retained by such Finance Party.
49.3    Disclosure to numbering service providers
(a)    Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)    names of Obligors;
(ii)    country of domicile of Obligors;

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(iii)    place of incorporation of Obligors;
(iv)    date of this Agreement;
(v)    Clause 52 (Governing law);
(vi)    the names of the Facility Agent and the Mandated Lead Arrangers;
(vii)    date of each amendment and restatement of this Agreement;
(viii)    amount of Total Commitments;
(ix)    currency of the Facility;
(x)    type of Facility;
(xi)    ranking of Facility;
(xii)    the term of the Facility;
(xiii)    changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)    such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)    The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)    The Borrower represents on the date of this Agreement and each Utilisation Date that none of the information set out in paragraphs (a)(i) to (xiv) above is unpublished price-sensitive information.
(d)    The Facility Agent shall notify the Borrower and the other Finance Parties of:
(i)    the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)    the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

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49.4    Entire agreement
This Clause 49 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
49.5    Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
49.6    Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)    of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to Clause 49.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and
(b)    upon becoming aware that Confidential Information has been disclosed in breach of this Clause 49.
49.7    Continuing obligations
The obligations in this Clause 49 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:
(a)    the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)    the date on which such Finance Party otherwise ceases to be a Finance Party.
50.    Confidentiality of Funding Rates and Reference Bank Quotations
50.1    Confidentiality and disclosure
(a)    The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential

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and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.
(b)    The Facility Agent may disclose:
(i)    any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 9.4 (Notification of rates of interest); and
(ii)    any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.
(c)    The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)    any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
(ii)    any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)    any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it

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may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)    any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)    The Facility Agent's obligations in this Clause 50 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.
50.2    Related obligations
(a)    The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.
(b)    The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)    of the circumstances of any disclosure made pursuant to Clause 50.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)    upon becoming aware that any information has been disclosed in breach of this Clause 50.
50.3    No Event of Default
No Event of Default will occur under Clause 31.7 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 50.
51.    Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 11
GOVERNING LAW AND ENFORCEMENT
52.    Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.
53.    Arbitration
(a)    Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force which rules are deemed to be incorporated by reference to this Clause.
(b)    The tribunal shall consist of a panel of three arbitrators (the "Tribunal") appointed in accordance with the SIAC Rules.
(c)    The seat of the arbitration shall be Singapore. The arbitration agreement shall be governed by Singapore law.
(d)    The language of the arbitration shall be English.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.
Schedule 1
The Original Parties
Borrower

Name:	GIMI MS Corporation
Original Jurisdiction	Republic of the Marshall Islands
Registration number (or equivalent, if any)	98835
English process agent (if not incorporated in England)	Golar Management Limited, currently at 6th Floor, The Zig Zag, 70 Victoria Street, London SW1E 6SQ, England
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960
Address for service of notices	c/o Golar Management Ltd 6th Floor, The Zig Zag 70 Victoria Street London SW1E 6SQ England Attention: CFO E-mail: treasury@golar.com with copy to gml.legal@golar.com Fax: +44(0)20 7063 7901

The Original Lenders

Name	ABN AMRO Bank N.V., Oslo Branch
Commitment	[*****]
Facility Office, address, fax number and attention details for notices	Olav Vs Gate 5 N-0161 Oslo Norway Attention: [*****] E-mail: [*****]

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Name	Clifford Capital Pte. Ltd.
Commitment	[*****]
Facility Office, address, fax number and attention details for notices	1 Raffles Quay #23-01, North Tower Singapore 048583 Fax: +65 6444 9600 Attention: [*****] E-mail: [*****]

Name	ING Bank N.V.
Commitment	[*****]
Facility Office, address, fax number and attention details for notices	ING Wholesale Banking Location AMP D 05 037 PO Box 1800, 1000 BV Amsterdam The Netherlands Attention: [*****] E-mail: [*****] Fax: +31 20 5658207

Name	Natixis (DIFC Branch)
Commitment	[*****]
Facility Office, address, fax number and attention details for notices	c/o 68-76 Quai de la Rapée 75012 Paris- France Attention: [*****] E-mail: [*****] Fax: + 33 1 58 19 38 40

Name	DBS Bank Ltd.
Commitment	[*****]
Facility Office, address, fax number and attention details for notices	12 Marina Boulevard Level 45 DBS Asia Central @Marina Bay Financial Centre Tower 3 Singapore 018982 Attention: [*****] E-mail: [*****]

Name	Crédit Industriel et Commercial, Singapore Branch
Commitment	[*****]
Facility Office, address, fax number and attention details for notices
182 Cecil Street
#33-01 Frasers Towers
Singapore 069547
For credit matters:
Attention: [*****]
Telephone: +65 6231 9881 / +65 6231 9890 / +65 6212 9361 / +65 6212 9303 / +65 6212 9410
E-mail: [*****]
For operations matters:
Attention: [*****]
Telephone: +65 6212 9503 / +65 6231 9716
E-mail: [*****]

Name	Intesa Sanpaolo S.p.A., Singapore Branch
Commitment	[*****]
Facility Office, address, fax number and attention details for notices	6 Temasek Boulevard, #42‐04/05 Suntec Tower Four, Singapore 038986 Attention: [*****] Fax: +65 6333 8252 E-mail: [*****]

Name	Morgan Stanley Senior Funding, Inc.
Commitment	[*****]
Facility Office, address, fax number and attention details for notices	1 New York Plaza New York, NY 10004 United States of America Attention: [*****] Fax: +1 718 233 2132 Telephone: +1 212 276 7315 E-mail: [*****]

Name	Oversea-Chinese Banking Corporation Limited
Commitment	[*****]
Facility Office, address, fax number and attention details for notices	65 Chulia Street #10-00 OCBC Centre Singapore 048913 Attention: [*****] Fax: +65 6536 6449 / +65 6536 9327 E-mail: [*****]

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Name	Standard Chartered Bank (Singapore) Limited
Commitment	[*****]
Facility Office, address, fax number and attention details for notices
Marina Bay Financial Centre Tower 1, Level 23
8 Marina Boulevard
Singapore 018981
For credit matters:
Attention: [*****]
Telephone: +65 66457468 / +65 66457834
E-mail: [*****]For operations matters:
Attention: [*****]Telephone: +65 66457826
E-mail: [*****]

Name	Cathay United Bank, Singapore
Commitment	[*****]
Facility Office, address, fax number and attention details for notices
Marina Bay Financial Centre Tower 1, #13-03
8 Marina Boulevard
Singapore 018981
For credit matters:
Attention: [*****]
Telephone: +65 6597 2522 / +65 6597 2526 / +65 6597 2524
E-mail: [*****]
For operations matters:
Attention: [*****]
Telephone: +65 6597 2556 / +65 6597 2503 / +65 6597 2553 / +65 6597 2557
E-mail: [*****]

The Facility Agent

Name	ING Bank N.V.
Facility Office, address, fax number and attention details for notices	Agency Department Bijlmerplein 888 1102 MG Amsterdam The Netherlands Attention: [*****] E-mail: [*****]

The Security Trustee

Name	ING Bank N.V.
Facility Office, address, fax number and attention details for notices	Agency Department Bijlmerplein 888 1102 MG Amsterdam The Netherlands Attention: [*****] E-mail: [*****]

The Original Hedging Banks

Name	ABN AMRO Bank N.V.
Facility Office, address, fax number and attention details for notices	c/o Markets Documentation Unit (HQ7206) Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands Attention: [*****] E-mail: [*****]

Name	ING Bank N.V.
Facility Office, address, fax number and attention details for notices	Foppingadreef 7 P.O. Box 1800 NL-1000 BV Amsterdam The Netherlands Attention: [*****] E-mail: [*****] Fax: +31-20-501-3381

Name	Natixis
Facility Office, address, fax number and attention details for notices	47 Quai d’Austerlitz – 75013 Paris BP4 – 75060 Paris Cedex 2 – FRANCE Attention: [*****]Telephone: 00 33 1 58 55 83 64 E-mail: [*****]

Name	DBS Bank Ltd.
Facility Office, address, fax number and attention details for notices	12 Marina Boulevard Level 41 DBS Asia Central @Marina Bay Financial Centre Tower 3 Singapore 018982 Attention: [*****] E-mail: [*****]

Name	Crédit Industriel et Commercial, Singapore Branch
Facility Office, address, fax number and attention details for notices
182 Cecil Street,
#33-01 Frasers Towers,
Singapore 069547
For credit matters:
Attention: [*****]
Telephone: +65 6231 9881 / +65 6231 9890 / +65 6212 9361 / +65 6212 9303 / +65 6212 9410
E-mail: [*****]
For operations matters:
Attention: [*****]Telephone: +65 6212 9503 / +65 6231 9716
E-mail: [*****]

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Name	Standard Chartered Bank (Singapore) Limited
Facility Office, address, fax number and attention details for notices
Marina Bay Financial Centre Tower 1, Level 23
8 Marina Boulevard
Singapore 018981
For credit matters:
Attention: [*****]
Telephone: +65 66457468 / +65 66457834
E-mail: [*****]
For operations matters:
Attention: [*****]Telephone: +65 66457826
E-mail: [*****]

Name	Cathay United Bank
Facility Office, address, fax number and attention details for notices
Marina Bay Financial Centre Tower 1, #13-03
8 Marina Boulevard
Singapore 018981
For credit matters:
Attention: [*****]
Telephone: +65 6597 2522 / +65 6597 2526 / +65 6597 2524
E-mail: [*****]
For operations matters:
Attention: [*****]
Telephone: +65 6597 2556 / +65 6597 2503 / +65 6597 2553 / +65 6597 2557
E-mail: [*****]

The Account Bank

Name	ING Bank N.V.
Address, fax number and attention details for notices	Agency Department Bijlmerplein 888 1102 MG Amsterdam The Netherlands Attention: [*****]E-mail: [*****]
Schedule 2
Vessel Information

Name of Vessel:	GIMI
Builder:	Keppel Shipyard Limited
Builder's registered office:	51 Pioneer Sector 1, Singapore 628437
Name Plate Capacity	[*****] (or such other amount as is agreed or determined in accordance with clause 6 (Variations)) of the LOA)
Scheduled Redelivery Date:
The scheduled date for Redelivery is required to take place as notified by the Contractor to the Sub-Contractor, which as of the Date of Agreement (as defined in the Main Building Contract) is scheduled as:
(a)    if a Limited Notice to Proceed (as defined in the Main Building Contract) is issued, the later of thirty-eighty (38) months from the LNTP Date (as defined in the Main Building Contract)and thirty-four (34) months from the Commencement Date (as defined in the Main Building Contract); or
(b)    if no Limited Notice to Proceed is issued, thirty-eighty (38) months from the Commencement Date, as such date may be adjusted or postponed in accordance with the terms of the Main Building Contract.

Date and description of Main Building Contract:	The amended and restated engineering, procurement, construction, installation and commissioning contract between the Builder and the Borrower dated 13 December 2018 for the repair, modification and conversion of an existing vessel into an FLNG Facility.
Yard where Vessel to be converted to the FLNG Facility:	The shipyards occupied and operated by the Builder or its Affiliates in Singapore.
Date of Parent Guarantee:	17 April 2019
Name and address of Parent Guarantor:	Keppel Offshore & Marine Ltd, a company incorporated in Singapore, whose registered office is at 1 Harbourfront Avenue #18-01 Keppel Bay Tower Singapore 098632
Flag State:	Marshall Islands
Port of Registry:	Marshall Islands
LOA description:	Lease and Operate Agreement dated 26 February 2019, as acceded to by the Operator pursuant to a deed of accession dated 7 August 2019.
Lessee:	BP Mauritania Investments Limited
Class notations:
+OI Ship-Shaped LNG Production and Storage Unit POSMOOR BIS.
Topsides shall be assessed by Det Norske Veritas Germanischer Lloyd to comply with the design, fabrication and survey for the PROD (LNG) notation.

Classification Society:	Det Norske Veritas Germanischer Lloyd (DNVGL)
Major Casualty Amount:	$25,000,000

Schedule 3
Conditions Precedent
Part 1
Conditions Precedent to First Utilisation Request
1.    Corporate documents
(a)    A copy of the Constitutional Documents of each Original Obligor.

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(b)    A copy of a resolution of the board of directors of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):
(i)    approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party (its "Relevant Documents") and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;
(ii)    authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)    authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with its Relevant Documents.
(c)    If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.
(d)    A specimen of the signature of each person who has signed a Relevant Document authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.
(e)    A certificate of each Original Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.
(f)    A copy of any power of attorney under which any person is appointed by any Original Obligor to execute any of its Relevant Documents on its behalf.
(g)    A certificate of an authorised signatory of each relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.
2.    Finance Documents
(a)    A duly executed original of this Agreement.
(b)    A duly executed original of each of the following Original Security Documents:
(i)    the Mortgage
(ii)    each Insurance Assignment;
(iii)    each Payment Guarantee;

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(iv)    each Performance Guarantee;
(v)    the Security Assignment;
(vi)    each Share Security Agreement;
(vii)    the Account Security;
(viii)    the Hedging Contract Security;
(ix)    the General Assignment;
(x)    the Operator's Undertaking;
(xi)    the Supervisor's Undertaking;
(xii)    the Vessel Manager's Undertaking; and
(xiii)    the Subordination Deed,
together with all letters, transfers, certificates and other documents required to be delivered under each such Original Security Document.
(c)    A duly executed original of the FM Shortfall L/C Procurement Undertaking.
(d)    Duly executed notices of assignment and acknowledgements of those notices as required by any of the Original Security Documents.
(e)    A duly executed original of the Quiet Enjoyment Agreement.
(f)    A duly executed original of the Step In Agreement.
(g)    Documentary evidence that all filings and registrations that are required and capable to be made under applicable laws by the Obligors in relation to the Finance Documents have been entered into and filed and/or registered with the relevant registry by the date of the first Utilisation.
3.    Hedging Agreements and Hedging Contract Security
Evidence that:
(a)    Each of the Hedging Agreements has been executed by the Borrower and each Hedging Bank;
(b)    the Borrower has executed the Hedging Contract Security; and
(c)    any notice required to be given to a Hedging Bank under the Hedging Contract Security has been given to it and acknowledged by it in the manner required by the Hedging Contract Security.

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4.    Project Documents
(a)    A copy, certified as a true copy by a duly authorised signatory of the Borrower, of:
(i)    the Preliminary Agreement;
(ii)    the LOA Documents;
(iii)    the Operating Services Agreement;
(iv)    the EPC Contract Documents; and
(v)    the Shareholder Agreement,
in each case duly executed by the parties thereto and, if copies have not been delivered to the Facility Agent prior to the date of this Agreement, in form and substance satisfactory to the Lenders.
(b)    A certificate from the Borrower confirming that each of the Project Documents to which it is a party and is delivered to the Facility Agent pursuant to paragraph (a) above is a true, complete and accurate copy of such document and all amendments and supplements to it are at the date of the relevant Utilisation Request and that all such documents remain in full force and effect on such date.
(c)    A copy of each of the Inter-Governmental Co-operation Agreement and the UUOA, together with any amendments or supplements thereto and, in relation to the Inter-Governmental Co-operation Agreement, a certified English translation.
(d)    Such evidence as the Facility Agent may require as to the due incorporation of the Lessee and any other party to the Project Documents listed in paragraph (a) above (other than an Obligor), their power and authority to enter into and perform those documents and the authorisation of their entry into them.
5.    Accounts and financial information
(a)    An updated project cashflow forecast model for the Borrower.
(b)    An updated financial model for GLNG.
6.    Legal opinions
The following legal opinions, each addressed to the Facility Agent, the Security Trustee, the Original Hedging Banks and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility and substantially in the form approved by the Facility Agent prior to the signing of this Agreement:
(a)    legal opinion of Clifford Chance Pte. Ltd. on matters of English law;

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(b)    legal opinion of Clifford Chance Pte. Ltd. on matters of Singapore law;
(c)    legal opinion of Cheikhany Jules on matters of Mauritanian law;
(d)    legal opinion of counsel to the Lenders on matters of Senegal law;
(e)    legal opinion of Campbells on matters of Marshall Islands law;
(f)    legal opinion of Davis Polk on matters of Delaware law; and
(g)    legal opinion of Appleby (Bermuda) Limited on matters of Bermuda law.
7.    Financial Statements, Accounts and financial information
(a)    The Facility Agent has received the Original Financial Statements of each of the Guarantors.
(b)    Evidence that any Account required to be established under Clause 28 (Project Accounts) has been opened and established.
(c)    Evidence that any Account Security in respect of each Project Account has been executed and delivered by the Borrower and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.
8.    Reports
(a)    An opinion from the LTA verifying the status of Project Schedule and the Total Project Costs in the Project Budget Statement.
(b)    The Initial Technical Report and opinion from the LTA, issued in accordance with the Agreed Scope of Work and verifying:
(i)    the status of Project Schedule and the Total Project Costs in the Project Budget Statement (including confirmation as to whether there has been any cost overrun);
(ii)    that a total of at least $300,000,000 of Project Costs has been paid by the Sponsors through the Borrower as Shareholder Contributions or Shareholder Loans in accordance with the Project Budget Statement;
(iii)    the health and safety plan for the Vessel is acceptable.
(c)    The GTA Development Plan (including milestones, critical paths for Phase 1A and information on reserves, the production profile and production costs).
9.    "Know Your Customer Requirements"
Such documentation and information as any Finance Party may reasonably request through the Facility Agent to comply with "know your customer" or similar

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identification procedures under all laws and regulations applicable to that Finance Party, including specimen signatures.
10.    Fees
The Fee Letters have been duly executed by the Borrower.
11.    Project Information
Structure charts reflecting (i) the ownership structure of Block C8 and the Saint Louis Offshore Profond Block, (ii) the Lessee, Kosmos and government legal entities (for both Senegal and Mauritania) and (iii) the ownership percentage of each entity in the relevant structure chart in each case to the extent such information has been provided to the Borrower.
12.    Insurance
An opinion in form and substance satisfactory to the Lenders from the Insurance Advisor confirming the satisfactory arrangement of the Insurances and letters of undertaking from insurers.
13.    Environmental and social
(a)    The environmental and social impact assessment (ESIA) for the GTA.
(b)    The environmental and social management plan (ESMP) for the GTA.
(c)    The environmental and social assessment procedures (ESAP) for the GTA.
(d)    An environmental report.
14.    LOA Documents and related security
Such evidence as the Facility Agent may require as to the due incorporation of the Lessee and any other party to the LOA Documents, the Quiet Enjoyment Agreement and the Step In Agreement, their power and authority to enter into and perform those documents and the authorisation of their entry into them.
15.    Other documents and evidence
(a)    A duly executed original of each Confirmation Letter.
(b)    Satisfactory evidence that British Petroleum and the BP Lessee Credit Support Provider were not in any way involved in any misconduct [*****].
(c)    Evidence of the Borrower's ownership of the Vessel, and registration of the Vessel with no prior encumbrances (other than Permitted Maritime Liens), in both cases acceptable to the Facility Agent.
(d)    Evidence that any process agent referred to in any provision of any Finance Document entered into on or before the first Utilisation Date requiring the

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appointment of a process agent, if not an Original Obligor, has accepted its appointment.
(e)    A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the Vessel and entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

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Part 2
Conditions Precedent to each Advance
In relation to each Advance made or to be made:
1.    Certificates
(a)    The Facility Agent receives a certificate from a duly authorised officer of the Borrower certifying that as of the relevant Utilisation Date:
(i)    each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended;
(ii)    that each of the Project Documents delivered to the Facility Agent in Part 1 of this Schedule is a true, complete and accurate copy of such document; that no amendments and supplements to it are existing at the date of the relevant Utilisation Request and that all such documents remain in full force and effect on such date;
(iii)    there has been no change in the structure charts delivered pursuant to paragraph 10 of Part 1 of this Schedule or, if there has been a change, new structure charts are delivered to the Facility Agent;
(iv)    there has been no:
(A)    amendments or variations to the LOA and EPC Contract Documents;
(B)    release of the Builder or any Parent Guarantor from any of its obligations under the Main Building Contract or any other EPC Contract Document;
(C)    release of any Lessee Credit Support Provider from any of its obligations under the LOA Documents;
(D)    waiver of any material breach of the obligations described in paragraphs (B) and (C) above;
(E)    consent to anything which would otherwise be such a material breach under any Project Document; or
(F)    claims certificate (qualified as appropriate) from the EPC Contractors in connection with the EPC Contracts;
except as may be stated in such confirmation and which have already been advised by the Borrower to the Facility Agent in writing and, if approval of the same was required under the Finance Documents, so approved;

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(v)    there has been no material breach or default by any party to a Project Document in respect of their obligations under the Project Documents to which they are a party;
(vi)    there are no material defects, rectification or modification works undertaken in respect of the technology relevant to the Vessel, proposed suspension of works, as defined under the relevant clauses in the EPC Contracts during the Conversion Period; and
(vii)    the aggregate amount outstanding under the Facility will not exceed the aggregate amount available under the Lessee Credit Support as a result of making the proposed drawdown.
(b)    A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed before the first Utilisation certifying that each copy document relating to it specified in Part 2 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.
2.    LTA
(a)    An updated Technical Report issued in accordance with the Agreed Scope of Work and verifying:
(i)    the progress and adequacy of the Works, setting out in reasonable detail the actual budget status and conversion progress achieved compared to the Initial Project Budget and the Project Schedule;
(ii)    the updated Project Budget Statement;
(iii)    that no funding shortfall or expected delays to achieve Final Acceptance before the Last Availability Date remain outstanding, if these had been identified as such in accordance with Clause 27.8(f) (LTA) and, if such circumstance remains outstanding, that an appropriate recovery plan is in place and outline any additional project monitoring that is deemed necessary;
(iv)    that there are no defects, rectification or modification works undertaken in respect of the technology relevant to the Vessel as a FLNG Facility, proposed suspension of the Works;
(v)    the aggregate Project Costs incurred to date and, following the first Advance, since the last Utilisation and the confirmation required by Clause 4.3(b) (Further conditions precedent);
(vi)    the Total Project Costs as at the date of the Utilisation Request and the confirmation required by Clause 4.3(c) (Further conditions precedent);

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(vii)    that any part of the relevant Project Costs or Ancillary Project Costs which are not to be financed by the relevant Advance have been paid or will be paid by the Borrower simultaneously with the relevant Advance;
(viii)    in relation to each Contract Instalment Advance:
(A)    that the relevant Contract Instalment is due or that the Borrower has already paid, and the Builder has received, such Contract Instalment (as applicable);
(B)    in the event that, under the terms of the Main Building Contract, the relevant Contract Instalment is payable upon completion of a stage of the conversion of the Vessel relating to the relevant Contract Instalment Advance, that such stage of construction has been completed in accordance with the provisions of the Main Building;
(ix)    in relation to each Ancillary Project Cost Advance, that the Borrower has already paid for such Ancillary Project Costs; and
(x)    in relation to the Final Advance, that Final Acceptance has occurred.
(b)    The Facility Agent receives the most recent LTA quarterly progress report issued in accordance with Clause 27.8(f) (LTA).
3.    Updated Project cashflow forecast
An updated Project cashflow model and cash balance for the Borrower.
4.    Fees
Evidence acceptable to the Facility Agent that all Fees, Costs and expenses due to the Finance Parties from the Borrower have been, or will, on the relevant Utilisation Date, be paid in full.
5.    No Potential Event of Default or Event of Default
There is no Potential Event of Default or Event of Default that is continuing.
6.    No FM Event
No FM Event has occurred and is continuing.

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Schedule 4
Utilisation Request
From:    Gimi MS Corporation
To:    ING Bank N.V.
Dated:    []
Dear Sirs
$700,000,000 Facility Agreement dated [] (the Facility Agreement)
1.    We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.    We wish to borrow an Advance on the following terms:

Advance Type	[Contract Instalment Advance / Ancillary Project Cost Advance / Interest Payment Advance]
Proposed Utilisation Date:	[] (or, if that is not a Business Day, the next Business Day)
Amount:	$ []
3.    We confirm that each condition specified in Clause 4.3 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.    The purpose of this Advance is [specify purpose complying with Clause 3 of the Facility Agreement] and its proceeds should be credited to [the relevant EPC Contractor, being [name of EPC Contractor]][name of Shareholder] at the following account:
[]
5.    We request that the first Interest Period for the Loan be [] Months.
6.    This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Gimi MS Corporation
Schedule 5
Selection Notice

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From:    Gimi MS Corporation
To:    ING Bank N.V.
Dated:    []
Dear Sirs
$700,000,000 Facility Agreement dated [] (the Facility Agreement)
1.    We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.    This Selection Notice is served with reference to the Loan of [insert amount of the Loan] that [will be made][was made] on [insert details of Utilisation Date] (the "Relevant Loan").
3.    We request that the next Interest Period for the Relevant Loan be [3][6]1 Months.
4.    This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
Gimi MS Corporation
Schedule 6
Form of Transfer Certificate
To:    ING Bank N.V. as Facility Agent
From:    ["The Existing Lender"] (the "Existing Lender") and ["The New Lender"] (the "New Lender")
Dated:
$700,000,000 Facility Agreement dated [] (the Facility Agreement)
1.    We refer to the Facility Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
1    Note: Select as appropriate.

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2.    We refer to Clause 33.6 (Procedure for assignment or transfer) of the Facility Agreement:
(a)    [The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 33.6 (Procedure for assignment and transfer), all of the Existing Lender's rights and obligations under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender's Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.]2
(b)    [The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender's Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.
(c)    The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender's Commitment and participation in the Loan under the Facility Agreement specified in the Schedule (but the obligations owed by the Obligors under the Finance Documents shall not be released).
(d)    On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (c) above.]3
(e)    The proposed Transfer Date is [].
(f)    The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 44.2 (Addresses) are set out in the Schedule.
3.    The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 33.5 (Limitation of responsibility of Existing Lenders).
4.    [The New Lender confirms that it [is]/ [is not] a Borrower Affiliate.]
5.    [This Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 33.7 (Copy of Transfer Certificate to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.]
6.    This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
7.    This Agreement and any non-contractual obligations connected with it are governed by English law.
2    Novation Method.
3    Assignment Method.

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8.    This Agreement has been entered into on the date stated at the beginning of this Agreement.
THE SCHEDULE
Rights [assignment and assumption method: to be assigned and obligations to be released and undertaken] [novation method: and obligations to be transferred]
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted by the Facility Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [].
[assignment and assumption method: Signature of this Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.]
ING Bank N.V. as Facility Agent
By:

ING Bank N.V. as Security Trustee
By:]
Schedule 7
Form of Compliance Certificate
To:    ING Bank N.V. as Facility Agent
From:    [] as [Borrower][Guarantor]
Dated:    []
Dear Sirs
$700,000,000 Facility Agreement dated [] (the "Facility Agreement")
1.    I/We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

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2.    I/We confirm that: [Insert details of covenants to be certified]
3.    [I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]
Signed by:

[Finance Director] [Chief Financial Officer]
[Borrower][Guarantor]

[Auditors of [Borrower][Guarantor]]4
Schedule 8
Indicative Amortisation Schedule
4    Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors.

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Repayment Number	Principal (prior to repayment) ($)	Principal repayment ($)	Principal outstanding (following repayment) ($)
1 (First Repayment Date)	700,000,000	14,583,333	685,416,667
2	685,416,667	14,583,333	670,833,333
3	670,833,333	14,583,333	656,250,000
4	656,250,000	14,583,333	641,666,667
5	641,666,667	14,583,333	627,083,333
6	627,083,333	14,583,333	612,500,000
7	612,500,000	14,583,333	597,916,667
8	597,916,667	14,583,333	583,333,333
9	583,333,333	14,583,333	568,750,000
10	568,750,000	14,583,333	554,166,667
11	554,166,667	14,583,333	539,583,333
12	539,583,333	14,583,333	525,000,000
13	525,000,000	14,583,333	510,416,667
14	510,416,667	14,583,333	495,833,333
15	495,833,333	14,583,333	481,250,000
16	481,250,000	14,583,333	466,666,667
17	466,666,667	14,583,333	452,083,333
18	452,083,333	14,583,333	437,500,000
19	437,500,000	14,583,333	422,916,667
20	422,916,667	14,583,333	408,333,333
21	408,333,333	14,583,333	393,750,000
22	393,750,000	14,583,333	379,166,667
23	379,166,667	14,583,333	364,583,333
24	364,583,333	14,583,333	350,000,000
25	350,000,000	14,583,333	335,416,667
26	335,416,667	14,583,333	320,833,333
27 (Final Repayment Date)	320,833,333	320,833,333	-

Schedule 9
LTA's Scope of Work
1    Overview
A summary description of the scope of each phase is given in the sections below.
2    Phase 1 – Initial Due Diligence Report
The scope for the initial due diligence report has been split into four sections, namely: (a) vessel technical and design due diligence; (b) project execution plan due diligence; (c) commercial due diligence; and (d) risk analysis. The LTA's scope of work for this initial report is detailed in the following sections.

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(1)    Vessel technical and design due diligence
For the technical due diligence, the LTA's technical team will complete a review of the GLNG FLNG design specifications and the Gimi field specific technical aspects to:
(1)    Ascertain the robustness of and suitability of the technical design;
(2)    Assess the appropriateness and suitability of the Vessel design to enable the Vessel to meet its functional requirements, performance standards, design life with respect to topsides, hull and marine design and requirements of class, flag and coastal authorities, to the extent available;
(3)    Highlight any major accident and incident risks associated with the construction, commissioning and operations of the project, in consideration of the technology, construction/operating arrangements and metocean data; and
(4)    Provide an opinion on the technical suitability of the Vessel to be capable of reliably performing in accordance with the performance standards under the LOA.
(2)    Project execution plan due diligence
The LTA will conduct a review of the contracting strategy, execution plan and costs and opine on whether these are sufficient and appropriate with regards to completing on time and on budget.
The LTA will review the project schedule, assess the project budget and opine on the adequacy of the contingencies and allowances. The LTA will highlight risk areas that might be of concern to the Lenders and suggest mitigations where appropriate.
(3)    Commercial due diligence
The LTA's commercial review will be focused on technical considerations, including an opinion on the suitability of the design versus requirements under the LOA.

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(4)    Project participants
The LTA will assess the capabilities of the key project participants to complete their contractual scope to implement and operate the project on time and on budget.
(5)    Risk analysis
In parallel with the due diligence activities completed above, the LTA will assess and record any identified key risks during the Vessel construction, installation, pre-commissioning, commissioning and operations phases. The risk assessment will outline potential ramifications on the Project and propose mitigating measures where appropriate.
3    Phase 2 – Project Execution Due Diligence
(1)    Progress reports
The LTA will provide ongoing progress monitoring to the Lenders throughout the execution phase of the Project, producing quarterly progress reports to the Lenders. This will be based on monthly progress reports, and quarterly budget expenditure reports provided by the Sponsors.
In each of these quarterly progress reports, the LTA will:
(1)    Verify the progress of the conversion with reference to design, engineering procurement, conversion and start-up (where applicable), health and safety, and project risks;
(2)    Verify the latest budget status and conversion progress achieved compared to the Initial Project Budget and Project Schedule, including an opinion on whether the Project is progressing on time and on budget and, if not confirmation that an appropriate recovery plan is in place;
(3)    Update on outstanding matters raised by the LTA in the previously issued Technical Reports; and

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(4)    Validate on whether the relevant review and hold points in the LOA have been achieved (where applicable), and comment on how the progress achieved relates to the scheduled Final Acceptance date.
(2)    Equity validation
The LTA will review the latest project expenditure report, invoice copies and payment remittance documents and provide a confirmation to the Lenders that the first USD300,000,000 has been paid by the Sponsors through the Borrower in accordance to the Initial Project Budget, to be used as the Facility conditions precedent to first Advance.
(3)    Drawdown reports
The LTA will provide drawdown reports as part of the Facility conditions precedent to each Advance. The drawdown report will be based on the most recent progress and budget data, and the LTA will:
(1)    Verify the latest budget status and conversion progress achieved compared to the Initial Project Budget and Project Schedule, including an opinion on whether the Project is progressing on time and on budget and, if not confirmation that an appropriate recovery plan is in place;
(2)    Confirm that no funding shortfall or expected delays to achieve Final Acceptance remain outstanding;
(3)    There are no defects, rectification or modification works undertaken in respect of the technology relevant to the Vessel as an FLNG Facility, proposed suspension of works, as defined under the relevant clauses in the EPC Contracts during the Conversion Period;
(4)    Perform invoice validation and other financial certification of costs, in respect of the Advance; and where the Loan exceeds or will exceed as a result of the proposed Utilisation $300,000,000, confirm that the amount of

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each Advance (other than the Final Advance) does not exceed [*****] of the Project Costs to date to which that Advance relates;
(5)    Confirm that following the proposed Utilisation, the Loan does not exceed [*****] of Total Project Costs to date;
(6)    Confirm that any part of the relevant Project Costs or Ancillary Project Costs which are not to be financed by the relevant Advance have been paid or will be paid by the Borrower; and
(7)     In relation to each Contract Instalment Advance;
(A) that the relevant Contract Instalment is due or that the Borrower has already paid, and the Builder has received, such Contract Instalment (as applicable);
(B) in the event that, under the terms of the Main Building Contract, the relevant Contract Instalment is payable upon completion of a stage of the conversion of the Vessel relating to the relevant Contract Instalment Advance, verification that such stage of construction has been completed in accordance with the provisions of the Main Building Contract.
(4)    Shipyard visits
If required, as part of the progress reports listed above, the LTA will conduct visits to the Conversion Yard to verify the progress stated in the progress reports or perform key milestone verification inspections, up to six shipyard inspections prior to sail-away.
4    Phase 3 – Redelivery Due Diligence Report
Prior to sail-away of the Vessel, the LTA will prepare a Redelivery Report for the Lenders.
This phase will be a desktop exercise, relying on reports from Keppel Shipyard and/or the Borrower. If required, the LTA may conduct a visit to the Conversion Yard to perform this milestone verification.

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The Redelivery Due Diligence Report will cover the following areas:
(1)    The completeness of the Project concept, engineering design and functional requirements in accordance with the basis of design under the EPC Contracts to meet the LOA performance standards;
(2)    The Project's adherence to the relevant environment, engineering, health and safety standards including Classification, Flag State and HSSE requirements;
(3)    The Sailaway hold point under the LOA has been achieved;
(4)    Review of the project schedule and budget;
(5)    Review the outstanding work list (punch list) to ascertain whether any critical items remain outstanding and comment on the acceptability of associated work plans for completion of punch list items;
(6)    Verify that any concerns or outstanding matters raised by the LTA in the previously issued Technical Reports have been adequately addressed; and
(7)    Assessment of the Vessel's operational readiness including confirmation that the operating plan under the LOA has been submitted and approved by the Lessee.
5    Phase 4 – Final Acceptance Report
Following sailaway of the Vessel, the LTA will prepare a final technical due diligence report for the Lenders as part of the Facility conditions precedent to the Final Advance.
This phase will be a desktop exercise, relying upon reports from the Borrower and Operator as appropriate.
The final report will cover the following key scope areas. The LTA will:
(1)    Confirm that the terms of the Final Acceptance have been met;
(2)    Verify the final project budget;
(3)    Review project documentation and confirm that no default or warranty issues are outstanding with the EPC contractor, subcontractor and/or suppliers;

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(4)    Review the outstanding work list (punch list) to ascertain whether any critical items remain outstanding and comment on the acceptability of associated work plans for completion of punch list items; and
(5)    Verify that any concerns or outstanding matters raised by the LTA in the previously issued Technical Reports have been adequately addressed.
6    Phase 5 – Release of the Performance Guarantees
Prior to the release of the Performance Guarantees, estimated to be 12 months from Final Acceptance, the LTA will assess the Vessel performance against the LOA post Final Acceptance as part of the Performance Guarantee Release Conditions under the Facility.

This phase will be a desktop exercise relying upon the reports from the Borrower and Operator as appropriate.

The LTA will provide a certification confirming that all of the following conditions in points (a) to (e) below have been met, in line with the Performance Guarantee Release Conditions:

(a)    The Vessel has achieved a minimum of eighty-five per cent. (85%) Base Capacity taken on average for the last six (6) months of the twelve (12) month period following Final Acceptance;
(b)    All four (4) trains of the Vessel have achieved an average of at least the Base Capacity over a continuous period of at least seventy-two (72) hours during the twelve (12) months following Final Acceptance;
(c)    The Vessel has achieved eighty-five per cent. (85%) compliance (on an individual average basis) for the last six (6) months of the twelve (12) month period, with the following performance standards pursuant to the LOA, following Final Acceptance:
(i)    Feed Gas Usage Performance Standard;
(ii)    LNG Delivery Performance Standard;
(iii)    LNG Specification Performance Standard; and
(iv)    Emissions Performance Standard;
(d)    There are no defects to the Vessel which would give rise to a right of the Lessee to terminate the LOA; and
(e)    The Vessel has successfully passed its Acceptance Test on COD and subsequent Acceptance Appraisal Period from COD pursuant to the LOA.

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During this phase, for the avoidance of doubt, the LTA will be regarded as an independent technical advisor when assessing the conditions for the release of the Performance Guarantees.
Schedule 10
Withdrawal Request
From:    Gimi MS Corporation
To:    ING Bank N.V. as Account Bank
Dated:    []
Dear Sirs
$700,000,000 Facility Agreement dated [] (the "Facility Agreement")
1.    We refer to the Facility Agreement. This is a Withdrawal Request. Terms defined in the Facility Agreement have the same meaning in this Withdrawal Request unless given a different meaning in this Withdrawal Request.
2.    We wish to make a withdrawal from an Account on the following terms:

Relevant Project Account:	[Earnings Account / Debt Service Retention Account / Debt Service Reserve Account / Insurance Proceeds Account / Production Bank Account]
Proposed withdrawal date:	[] (or, if that is not a Business Day, the next Business Day)
Withdrawal amount:	$ []
3.    We confirm that the conditions applicable to this withdrawal pursuant to Clause 28 (Project Accounts) of the Facility Agreement are satisfied on the date of this Utilisation Request.
4.    The purpose of this withdrawal is [specify purpose complying with Clause 28 of the Facility Agreement] and its proceeds should be credited to [name of Project Account][[the Borrower][the Lessee] at the following account:
[]]
5.    This Withdrawal Request is irrevocable.

Yours faithfully

authorised signatory for
Gimi MS Corporation

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Schedule 11
Form of Hedging Bank Accession Undertaking
To:    ING Bank N.V. as Facility Agent.
From:    [Acceding Hedging Bank]
THIS UNDERTAKING is made on [date] by [insert full name of new Hedging Bank] (the "Acceding Hedging Bank") in relation to the facility agreement (the "Facility Agreement") dated [•] between, among others, Gimi MS Corporation as Borrower, ING Bank N.V. as Facility Agent and Security Trustee and the financial institutions listed therein as Original Lenders. Terms defined in the Facility Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.
The Acceding Hedging Bank has become a provider of hedging arrangements to the Borrower. In consideration of the Acceding Hedging Bank being accepted as a Hedging Bank for the purposes of the Facility Agreement, the Acceding Hedging Bank confirms, for the benefit of the parties to the Facility Agreement, that, as from [date], it intends to be party to the Facility Agreement as a Hedging Bank, and undertakes to perform all the obligations expressed in the Facility Agreement to be assumed by a Hedging Bank and agrees that it shall be bound by all the provisions of the Facility Agreement, as if it had been an original party to the Facility Agreement as a Hedging Bank.
This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.
THIS UNDERTAKING has been entered into on the date stated above and is executed as a deed by the Acceding Hedging Bank and is delivered on the date stated above.
For and on behalf of
[Name of Acceding Hedging Bank]

Address: []
Attention: []
Email: []
Fax: []

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Accepted by the Security Trustee	Accepted by the Facility Agent

for and on behalf of	for and on behalf of
ING Bank, N.V. as Security Trustee	ING Bank, N.V. as Facility Agent
Date:	Date:
SIGNATURES
THE BORROWER
EXECUTED
for and on behalf of GIMI MS CORPORATION
by:

_/s/ Elizabeth Lord
Name: Elizabeth Lord
Title: Attorney-in-fact

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THE FACILITY AGENT
EXECUTED
for and on behalf of ING BANK N.V.
by:

_/s/ G.B. Schinning                        /s/ K.A.van Coblijn
Name: G.B. Schinnig                        K.A.van Coblijn
Title:

THE SECURITY TRUSTEE
EXECUTED
for and on behalf of ING BANK N.V.
by:

_/ s/ G.B. Schinning                        /s/ K.A.van Coblijn
Name: G.B. Schinnig                        K.A.van Coblijn
Title:

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THE MANDATED LEAD ARRANGERS
EXECUTED
for and on behalf of ABN AMRO BANK N.V.
by:

_/s/ J.P. Keijzer                            /s/ Ceyda Sipahi
Name: J.P. Keijzer                        Ceyda Sipahi
Title: Managing Director                    Director

EXECUTED
for and on behalf of CLIFFORD CAPITAL PTE. LTD.
by:

_/s/ Low Li Ping, Audra
Name: Low Li Ping, Audra
Title: Head of Origination and Structuring

EXECUTED
for and on behalf of ING BANK N.V.
by:

_/s/ Jana van Aalst                        /s/ E.P. Nederkoorn
Name: Jana van Aalst                        E.P. Nederkoorn
Title: Director                            Managing Director

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EXECUTED
for and on behalf of NATIXIS
by:

_/s/ Marie-Anais Esprit                        /s/ Adel Eisoth
Name: Marie-Anais Esprit                        Adel Eisoth
Title:

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THE ORIGINAL LENDERS
EXECUTED
for and on behalf of ABN AMRO BANK N.V., OSLO BRANCH
by:

_/s/ J.P. Keijzer                            /s/ Ceyda Sipahi
Name: J.P. Keijzer                        Ceyda Sipahi
Title: Managing Director                    Director

EXECUTED
for and on behalf of CLIFFORD CAPITAL PTE. LTD.
by:

_/s/ Low Li Ping, Audra
Name: Low Li Ping, Audra
Title: Head of Origination and Structuring

EXECUTED
for and on behalf of ING BANK N.V.
by:

_/s/ Jana van Aalst                        /s/ E.P. Nederkoorn
Name: Jana van Aalst                        E.P. Nederkoorn
Title: Director                            Managing Director

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EXECUTED
for and on behalf of NATIXIS
by:

_/s/ Marie-Anais Esprit_                    /s/ Adel Eisolh
Name: Marie-Anais Esprit                    Adel Eisolh
Title:

EXECUTED
for and on behalf of DBS BANK LTD.
by:

_/s/ Dorian Delteil
Name: Dorian Delteil
Title: Head of Oil & Gas

EXECUTED
for and on behalf of Crédit Industriel et Commercial, Singapore Branch by:

_/s/ Lee Chow Wee                        /s/ Reymon Chin
Name: Lee Chow Wee                    Reymon Chin
Title: Head of Shipping & Offshore Asia Pacific        Vice President Legal

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EXECUTED
for and on behalf of Intesa Sanpaolo S.p.A., Singapore Branch by:

_/s/ Girolamo Benedetti                        /s/ Wong Siew Leok
Name: Girolamo Benedetti                        Wong Siew Leok
Title: General Manager                        Manager

EXECUTED
for and on behalf of Morgan Stanley Senior Funding, Inc.
by:

_/s/ Hamish Bunn
Name: Hamish Bunn
Title: Authorized Signatory

EXECUTED
for and on behalf of Oversea-Chinese Banking Corporation Limited by:

_/s/ Mike Ng
Name: Mike Ng
Title: WCM

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EXECUTED
for and on behalf of Standard Chartered Bank (Singapore) Limited by:

_/s/ Abhishek Pandey
Name: Abhishek Pandey
Title: Managing Director & Head Shipping Finance

EXECUTED
for and on behalf of CATHAY UNITED BANK
by:

_/s/ Daniel H. Lim
Name: Daniel H. Lim
Title: CEO

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THE ORIGINAL HEDGING BANKS
EXECUTED
for and on behalf of ABN AMRO BANK N.V.
by:

_/s/ J.P. Keijzer                                /s/ Ceyda Sipahi
Name: J.P. Keijzer                            Ceyda Sipahi
Title: Managing Director                        Director

EXECUTED
for and on behalf of ING BANK N.V.
by:

_/s/ Jana van Aalst                            /s/ E.P. Nederkoorn
Name: Jana van Aalst                            E.P. Nederkoorn
Title: Director                                Managing Director

EXECUTED
for and on behalf of NATIXIS
by:

_/s/ Jacqueline Pung
Name: Jacqueline Pung
Title: Structured Finance Hedging Sales

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EXECUTED
for and on behalf of DBS BANK LTD.
by:

_/s/ Lawrence Chan
Name: Lawrence Chan
Title: Managing Director

EXECUTED
for and on behalf of Crédit Industriel et Commercial, Singapore Branch by:

_/s/ Lee Chow Wee                            /s/ Reymon Chin
Name: Lee Chow Wee                        Reymon Chin
Title: Head of Shipping & Offshore Asia Pacific            Vice President Legal

EXECUTED

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for and on behalf of Standard Chartered Bank (Singapore) Limited by:

_/s/ Matthew Lepinay
Name: Matthew Lepinay
Title: Managing Director, Global Head of Rates Structuring

EXECUTED
for and on behalf of CATHAY UNITED BANK
by:

_/s/ Daniel H. Lim
Name: Daniel H. Lim
Title: CEO

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